Exhibit 10.10

CREDIT AND SECURITY AGREEMENT

THIS CREDIT AND SECURITY AGREEMENT (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Agreement”) is dated as of July 18, 2017 by and among SAREPTA THERAPEUTICS, INC., a Delaware corporation (“Sarepta”), and  any additional borrower that may hereafter be added to this Agreement (each individually as a “Borrower”, and collectively as “Borrowers”), MIDCAP FINANCIAL TRUST, a Delaware statutory trust, individually as a Lender, and as Agent, and the financial institutions or other entities from time to time parties hereto, each as a Lender.

RECITALS

Borrowers have requested that Lenders make available to Borrowers the financing facilities as described herein.  Lenders are willing to extend such credit to Borrowers under the terms and conditions herein set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrowers, Lenders and Agent agree as follows:

ARTICLE 1 - DEFINITIONS

Certain Defined Terms

.  The following terms have the following meanings:

“Acceleration Event” means the occurrence of an Event of Default (a) in respect of which Agent has declared all or any portion of the Obligations to be immediately due and payable pursuant to Section 10.2, (b) pursuant to Section 10.1(a), and in respect of which Agent has suspended or terminated the Revolving Loan Commitment pursuant to Section 10.2, and/or (c) pursuant to Section 10.1(f).

“Access Agreement” means a landlord consent, bailee letter or warehouseman’s letter, in form and substance reasonably satisfactory to Agent, in favor of Agent executed by such landlord, bailee or warehouseman, as applicable, for any third party location.

“Account Debtor” means “account debtor”, as defined in Article 9 of the UCC, and any other obligor in respect of an Account.

“Accounts” means, collectively, (a) any right to payment of a monetary obligation, whether or not earned by performance, (b) without duplication, any “account” (as defined in the UCC), any accounts receivable (whether in the form of payments for services rendered or goods sold, rents, license fees or otherwise), any “health-care-insurance receivables” (as defined in the UCC), any “payment intangibles” (as defined in the UCC) and all other rights to payment and/or reimbursement of every kind and description, whether or not earned by performance, (c) all accounts, “general intangibles” (as defined in the UCC), Intellectual Property, rights, remedies, Guarantees, “supporting obligations” (as defined in the UCC), “letter-of-credit rights” (as defined in the UCC) and security interests in respect of the foregoing, all rights of enforcement and collection, all books and records evidencing or related to the foregoing, and all rights under the Financing Documents in respect of the foregoing, (d) all information and data compiled or derived by any Borrower or to which any Borrower is entitled in respect of or related to the foregoing, and (e) all proceeds of any of the foregoing.

“Additional Tranche” means an additional amount of Revolving Loan Commitment equal to $20,000,000 (it being acknowledged that multiple Additional Tranches are permitted pursuant to Section 2.1(f) in minimum amounts of $1,000,000 each for a total of up to $20,000,000).

“Affected Lender” has the meaning set forth in Section 11.17(c).

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“Affiliate” means, with respect to any Person, (a) any Person that directly or indirectly controls such Person, (b) any Person which is controlled by or is under common control with such controlling Person, and (c) each of such Person’s (other than, with respect to any Lender, any Lender’s) officers or directors (or Persons functioning in substantially similar roles) and the spouses, parents, descendants and siblings of such officers, directors or other Persons.

“Agent” means MCF, in its capacity as administrative agent for itself and for Lenders hereunder, as such capacity is established in, and subject to the provisions of, Article 11, and the successors and assigns of MCF in such capacity.

“Anti-Terrorism Laws” means any Laws relating to terrorism or money laundering, including, without limitation, Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by OFAC.

“Applicable Margin” means with respect to Revolving Loans and all other Obligations three and 95/100 percent (3.95%).

“Banking Services” means commercial banking services, including, without limitation, to (a) commercial credit cards, other commercial cards and purchase cards, (b) excess cash, investments, foreign exchange and merchant services, (c) cash management services (including, without limitation, maintenance of Collateral Accounts) and (d) other payment services (including, without limitation, electronic payment service, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Indebtedness” means Debt incurred by Sarepta under Banking Services in aggregate amount not to exceed $1,000,000 of which $750,000 shall be cash collateralized pursuant to clause (c) of the definition of Subject Cash Collateral Accounts.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto.

“Base LIBOR Rate” means, for each Interest Period, the rate per annum, determined by Agent in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate (rounded upwards, if necessary, to the next 1/100%), to be the rate at which Dollar deposits (for delivery on the first day of such Interest Period or, if such day is not a Business Day on the preceding Business Day) in the amount of $1,000,000 are offered to major banks in the London interbank market on or about 11:00 a.m. (Eastern time) two (2) Business Days prior to the commencement of such Interest Period, for a term comparable to such Interest Period, which determination shall be conclusive in the absence of manifest error.

“Base Rate” means the per annum rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate,” with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate; provided, however, that Agent may, upon prior written notice to Borrower, choose a reasonably comparable index or source to use as the basis for the Base Rate.

“Blocked Person” means any Person:  (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list or is named as a “listed person” or “listed entity” on other lists made under any Anti-Terrorism Law.

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“Books” means all of books and records of a Person, including ledgers, federal and state tax returns, records regarding the Person’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrower” and “Borrowers” mean the entity(ies) described in the first paragraph of this Agreement and each of their successors and permitted assigns.

“Borrower Representative” means Sarepta Therapeutics, Inc., in its capacity as Borrower Representative pursuant to the provisions of Section 2.9, or any successor Borrower Representative selected by Borrowers and approved by Agent.

“Borrowing Base” means:

(a)with respect to borrowings of the Revolving Loans, during the Initial Borrowing Period:

(i)the product of eighty-five percent (85%) multiplied by the aggregate amount of Borrower’s gross accounts receivable (as defined in accordance with GAAP), which, in all cases, (x) were generated by Borrower in the Ordinary Course of Business, (y) are owed by an Account Debtor with its principal place of business inside the United States, (z) are payable in U.S. dollars, and (aa) are not either unbilled or unpaid more than 45 days past the invoice due date; plus

(ii)the product of five percent (5%) multiplied by the aggregate amount of Borrower’s total Inventory (as defined in accordance with GAAP), which, in all cases is located in the continental United States; minus

(iii)the amount of any reserves and/or adjustments provided for in this Agreement.

(b)with respect to borrowings of the Revolving Loans, on and after the Borrowing Base Audit Completion Date:

(i)	the product of (i) eighty-five percent (85%) multiplied by (ii) the aggregate net amount at such time of the Eligible Accounts; plus
(ii)

subject to the proviso contained below as part of this definition, the lesser of (i) forty percent (40%) multiplied by the Orderly Liquidation Value of the Eligible Inventory, or (ii) forty percent (40%) multiplied by the value of the Eligible Inventory, valued at the lower of first-in-first-out cost or market cost, and after factoring in all rebates, discounts and other incentives or rewards associated with the purchase of the applicable Inventory; minus

(iii)	the amount of any reserves and/or adjustments provided for in this Agreement.

Provided, that (x) the Eligible Inventory component set forth in (b)(ii) shall not at any time exceed the lesser of 20% of the Borrowing Base and $8,000,000 and (y) the Borrowing Base calculated on any date on or after the Borrowing Base Audit Completion Date will be adjusted down in any manner (including, without limitation, adjusting the criteria for Eligible Accounts and Eligible Inventory) if necessary in Agent’s good faith credit judgment and discretion based on the audits, valuations and/or appraisals of the Collateral provided to Agent on the Borrowing Base Audit Completion Date.

“Borrowing Base Audit Completion Date” means the date on which the audits, valuations and/or appraisals of the Collateral are first completed by or at the direction of Agent following the Closing Date.

“Borrowing Base Certificate” means, during the Initial Borrowing Period, each certificate, duly executed by a Responsible Officer of Borrower Representative, in the form attached hereto as Exhibit C.  On and after the Borrowing Base Audit Completion Date, a form of Borrowing Base Certificate reasonably agreed between Agent and

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Borrower Representative shall be attached to this Agreement as Exhibit C as a replacement thereof and shall be used for each borrowing of the Revolving Loans occurring thereafter.

“Business Day” means any day that is not (a) a Saturday or Sunday or (b) a day on which Agent is closed.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.A. § 9601 et seq., as the same may be amended from time to time.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code and any of such Person’s Subsidiaries.

“CFC Holdco” means any Subsidiary of Borrower or a Secured Guarantor substantially all the assets of which consist of equity interests in, or intercompany loans permitted pursuant to this Agreement and owed by, CFCs or other CFC Holdcos.

“Change in Control” means any event, transaction, or occurrence as a result of which (a) any “person” (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of Borrower, is or becomes a beneficial owner (within the meaning Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Borrower, representing thirty-five percent (35%) or more of the combined voting power of Borrower’s then outstanding securities; (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the board of directors or board of managers or similar governing Person(s) of Borrower (together with any new directors or managers whose election by the board of directors or board of managers or similar governing Person(s) of Borrower was approved by a vote of not less than a majority of the directors or managers then still in office who either were directors or managers at the beginning of such period  or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors or managers then in office; (c) Borrower or any of its direct or indirect Subsidiaries ceases to own and control, directly or indirectly, all of the economic and voting rights associated with the outstanding securities of each of its Subsidiaries; or (d) the occurrence of any “change in control” or any term or provision of similar effect under any Subordinated Debt Document, the Term Credit Documents or Borrower’s Organizational Documents.

“Closing Date” means the date of this Agreement.

“CMS” means the federal Centers for Medicare and Medicaid Services (formerly the federal Health Care Financing Administration), and any successor Governmental Authority.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all property, now existing or hereafter acquired, mortgaged or pledged to, or purported to be subjected to a Lien in favor of, Agent, for the benefit of Agent and Lenders, pursuant to this Agreement and the Security Documents, including, without limitation, all of the property described in Schedule 9.1 hereto.  For the avoidance of doubt, Collateral shall not include (a) the real property owned in fee simple by Borrower located at 1749 SW Airport Way, Corvallis, Oregon or 100 Federal Street, Andover, Massachusetts, (b) any real property owned in fee simple by Borrower or any Secured Guarantor that does not constitute Material Real Property or (c) any leasehold interests of Borrower or any Secured Guarantor, as lessee.

“Collateral Account” means any Deposit Account, Securities Account or Commodity Account.

“Commitment Annex” means Annex A to this Agreement.

“Commitment Expiry Date” means the earlier of (i) the date that all of the Term Credit Obligations are either paid in full or declared due and payable or (ii) June 1, 2021.

“Commodity Account” means a “commodity account” (as defined in Article 9 of the UCC), an investment account, or other account in which funds are held or invested for credit to or for the benefit of any Borrower.

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“Compliance Certificate” means a certificate, duly executed by a Responsible Officer of Borrower Representative, appropriately completed and substantially in the form of Exhibit B hereto.

“Consolidated Subsidiary” means, at any date, any Subsidiary the accounts of which would be consolidated with those of Borrower (or any other Person, as the context may require hereunder) in its consolidated financial statements if such statements were prepared as of such date.

“Contingent Obligation” means, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other monetary obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co‑made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the Ordinary Course of Business.  The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” means a Securities Account Control Agreement or Deposit Account Control Agreement, as applicable.

“Credit Exposure” means, at any time, any portion of the Revolving Loan Commitment, and of any other Obligations that remains outstanding; provided, however, that no Credit Exposure shall be deemed to exist solely due to the existence of contingent indemnification liability, absent the assertion of a claim, or the known existence of a claim reasonably likely to be asserted, with respect thereto.

“Credit Party” means any Borrower, any Guarantor under a guarantee of the Obligations or any part thereof (including, without limitation, a Secured Guarantor) and any other Person (other than Agent, a Lender or a participant of a Lender), whether now existing or hereafter acquired or formed, that becomes expressly obligated as a borrower, guarantor, surety, pledgor or other similar obligor under any Financing Document, and any Person whose equity interests or portion thereof have been pledged or hypothecated to Agent under any Financing Document; and “Credit Parties” means all such Persons, collectively.

“DEA” means the Drug Enforcement Administration of the United States of America, and any successor agency thereof.

“Debt” of a Person means at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising and paid on a timely basis and in the Ordinary Course of Business, (d) all capital leases of such Person, (e) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument, (f) all equity securities of such Person subject to repurchase or redemption other than at the sole option of such Person, (g) all obligations secured by a Lien on any asset of such Person, whether or not such obligation is otherwise an obligation of such Person, (h) when determinable under GAAP, “earnouts”, purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature of such Person arising out of purchase and sale contracts, (i) all Debt of others guaranteed by such Person, (j) off-balance sheet liabilities and/or Pension Plan or Multiemployer Plan liabilities of such Person, (k) when determinable under GAAP, obligations arising under non-compete agreements, (l) obligations arising under bonus, deferred compensation, incentive compensation or similar arrangements, other than those arising in the Ordinary Course of Business and (m) all Contingent Obligations.  Without duplication of any of the foregoing, Debt of Borrowers shall include any and all Loans.

“Default” means any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

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“Defaulted Lender” has the meaning set forth in Section 11.20.

“Deficiency Amount” has the meaning set forth in Section 2.10(e).

“Deposit Account” means a “deposit account” (as defined in Article 9 of the UCC), an investment account, or other account in which funds are held or invested for credit to or for the benefit of any Borrower.

“Deposit Account Control Agreement” means an agreement, in form and substance satisfactory to Agent, among Agent, any Borrower and each financial institution in which such Borrower maintains a Deposit Account, which agreement provides that (a) such financial institution shall comply with instructions originated by Agent directing disposition of the funds in such Deposit Account without further consent by the applicable Borrower, and (b) such financial institution shall agree that it shall have no Lien on, or right of setoff or recoupment against, such Deposit Account or the contents thereof, other than in respect of usual and customary service fees and returned items for which Agent has been given value, in each such case expressly consented to by Agent, and containing such other terms and conditions as Agent may require, including as to any such agreement pertaining to any Lockbox Account, providing that such financial institution shall wire, or otherwise transfer, in immediately available funds, on a daily basis to the Payment Account all funds received or deposited into such Lockbox or Lockbox Account.

“Deposit Account Restriction Agreement” means an agreement, in form and substance reasonably satisfactory to Agent, among Agent, Borrower and each bank in which the Borrower maintains a Deposit Account and into which Deposit Account proceeds of Accounts from Governmental Account Debtors are paid directly by the Governmental Account Debtor, and which agreement provides that such bank shall not enter into an agreement with respect to such Deposit Account pursuant to which the bank agrees to comply with instructions originated by any Person, other than the Borrower that owns the Deposit Account, directing disposition of the funds in such Deposit Account, and containing such other terms and conditions as Agent may reasonably require, including as to any such agreement pertaining to any Lockbox Account, providing that such bank shall wire, or otherwise transfer, in immediately available funds, on a daily basis to the Payment Account and/or a Lockbox Account subject to a Deposit Account Control Agreement (as Agent shall elect and direct at the time such agreement is signed) all funds received or deposited into such Lockbox Account and associated Lockbox unless the Borrower shall otherwise instruct the bank in writing, subject to the limitations set forth in the Deposit Account Restriction Agreement and the other Financing Documents.

“Disclosure Schedules” has the meaning set forth in Section 3.9.

“Disqualified Stock” means any equity interests  which, by its terms (or by the terms of any security or other equity interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days following the Termination Date (excluding any provisions requiring redemption upon a “change of control” or similar event; provided that such “change of control” or similar event results in the payment in full of the Obligations and the occurrence of the Revolving Credit Obligations Termination), (b) is convertible into or exchangeable for (i) debt securities or (ii) any equity interests  referred to in (a) above, in each case, at any time on or prior to the date that is ninety-one (91) days following the Termination Date at the time such equity interests were issued and (c) is entitled to receive scheduled dividends or distributions in cash prior to the date that is ninety-one (91) days following the Termination Date (except for dividends or distributions permitted by the terms of this Agreement).

“Distribution” means as to any Person (a) any dividend or other distribution (whether in cash, securities or other property) on any equity interest in such Person (except those payable solely in its equity interests of the same class), (b) any payment by such Person on account of (i) the purchase, redemption, retirement, defeasance, surrender, cancellation, termination or acquisition of any equity interests in such Person or any claim respecting the purchase or sale of any equity interest in such Person, or (ii) any option, warrant or other right to acquire any equity interests in such Person, (c) any management fees, salaries or other fees or compensation to any Person holding an equity interest in a Borrower or a Subsidiary of a Borrower (other than reasonable and customary (i) payments of salaries to individuals, (ii) directors fees, and (iii) advances and reimbursements to employees or directors, all in the Ordinary Course of Business), an Affiliate of a Borrower or an Affiliate of any Subsidiary of a Borrower, (d) any lease or rental payments to an Affiliate or Subsidiary of a Borrower, or (e) repayments of or debt service on loans or other

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indebtedness held by any Person holding an equity interest in a Borrower or a Subsidiary of a Borrower, an Affiliate of a Borrower or an Affiliate of any Subsidiary of a Borrower unless permitted under and made pursuant to a Subordination Agreement applicable to such loans or other indebtedness.

“DMD Agreements” has the meaning set forth in Section 4.15(e).

“DMD Assets” means all property and assets of any Credit Party, including, without limitation, all Intellectual Property and license agreements, relating to the treatment of Duchenne Muscular Dystrophy.

“Dollars” or “$” means the lawful currency of the United States of America.

“Drug Application” means a new drug application, an abbreviated drug application, or a product license application for any Product, as appropriate, as those terms are defined in the FDCA.

“Eligible Account” means, subject to the criteria below, an account receivable of a Borrower, which was generated in the Ordinary Course of Business, which was generated originally in the name of a Borrower and not acquired via assignment or otherwise, and which Agent, in its commercially reasonable credit judgment and discretion, deems to be an Eligible Account.  The net amount of an Eligible Account at any time shall be (a) the face amount of such Eligible Account as originally billed minus all cash collections and other proceeds of such Account received from or on behalf of the Account Debtor thereunder as of such date and any and all returns, rebates, discounts (which may, at Agent’s option, be calculated on shortest terms), credits, allowances or excise taxes of any nature at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with such Accounts at such time, and (b) adjusted by applying percentages (known as “liquidity factors”) by payor and/or payor class based upon the applicable Borrower’s actual recent collection history for each such payor and/or payor class in a manner consistent with Agent’s underwriting practices and procedures.  Such liquidity factors may be adjusted by Agent from time to time as warranted by Agent’s underwriting practices and procedures and using Agent’s commercially reasonable credit judgment.  Without limiting the generality of the foregoing, no Account shall be an Eligible Account if:

(a)

the Account remains unpaid more than ninety (90) days past the claim or invoice date (but in no event more than one hundred and twenty (120) days after the applicable goods or services have been rendered or delivered)’ provided that Agent may shorten the foregoing periods, in its commercially reasonable credit judgment, based upon audits conducted following the Closing Date;

(b)

the Account is subject to any defense, set-off, recoupment, counterclaim, deduction, discount, credit, chargeback, freight claim, allowance, or adjustment of any kind (but only to the extent of such defense, set-off, recoupment, counterclaim, deduction, discount, credit, chargeback, freight claim, allowance, or adjustment), or the applicable Borrower is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process;

(c)

if the Account arises from the sale of goods, any part of any goods the sale of which has given rise to the Account has been returned, rejected, lost, or damaged (but only to the extent that such goods have been so returned, rejected, lost or damaged);

(d)

if the Account arises from the sale of goods, the sale was not an absolute, bona fide sale, or the sale was made on consignment or on approval or on a sale-or-return or bill-and-hold or progress billing basis, or the sale was made subject to any other repurchase or return agreement, or the goods have not been shipped to the Account Debtor or its designee or the sale was not made in compliance with applicable Laws;

(e)

if the Account arises from the performance of services, the services have not actually been performed or the services were undertaken in violation of any Law or the Account represents a progress billing for which services have not been fully and completely rendered;

(f)	the Account is subject to a Lien other than a Permitted Lien, or Agent does not have a first priority, perfected Lien on such Account;
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(g)	the Account is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment, unless such Chattel Paper or Instrument has been delivered to Agent;
(h)	the Account Debtor is an Affiliate or Subsidiary of a Credit Party, or if the Account Debtor holds any Debt of a Credit Party;
(i)

more than fifty percent (50%) of the aggregate balance of all Accounts owing from the Account Debtor obligated on the Account are ineligible under subclause (a) above (in which case all Accounts from such Account Debtor shall be ineligible);

(j)

without limiting the provisions of clause (i) above, fifty percent (50%) or more of the aggregate unpaid Accounts from the Account Debtor obligated on the Account are not deemed Eligible Accounts under this Agreement for any reason;

(k)

the total unpaid Accounts of the Account Debtor obligated on the Account exceed twenty percent (20%) of the net amount of all Eligible Accounts owing from all Account Debtors (but only the amount of the Accounts of such Account Debtor exceeding such twenty percent (20%) limitation shall be considered ineligible);

(l)	any covenant, representation or warranty contained in the Financing Documents with respect to such Account has been breached in any respect;
(m)	the Account is unbilled or has not been invoiced to the Account Debtor in accordance with the procedures and requirements of the applicable Account Debtor;
(n)

the Account is an obligation of a Governmental Account Debtor, unless Agent has agreed to the contrary in writing and Agent has received from the Account Debtor the acknowledgement of Agent’s notice of assignment of such obligation pursuant to this Agreement;

(o)

the Account is an obligation of an Account Debtor that has suspended business, made a general assignment for the benefit of creditors, is unable to pay its debts as they become due or as to which a petition has been filed (voluntary or involuntary) under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or the Account is an Account as to which any facts, events or occurrences exist which could reasonably be expected to impair the validity, enforceability or collectability of such Account or reduce the amount payable or delay payment thereunder;

(p)	the Account Debtor has its principal place of business or executive office outside the United States;
(q)	the Account is payable in a currency other than United States dollars;
(r)	the Account Debtor is an individual;
(s)

the Borrower owning such Account has not signed and delivered to Agent notices, in the form requested by Agent, directing the Account Debtors to make payment to the applicable Lockbox Account; provided however, that no Accounts shall be deemed ineligible solely for failure to satisfy the requirements of this clause (s) during the Lockbox Post-Closing Period;

(t)	the Account includes late charges or finance charges (but only such portion of the Account shall be ineligible);
(u)

the Account arises out of the sale of any Inventory upon which any other Person holds, claims or asserts a Lien (except for Liens granted to the Term Credit Agent pursuant to the Term Credit Documents or otherwise to secure the Term Credit Obligations); or

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(v)

the Account or Account Debtor fails to meet such other specifications and requirements which may from time to time be established by Agent in its commercially reasonable credit judgment and discretion.

“Eligible Assignee” has the meaning set forth in Section 11.20.

“Eligible Inventory” means Inventory owned by a Borrower and acquired and dispensed by such Borrower in the Ordinary Course of Business that Agent, in its commercially reasonable credit judgment and discretion, deems to be Eligible Inventory.  Without limiting the generality of the foregoing, no Inventory shall be Eligible Inventory if:

(a)

such Inventory is not owned by a Borrower free and clear of all Liens and rights of any other Person (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure such Borrower’s performance with respect to that Inventory);

(b)	such Inventory is placed on consignment or is in transit;
(c)

such Inventory is covered by a negotiable document of title, unless such document has been delivered to Agent with all necessary endorsements, free and clear of all Liens except those in favor of Agent;

(d)

such Inventory is excess, obsolete, unsalable, shopworn, seconds, damaged, unfit for sale, unfit for further processing, is of substandard quality or is not of good and merchantable quality, free from any defects;

(e)	such Inventory consists of marketing materials, display items or packing or shipping materials or manufacturing supplies or Work-In-Process;
(f)	such Inventory is not subject to a first priority Lien in favor of Agent;
(g)

such Inventory consists of goods that can be transported or sold only with licenses that are not readily available or of any substances defined or designated as hazardous or toxic waste, hazardous or toxic material, hazardous or toxic substance, or similar term, by any environmental law or any Governmental Authority applicable to Borrowers or their business, operations or assets;

(h)	such Inventory is not covered by casualty insurance acceptable to Agent;
(i)	any covenant, representation or warranty contained in the Financing Documents with respect to such Inventory has been breached in any material respect;
(j)

such Inventory is located (i) outside of the continental United States or (ii) on premises where the aggregate amount of all Inventory (valued at cost) of Borrowers located thereon is less than $10,000;

(k)	such Inventory is located on premises with respect to which Agent has not received an Access Agreement or mortgagee letter acceptable in form and substance to Agent;
(l)	such Inventory consists of (A) discontinued items, (B) slow-moving or excess items held in inventory, or (C) used items held for resale;
(m)	such Inventory does not consist of finished goods;
(n)	such Inventory does not meet all standards imposed by any Governmental Authority, including with respect to its production, acquisition or importation (as the case may be);
(o)	such Inventory has an expiration date within the next three (3) months;
(p)	such Inventory consists of products for which Borrowers have a greater than six (6) month supply on hand;
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(q)	such Inventory is held for rental or lease by or on behalf of Borrowers;
(r)

such Inventory is subject to any licensing, patent, royalty, trademark, trade name or copyright agreement with any third parties, which agreement restricts the ability of Agent or any Lender to sell or otherwise dispose of such Inventory; or

(s)

such Inventory fails to meet such other specifications and requirements which may from time to time be established by Agent in its commercially reasonable credit judgment.  Agent and Borrowers agree that Inventory shall be subject to periodic appraisal by Agent and that valuation of Inventory shall be subject to adjustment pursuant to the results of such appraisal.  Notwithstanding the foregoing, the valuation of Inventory shall be subject to any legal limitations on sale and transfer of such Inventory.

“Environmental Laws” shall mean each present and future law (statutory or common), ordinance, treaty, rule, regulation, order, policy, other legal requirement or determination of an arbitrator or of a Governmental Authority and/or Required Permits imposing liability or standards of conduct for or relating to the regulation and protection of the environment and natural resources, and related environmental risks to human health, safety and the workplace, and including public notification requirements and environmental transfer of ownership, notification or approval statutes.

“Equipment” means all “equipment”, as defined in Article 9 of the UCC, with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers) and any interest in any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder.

“ERISA Affiliate” has the meaning set forth in Section 3.6.

“Event of Default” has the meaning set forth in Section 10.1.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Agent or a Lender or required to be withheld or deducted from a payment to a the Agent or a Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Revolving Loan Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Revolving Loan Commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.8(a), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, and (c) any Taxes imposed under FATCA.

“Existing DMD Agreements” has the meaning set forth in Section 4.15(e).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this

Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FDA” means the Food and Drug Administration of the United States of America, any comparable state or local Government Authority, any comparable Government Authority in any non-United States jurisdiction, and any successor agency of any of the foregoing.

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“FDCA” means the Federal Food, Drug and Cosmetic Act, as amended, 21 U.S.C. Section 301 et seq., and all regulations promulgated thereunder.

“Fee Letter” means one or more letter agreements, if any, between Agent and Borrower relating to fees payable to Agent, for its own account, in connection with this Agreement.

“Financing Documents” means this Agreement, the Perfection Certificate, any Notes, the Security Documents, the Fee Letter, the Intercreditor Agreement, any Mortgages, any other subordination or intercreditor agreement pursuant to which any Debt and/or any Liens securing such Debt is subordinated to all or any portion of the Obligations and all other documents, instruments and agreements related to the Obligations and heretofore executed, executed concurrently herewith or executed at any time and from time to time hereafter, as any or all of the same may be amended, supplemented, restated or otherwise modified from time to time.

“Foreign Subsidiary” means any Subsidiary organized under the laws of any jurisdiction other than a political subdivision of the United States.

“Fraudulent Conveyance” has the meaning set forth in Section 2.10(b).

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the United States accounting profession), which are applicable to the circumstances as of the date of determination.

“General Intangible” means all “general intangibles”, as defined in the UCC, with such additions to such term as may hereafter be made, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable Law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including, without limitation, key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Good Manufacturing Practices” means current good manufacturing practices, as set forth in 21 C.F.R. Parts 210 and 211.

“Governmental Account Debtor” means any Account Debtor that is a Governmental Authority, including, without limitation, Medicare and Medicaid.

“Governmental Authority” means any nation or government, any state, local or other political subdivision thereof, and any agency, department or Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other Person owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing, whether domestic or foreign.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any monetary obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise), or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided, however, that the term Guarantee shall not include endorsements

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for collection or deposit in the Ordinary Course of Business.  The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means any Credit Party that has executed or delivered, or shall in the future execute or deliver, any Guarantee of any portion of the Obligations.

“Hazardous Materials” means petroleum and petroleum products and compounds containing them, including gasoline, diesel fuel and oil; explosives, flammable materials; radioactive materials; polychlorinated biphenyls and compounds containing them; lead and lead-based paint; asbestos or asbestos-containing materials; underground or above-ground storage tanks, whether empty or containing any substance; any substance the presence of which is prohibited by any Environmental Laws; toxic mold, any substance that requires special handling; and any other material or substance now or in the future defined as a “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic substance,” “toxic pollutant,” “contaminant,” “pollutant” or other words of similar import within the meaning of any Environmental Law, including:  (a) any “hazardous substance” defined as such in (or for purposes of) CERCLA, or any so-called “superfund” or “superlien” Law, including the judicial interpretation thereof; (b) any “pollutant or contaminant” as defined in 42 U.S.C.A. § 9601(33); (c) any material now defined as “hazardous waste” pursuant to 40 C.F.R. Part 260; (d) any petroleum or petroleum by-products, including crude oil or any fraction thereof; (e) natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel; (f) any “hazardous chemical” as defined pursuant to 29 C.F.R. Part 1910; (g) any toxic or harmful substances, wastes, materials, pollutants or contaminants (including, without limitation, asbestos, polychlorinated biphenyls (“PCB’s”), flammable explosives, radioactive materials, infectious substances, materials containing lead-based paint or raw materials which include hazardous constituents); and (h) any other toxic substance or contaminant that is subject to any Environmental Laws or other past or present requirement of any Governmental Authority.

“Hazardous Materials Contamination” means contamination (whether now existing or hereafter occurring) of the improvements, buildings, facilities, personalty, soil, groundwater, air or other elements on or of the relevant property by Hazardous Materials, or any derivatives thereof, or on or of any other property as a result of Hazardous Materials, or any derivatives thereof, generated on, emanating from or disposed of in connection with the relevant property.

“Healthcare Laws” means all applicable Laws relating to the procurement, development, provision, clinical and non-clinical evaluation or investigation, product approval or clearance, manufacture, production, analysis, distribution, dispensing, importation, exportation, use, handling, quality, reimbursement, sale, labeling, advertising, promotion, or postmarket requirements of any drug, medical device, clinical laboratory service, food, dietary supplement, or other product (including, without limitation, any ingredient or component of, or accessory to, the foregoing products) subject to regulation under the Federal Food, Drug, and Cosmetic Act (21 U.S.C. et seq.), Clinical Laboratory Improvement Amendments of 1988 (42 U.S.C. §263a et seq) and its implementing regulations (42 C.F.R. Part 493) and similar state or foreign laws, controlled substances laws, pharmacy laws, consumer product safety laws, Medicare, Medicaid, and all laws, policies, procedures, requirements and regulations pursuant to which Permits are issued, in each case, as the same may be amended from time to time.

“Healthcare Permit” means a Permit (a) issued or required under Healthcare Laws applicable to the business of any Borrower or any of its Subsidiaries or necessary in the possession, ownership, warehousing, marketing, promoting, sale, labeling, furnishing, distribution or delivery of goods or services under Healthcare Laws applicable to the business of any Borrower or any of its Subsidiaries, (b) issued by any Person from which any Borrower has, as of the Closing Date, received an accreditation, and/or (c) issued or required under Healthcare Laws applicable to the ownership or operation of any business location of a Borrower.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder.

“HIPAA Compliant” shall mean that the applicable Person is in compliance with each of the applicable requirements of the so-called “Administrative Simplification” provisions of HIPAA, and is not and could not reasonably be expected to become the subject of any civil or criminal penalty, process, claim, action or proceeding, or any administrative or other regulatory review, survey, process or proceeding (other than routine surveys or reviews

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conducted by any government health plan or other accreditation entity) that could result in any of the foregoing or that could reasonably be expected to adversely affect such Person’s business, operations, assets, properties or condition (financial or otherwise), in connection with any actual or potential violation by such Person of the provisions of HIPAA.

“Indemnitees” has the meaning set forth in Section 12.14(b).

“Initial Borrowing Period” means the period beginning on the Closing Date and ending on the earlier of (a) sixty (60) days after the Closing Date (or such later date as Agent may agree in writing in its sole discretion) and (b) the Borrowing Base Audit Completion Date.

“Instrument” means “instrument”, as defined in Article 9 of the UCC.

“Intellectual Property” means all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, trade names, service marks, mask works, rights of use of any name, domain names, or any other similar rights, any applications therefor, whether registered or not, know-how, operating manuals, trade secret rights, clinical and non-clinical data, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing.

“Intercompany Loans” has the meaning set forth in Section 2.9.

“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of the date hereof by and between the Agent and the administrative agent under the Term Credit Documents.

“Interest Period” means any period commencing on the first day of a calendar month and ending on the last day of such calendar month.

“Inventory” means all “inventory”, as defined in the UCC, with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” means, with respect to any Person, directly or indirectly, (a) to purchase or acquire any stock or stock equivalents, or any obligations or other securities of, or any interest in, any Person, including the establishment or creation of a Subsidiary, (b) to make or commit to make any acquisition (including through licensing) of (i) all or substantially all of the assets of another Person, or (ii) any business, Product, business line or product line, division or other unit operation of any Person or (c) make or purchase any advance, loan, extension of credit or capital contribution to, or any other similar investment in, any Person.

“Joinder Requirements” has the meaning set forth in Section 4.8.

“Laws” means any and all federal, state, provincial, territorial, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, injunctions, permits, governmental agreements and governmental restrictions, whether now or hereafter in effect, which are applicable to any Credit Party in any particular circumstance.  “Laws” includes, without limitation, Healthcare Laws and Environmental Laws.

“Lender” means each of (a) if applicable, MCF, in its capacity as a lender hereunder, (b) each other Person party hereto in its capacity as a lender hereunder, (c) each other Person that becomes a party hereto as Lender pursuant to Section 11.17, and (d) the respective successors of all of the foregoing, and “Lenders” means all of the foregoing.

“LIBOR Rate” means, for each Loan, a per annum rate of interest equal to the greater of (a) 1.00% and (b) the rate determined by Agent (rounded upwards, if necessary, to the next 1/100th%) by dividing (i) the Base LIBOR

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Rate for the Interest Period, by (ii) the sum of one minus the daily average during such Interest Period of the aggregate maximum reserve requirement (expressed as a decimal) then imposed under Regulation D of the Board of Governors of the Federal Reserve System (or any successor thereto) for “Eurocurrency Liabilities” (as defined therein).

“Lien” means a claim, mortgage, deed of trust, lien, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of Law or otherwise against any property. For the purposes of this Agreement and the other Financing Documents, any Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan Account” has the meaning set forth in Section 2.6(b).

“Loan(s)” means the Revolving Loans.

“Lockbox” has the meaning set forth in Section 2.11.

“Lockbox Account” means an account or accounts maintained at the Lockbox Bank into which collections of Accounts are paid, which account or accounts shall be, if requested by Agent, opened in the name of Agent (or a nominee of Agent).

“Lockbox Bank” has the meaning set forth in Section 2.11.

“Lockbox Post-Closing Period” means the period beginning on the Closing Date and ending on the earlier of (a) sixty (60) days after the Closing Date (or such later date as Agent may agree in writing in its sole discretion) and (b) the date on which Borrowers shall have established Lockboxes and related Lockbox Accounts into which all collections of Accounts shall be deposited and shall have executed with the Lockbox Bank a Deposit Account Control Agreement or Deposit Account Restriction Agreement (as applicable) or such other agreements related to such Lockboxes as required under Section 4.13.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U, or X of the Board of Governors of the Federal Reserve System.

“Market Withdrawal” means a Person’s removal or Correction of a distributed product which involves a minor violation that would not be subject to legal action by the FDA or which involves no violation, e.g., normal stock rotation practices, routine equipment adjustments and repairs, etc.

“Material Adverse Effect” means (a) a material impairment in the perfection or priority of the Agent’s Lien (or any Lender’s Lien therein to the extent provided for in the Financing Documents) in the Collateral; (b) a material impairment in the value of the Collateral; (c) a material and continuing adverse change in the business, operations, or financial condition of the Credit Parties, taken as a whole; or (d) a material impairment of the prospect of repayment of the Obligations.

“Material Agreement” means any agreement or contract to which such Credit Party or its Subsidiaries is a party the termination of which could reasonably be expected to result in a Material Adverse Effect, including those agreements set forth on Schedule 1.1(a) and the DMD Agreements.

“Material Indebtedness” has the meaning set forth in Section 10.1(e).

“Material Intangible Assets” means (i) all of Borrower’s and Secured Guarantor’s Intellectual Property and (ii) each license or sublicense agreements or other agreements with respect to Borrower’s or any Secured Guarantor’s rights in Intellectual Property, that, in the case of each of clauses (i) and (ii), is material to the condition (financial or other), business or operations of Borrower or such Secured Guarantor.

“Material Real Property” has the meaning set forth in Section 9.2(g).

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“Maximum Lawful Rate” has the meaning set forth in Section 2.7.

“MCF” means MidCap Financial Trust, a Delaware statutory trust, and its successors and assigns.

“Medicaid” means the medical assistance programs administered by state agencies and approved by CMS pursuant to the terms of Title XIX of the Social Security Act, codified at 42 U.S.C. 1396 et seq.

“Medicare” means the program of health benefits for the aged and disabled administered by CMS pursuant to the terms of Title XVIII of the Social Security Act, codified at 42 U.S.C. 1395 et seq.

“Minimum Balance” shall mean, at any time, an amount that equals the product of: (i) the average Borrowing Base (or, if less on any given day, the Revolving Loan Commitment) during the immediately preceding month multiplied by (ii) the Minimum Balance Percentage for such month.

“Minimum Balance Fee” shall mean a fee equal to (a) the positive difference, if any, remaining after subtracting (i) the average end-of-day principal balance of Revolving Loan Outstandings during the immediately preceding month (without giving effect to the clearance day calculations referenced above or in Section 2.2(a)) from (ii) the Minimum Balance multiplied by (b) the average interest rate applicable to the Revolving Loans during such month (plus, during the existence of an Event of Default, an incremental 3% per annum, to the extent set forth in Section 10.5).

“Minimum Balance Percentage” means fifty percent (50%).

“Minimum Cash Amount” has the meaning given it in Section 4.6(b).

“Monthly Cash Burn Amount” means, with respect to Borrower, an amount equal to Borrower’s change in cash and cash equivalents, without giving effect to any increase resulting from contributions or proceeds of financings, for either (a) the immediately preceding eighteen (18) month period as determined as of the last day of the month immediately preceding the proposed consummation of the Permitted Acquisition and based upon the financial statements delivered to Agent in accordance with this Agreement for such period or (b) the immediately succeeding eighteen (18) month period based upon the Transaction Projections, using whichever calculation as between clause (a) and clause (b) demonstrates a higher burn rate (or, in other words, more cash used), in either case, divided by eighteen (18).

“Mortgage” means any deed of trust, leasehold deed of trust, mortgage, leasehold mortgage, deed to secure debt, leasehold deed to secure debt or other document creating a Lien on real property made by Borrower or a Secured Guarantor in favor of Agent to secure the Obligations.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) or ERISA, to which any Credit Party or any ERISA Affiliate has at any time (whether presently or in the past) sponsored, maintained, contributed to, or had an obligation to make contributions to or to which any Credit Party or any ERISA Affiliate has any liability, contingent or otherwise.

“Notes” has the meaning set forth in Section 2.3.

“Notice of Borrowing” means a notice of a Responsible Officer of the Borrower Representative, appropriately completed and substantially in the form of Exhibit D hereto.

“Obligations” means (a) all obligations, liabilities and indebtedness (monetary (including, without limitation, the payment of interest and other amounts arising after the commencement of any case with respect to any Credit Party under the Bankruptcy Code or any similar statute which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case) or otherwise) of each Credit Party under this Agreement or any other Financing Document, in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due and (b) Banking Services Indebtedness in an amount not to exceed $250,000 that does not constitute

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Banking Services Indebtedness cash collateralized pursuant to clause (c) of the definition of Subject Cash Collateral Accounts.

“OFAC” means the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” means, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable executive orders.

“Operative Documents” means the Financing Documents, Term Credit Documents, Subordinated Debt Documents, and any documents effecting any purchase or sale or other transaction that is closing contemporaneously with the closing of the financing under this Agreement.

“Orderly Liquidation Value” means the net amount (after all costs of sale), expressed in terms of money, which Agent, in its commercially reasonable discretion, estimates can be realized from a sale, as of a specific date, given a reasonable period to find a purchaser(s), with the seller being compelled to sell on an as-is/where-is basis.

“Ordinary Course of Business” means, in respect of any transaction involving any Credit Party, the ordinary course of business of such Credit Party, as conducted by such Credit Party in accordance with past practices or then current business practices set forth or reflected in the most recent operating plan of Borrower, which shall in any event be at arms-length (including as arm’s length capital contributions and other Permitted Investments in Subsidiaries).

“Organizational Documents” means, with respect to any Person other than a natural person, the documents by which such Person was organized (such as a certificate of incorporation, certificate of limited partnership or articles of organization, and including, without limitation, any certificates of designation for preferred stock or other forms of preferred equity) and which relate to the internal governance of such Person (such as by-laws, a partnership agreement or an operating, limited liability company or members agreement), including any and all shareholder agreements or voting agreements relating to the capital stock or other equity interests of such Person.

“Other Connection Taxes” means, with respect to any Agent or Lender, Taxes imposed as a result of a present or former connection between such Agent or Lender and the jurisdiction imposing such Tax (other than connections arising from such Agent or Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement, or sold or assigned an interest in any Obligation hereunder).

“Participant” has the meaning set forth in Section 11.17(b).

“Payment Account” means the account specified on the signature pages hereof into which all payments by or on behalf of each Borrower to Agent under the Financing Documents shall be made, or such other account as Agent shall from time to time specify by notice to Borrower Representative.

“PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to any or all of its functions under ERISA.

“Pension Plan” means any employee benefit pension plan that is subject to the minimum funding standards under Section 412 of the Code or is covered by Title IV of ERISA (including a Multiemployer Plan) that any Credit Party or any ERISA Affiliate has, at any time (whether presently or in the past) sponsored, maintained, contributed to, or had an obligation to make contributions to or to which any Credit Party or any ERISA Affiliate has any liability (contingent or otherwise).

“Perfection Certificate” means the Perfection Certificate delivered to Agent by the Borrowers as of the Closing Date, together with any amendments thereto required under this Agreement.

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“Permits” means all governmental licenses, authorizations, provider numbers, supplier numbers, registrations, permits, drug or device authorizations and approvals, certificates, franchises, qualifications, accreditations, consents and approvals of a Credit Party required under all applicable Laws and required for such Credit Party in order to carry on its business as now conducted, including, without limitation, Healthcare Permits.

“Permitted Acquisition” means any acquisition by the Borrower or a Secured Guarantor of all of the stock or other ownership interests and stock equivalents of another Person, all or substantially all of the assets of another Person or any business, Product, business line or product line, division or other unit operation of any other Person (such Person or its assets, in this context, a “Target”), in each case for the primary purpose of acquiring businesses related to the business of the Borrower and to the extent that each of the following conditions shall have been satisfied:

(a)

the Borrower shall have delivered to Agent and each Lender at least fifteen (15) days prior written notice (or such shorter period as Agent may determine in its sole discretion) before the execution of any documents (other than a non-binding summary of terms, letter of intent or similar agreement) related to such proposed acquisition, including a reasonably detailed description of the terms and conditions of such acquisition (which may be included in the notice provided);

(b)	the Borrower shall have delivered to Agent as soon as available (and, in any case, prior to the consummation of such acquisition):
(i)	such financial information and such other information, agreements, instruments and other documents relating to the pro forma business of the Target and Borrower as Agent shall reasonably request;
(ii)

draft of the final or substantially final respective agreements, documents or instruments being entered into in connection with, or reasonably related to, the acquisition (including all exhibits, schedules, annexes, appendices or similar counterparts thereto); and

(iii)	all consents and approvals from applicable Governmental Authorities and other Persons required under, or in order to consummate, the acquisition documents;
(c)

Borrower shall and shall cause any other Credit Parties (including any new Subsidiary as required by Section 4.8) to execute and deliver the agreements, instruments and other documents required by Section 4.8 and as otherwise necessary or desirable by Agent to perfect Agent’s Liens in respect of any new Collateral resulting from the acquisition;

(d)

the total consideration paid or payable for all such acquisitions (including all transaction costs, stock or other ownership interests and stock equivalents of Borrower used as consideration for such acquisition, Debt or other liabilities incurred, assumed and/or reflected on the consolidated balance sheet of the Borrower and its Subsidiaries after giving effect to such acquisition and the maximum amount of all deferred payments, including earnouts, milestone payments and other contingent obligations associated with such acquisition, in each case, to the extent required to be carried as a liability on Borrower’s balance sheet in accordance with GAAP) shall not exceed $15,000,000 in the aggregate for all such acquisitions (provided, that, for the avoidance of doubt, any Debt or other liabilities assumed must be otherwise expressly permitted pursuant to this Agreement); provided, however, that, in the case of each acquisition, Agent has received prior to the consummation of such acquisition updated financial projections, in form and substance reasonably satisfactory to Agent, for the immediately succeeding eighteen (18) months following the proposed consummation of the acquisition beginning with the month during which the acquisition is to be consummated (the “Transaction Projections”) and evidence satisfactory to Agent that Borrower has, immediately before and immediately after giving effect to the consummation of such acquisition, unrestricted cash and/or cash equivalents in one or more Collateral Accounts subject to a Control Agreement in an aggregate amount equal to or greater than the sum of (A) the positive value of the product of (x) eighteen (18) multiplied by (y) the Monthly Cash Burn Amount, as determined as of the last day of the month immediately preceding such acquisition plus (B) the Minimum Cash Amount;

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(e)

such acquisition shall not be hostile and shall have been approved by the board of directors (or other similar body) and/or the stockholders or other equityholders of the Person being acquired, in each case as required by such Person’s Organizational Documents;

(f)	no Default or Event of Default shall have occurred, be continuing or would exist after giving effect to such acquisition;
(g)	the acquisition would not result in a Change in Control;
(h)

the Borrower or any Secured Guarantor shall be the surviving entity of such acquisition and the Target being acquired shall be a Person (but not a natural Person) organized and domiciled in the United States;

(i)	the Target so acquired or the assets of the Target so acquired, as the case may be, shall be in or reasonably related or ancillary to the business of Borrower; and
(j)

immediately prior to the consummation of the acquisition, the Borrower shall deliver a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Agent, certifying as to the foregoing conditions and providing true, correct and complete copies of the documents and instruments described in paragraph (b) of this definition of Permitted Acquisition, provided that for the documents delivered pursuant to (b)(ii), such documents shall be in final form when attached to such certificate.

“Permitted Contest” has the meaning set forth in Section 4.4.

“Permitted Contingent Obligations” means (a) Contingent Obligations resulting from endorsements for collection or deposit in the Ordinary Course of Business; (b) Contingent Obligations incurred in the Ordinary Course of Business with respect to surety and appeal bonds, performance bonds and other similar obligations; (c) Contingent Obligations arising under indemnity agreements with title insurers; (d) Contingent Obligations arising with respect to customary indemnification obligations in favor of purchasers in connection with dispositions of personal property assets permitted under Article 7; (e) Contingent Obligations arising under the Financing Documents; (f) so long as there exists no Event of Default both immediately before and immediately after giving effect to any such transaction, Contingent Obligations existing or arising under any swap contract, provided, however, that such obligations are (or were) entered into by Borrower or an Affiliate in the Ordinary Course of Business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person and not for purposes of speculation; (g) Contingent Obligations existing or arising in connection with any security deposit or letter of credit obtained for the purpose of securing a lease of real property, or in connection with ancillary bank services such as a corporate credit card facility, or to support worker’s compensation obligations provided that the aggregate face amount of all such security deposits, letters of credit and ancillary bank services does not at any time exceed $2,000,000; and (h) other Contingent Obligations not permitted by clauses (a) through (g) above, not to exceed $1,000,000 in the aggregate at any time outstanding.

“Permitted Convertible Indebtedness” means Debt of the Borrower that is convertible into common stock of the Borrower in an aggregate amount not to exceed $300,000,000 during the term of this Agreement which has been subordinated and made junior to the payment in full of the Obligations, and evidenced by a Subordination Agreement or otherwise made subordinated and junior to the payment in full of the Obligations in a manner reasonably satisfactory to the Agent; provided that (a) at the time such Permitted Convertible Indebtedness is incurred, no Default or Event of Default has occurred or would occur as a result of such incurrence, (b) all necessary corporate, company, shareholder or similar actions shall be taken and consents obtained in connection with the issuance of such Permitted Convertible Indebtedness, (c) the issuance of such Permitted Convertible Indebtedness shall be consummated in compliance with all applicable Laws, (d) only one issuance of Permitted Convertible Indebtedness shall be permitted during the term of this Agreement and (e) the documentation evidencing such Permitted Convertible Indebtedness shall have been delivered to the Agent and shall contain all of the following characteristics: (i) it shall be (and shall remain) unsecured, (ii) it shall bear cash interest at a rate not to exceed the market rate as determined in good faith by the Borrower, and Borrower shall not make any cash interest payments in excess of such interest rate, (iii) it shall not have a maturity (and shall not require any principal repayments or mandatory redemption thereof) prior to the date that is 91 days after the Termination Date, (iv) if it has any covenants, such covenants (including covenants relating to incurrence of indebtedness) shall be less restrictive than those set forth herein, (v) it shall have no restrictions on

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the Borrowers’ ability to grant liens securing indebtedness ranking senior to such Permitted Convertible Indebtedness, (vi) it shall permit the incurrence of senior indebtedness under this Agreement and the Term Credit Documents, (vii) it may be cross-accelerated with the Obligations and other senior indebtedness of the Borrowers (but shall not be cross-defaulted except for payment defaults which the senior lenders have not waived) and may be accelerated upon bankruptcy, and (viii) after the conversion of such Permitted Convertible Indebtedness into common stock of the Borrower, such common stock shall not constitute Disqualified Stock.

“Permitted Debt” means:  (a) Borrower’s Debt to the Lenders and Agent under this Agreement and the other Financing Documents; (b) Debt existing on the Closing Date and described on Schedule 5.4; (c) Debt secured by Permitted Liens; (d) Subordinated Debt; (e) unsecured Debt to trade creditors incurred in the Ordinary Course of Business; (f) Permitted Contingent Obligations; (g) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Debt set forth in (b) and (c) above, provided, however, that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon the obligors thereunder; (h) Debt consisting of intercompany loans and advances in the form of accounts payable on arm’s length terms; (i) Debt with respect to other intercompany loans and advances made by (i) any Subsidiary that is not a Secured Guarantor to another Subsidiary that is not a Secured Guarantor, (ii) Borrower or any Secured Guarantor to any other Secured Guarantor or Borrower or (iii) Borrower or any Secured Guarantor to any Subsidiaries that are not Secured Guarantors in an aggregate amount  not to exceed during the term of this Agreement the sum of $10,000,000 (with any amounts being repaid in cash to the maker not counting against such basket) plus the amount which constitutes immediately due accounts payable associated with research and development, services, manufacturing, inventory and licenses of Intellectual Property, in each case owing to Borrower or the Secured Guarantors and where such amount has been paid to Borrower or the Secured Guarantors by the incurrence of such intercompany loan or advance (provided, that for the avoidance of doubt, no such Debt shall be permitted pursuant to this clause (i) until the Joinder Requirements with respect to such Subsidiary have been satisfied as set forth in Section 4.8, if applicable to such Subsidiary), provided that, in cases of subclauses (ii) and (iii), (1) any obligations owing by Borrower or a Secured Guarantor under such intercompany loans shall be subordinated at all times to the Obligations hereunder or under the other Financing Documents in a manner reasonably  satisfactory to Agent and (2) to the extent that such Debt is evidenced by a promissory note or other written instrument, Borrower or such Secured Guarantor shall pledge and deliver to Agent, for the benefit of itself and the Lenders, the original promissory note or instrument, as applicable, along with an endorsement in blank in form and substance reasonably satisfactory to Agent; (j) performance guaranties (that do not constitute monetary obligations) of operating agreements of Subsidiaries in the Ordinary Course of Business; (k) Debt consisting of items listed in clauses (g), (i), (j) and (k) of the definition of Debt in an amount not to exceed $1,000,000; provided that any earnouts, milestone payments and other contingent obligations shall be permitted to the extent complying with clause (d) of the definition of “Permitted Acquisition”; (l) Indebtedness under the Term Credit Documents; (m) Permitted Convertible Indebtedness; and (n) Banking Services Indebtedness.

“Permitted Investments” means:  (a) Investments existing on the Closing Date and described on Schedule 5.7; (b) Investments consisting of cash equivalents; (c) any Investments in liquid assets permitted by Borrower’s investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved in writing by Agent, which approval shall not be unreasonably withheld; (d) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the Ordinary Course of Business; (e) Investments consisting of deposit accounts or securities accounts in which the Agent has a first priority perfected security interest (subject to the Intercreditor Agreement) except as otherwise provided by Section 4.6; (f) Investments made (i) in Borrower by a Secured Guarantor or in a Secured Guarantor by Borrower or another  Secured Guarantor or (ii) in the Ordinary Course of Business in Subsidiaries that are not Secured Guarantors (provided, that for the avoidance of doubt, no such Investments shall be permitted pursuant to this clause (f)(ii) until the Joinder Requirements with respect to such Subsidiary have been satisfied as set forth in Section 4.8, if applicable to such Subsidiary); (g) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the Ordinary Course of Business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s board of directors; (h) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the Ordinary Course of Business; (i) Investments consisting of intercompany Debt in accordance with and to the extent permitted by clauses (h) and (i) of the definition of “Permitted Debts”; (j) Investments constituting cash and cash equivalents in the Securities Subsidiary so long as Borrower at all times remains in compliance with Section 4.6(b); (k) Permitted Acquisitions; (l) Margin Stock not in

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violation of Regulation U, in an aggregate amount not to exceed than $2,000,000 for all such Margin Stock acquired in connection with other transactions permitted by this Agreement; and (m) other Investments up to $1,000,000 at any one time outstanding.

“Permitted License” means (a) any non-exclusive license of rights in Intellectual Property of Borrower or its Subsidiaries so long as all such Permitted Licenses are granted to third parties in the Ordinary Course of Business, do not result in a legal transfer of title to the licensed property and have been granted in exchange for fair consideration, (b) any exclusive license or sublicense of rights of Intellectual Property of Borrower or its Subsidiaries to third parties constituting DMD Assets so long as such Permitted Licenses do not result in a legal transfer of title to the licensed property, are exclusive solely as to discrete geographical areas outside of the US Territory, and have been granted in exchange for fair consideration, (c) any exclusive license of rights of Intellectual Property of Borrower or its Subsidiaries to third parties (other than with respect to Intellectual Property constituting DMD Assets) so long as such Permitted Licenses do not result in a legal transfer of title to the licensed property and have been granted in exchange for fair consideration, (d) licenses of rights in Intellectual Property among Borrower and its Subsidiaries so long as (i) such Permitted Licenses comply with Section 5.8(a) and (ii) any such Permitted Licenses of rights of Intellectual Property of Borrower or Secured Guarantors to any Subsidiaries that are not Secured Guarantors do not result in legal transfer of title to the licensed property,  and (e) licenses in effect on, and provided to the Agent prior to, the Closing Date.

“Permitted Liens” means:  (a) Liens existing on the Closing Date and shown on the Schedule 5.5 or arising under this Agreement and the other Financing Documents; (b) purchase money Liens or capital leases securing no more than one million dollars ($1,000,000.00) in the aggregate amount outstanding (i) on Equipment acquired or held by a Credit Party incurred for financing the acquisition of the Equipment, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment; (c) Liens for Taxes, either not delinquent or being contested in good faith and for which adequate reserves are maintained in accordance with GAAP on the Books of the Credit Party against whose asset such Lien exists; (d) statutory Liens securing claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other Persons imposed without action of such parties, provided that they have no priority over any of Agent’s Lien and the aggregate amount of such Liens for all Credit Parties does not any time exceed Five Hundred Thousand Dollars ($500,000); (e) leases or subleases of real property granted in the Ordinary Course of Business, and leases, subleases, non-exclusive licenses or sublicenses of property (other than real property or Intellectual Property) granted in the Ordinary Course of Business, if the leases, subleases, licenses and sublicenses do not prohibit granting Agent a security interest; (f) banker’s liens, rights of set-off and Liens in favor of financial institutions incurred made in the Ordinary Course of Business arising in connection with a Credit Party’s Collateral Accounts provided that such Collateral Accounts are subject to a Control Agreement to the extent required hereunder; (g) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the Ordinary Course of Business (other than Liens imposed by ERISA); (h) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default; (i) easements, reservations, rights-of-way, restrictions, zoning and land use regulations, minor defects or irregularities in title and similar charges or encumbrances affecting real property not constituting a Material Adverse Effect; (j) [intentionally omitted]; (k) mortgages on real property owned by the Borrower and its Subsidiaries; (l) Liens in the form of the Subject Letters of Credit and on the Subject Cash Collateral Accounts, in each case, in accordance with the terms set forth in such defined terms; (m) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) and (b) above, but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the Debt may not increase; (n) Permitted Licenses to the extent complying with Section 5.1(e); (o) Liens securing Bank Services Indebtedness to the extent not cash collateralized pursuant to clause (c) of the definition of Subject Cash Collateral Accounts; and (p) Liens arising under the Term Credit Documents.

“Person” means any natural person, corporation, limited liability company, professional association, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.

“Pledge Agreement” means that certain Pledge Agreement, dated as of even date herewith, by and between each Borrower and Agent.

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“Pro Rata Share” means (a)  with respect to a Lender’s obligation to make Revolving Loans, the Revolving Loan Commitment Percentage of such Lender, (b) with respect to a Lender’s right to receive payments of principal and interest with respect to Revolving Loans, such Lender’s Revolving Loan Exposure with respect thereto; and (c) for all other purposes (including, without limitation, the indemnification obligations arising under Section 11.6) with respect to any Lender, the percentage obtained by dividing (i) the sum of the Revolving Loan Commitment Amount of such Lender (or, in the event the Revolving Loan Commitment shall have been terminated, such Lender’s then existing Revolving Loan Outstandings), by (ii) the sum of the Revolving Loan Commitment (or, in the event the Revolving Loan Commitment shall have been terminated, the then existing Revolving Loan Outstandings) of all Lenders.

“Products” means any products manufactured, distributed, sold or marketed by any Borrower or any of its Subsidiaries, including without limitation, those products set forth on the Schedule 3.8 (as updated from time to time in accordance with Section 4.16(b)); provided, that, for the avoidance of doubt, any new Product not disclosed on Schedule 3.8 shall still constitute a “Product” as herein defined.

“Recall” means a Person’s removal or Correction of a marketed product that the FDA considers to be in violation of the laws it administers and against which the FDA would initiate legal action, e.g., seizure.

“Recovery Amount” has the meaning set forth in Section 2.10(e).

“Registered Intellectual Property” means any patent, registered trademark or service mark, registered copyright, registered mask work, or any pending application for any of the foregoing within the Intellectual Property.

“Registered Organization” means any “registered organization” as defined in the Code, with such additions to such term as may hereafter be made.

“Regulatory Reporting Events” has the meaning set forth in Section 4.16(a).

“Regulatory Required Permit” means any and all licenses, approvals and permits issued by the FDA, DEA or any other applicable Governmental Authority, including without limitation Drug Applications, necessary for the testing, manufacture, marketing or sale of any Product by any applicable Borrower(s) and its Subsidiaries as such activities are being conducted by such Borrower and its Subsidiaries with respect to such Product at such time and any drug listings and drug establishment registrations under 21 U.S.C. Section 510, registrations issued by DEA under 21 U.S.C. Section 823 (if applicable to any Product), and those issued by State governments for the conduct of Borrower’s or any Subsidiary’s business, the absence of which could reasonably be expected to result in a Material Adverse Effect.

“Related Party” means the officers, directors, employees, trustees, agents, investment advisors, collateral managers, servicers, and counsel of such Person.

“Replacement Lender” has the meaning set forth in Section 11.17(c).

“Required Lenders” means at any time Lenders holding (a) fifty percent (55%) or more of the Revolving Loan Commitment, or (b) if the Revolving Loan Commitment has been terminated, fifty-five percent (55%) or more of the then aggregate outstanding principal balance of the Loans.

“Required Permit” means all licenses, certificates, accreditations, product clearances or approvals, provider numbers or provider authorizations, supplier numbers, provider numbers, marketing authorizations, other authorizations, registrations, permits, consents and approvals of a Credit Party issued or required under Laws applicable to the business of Borrower or any of its Subsidiaries or necessary in the manufacturing, importing, exporting, possession, ownership, warehousing, marketing, promoting, sale, labeling, furnishing, distribution or delivery of goods or services under Laws applicable to the business of Borrower or any of its Subsidiaries, the absence of which could reasonably be expected to result in a Material Adverse Effect.  Without limiting the generality of the foregoing, “Required Permits” includes any Regulatory Required Permit.

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“Responsible Officer” means any of the Chief Executive Officer, Chief Financial Officer or any other officer of the applicable Borrower acceptable to Agent.

“Revolving Lender” means each Lender having a Revolving Loan Commitment Amount in excess of $0 (or, in the event the Revolving Loan Commitment shall have been terminated at any time, each Lender at such time having Revolving Loan Outstandings in excess of $0).

“Revolving Loan” has the meaning set forth in Section 2.1(a).

“Revolving Loan Commitment” means, as of any date of determination, the aggregate Revolving Loan Commitment Amounts of all Lenders as of such date.

“Revolving Loan Commitment Amount” means, as to any Lender, the dollar amount set forth opposite such Lender’s name on the Commitment Annex under the column “Revolving Loan Commitment Amount” (if such Lender’s name is not so set forth thereon, then the dollar amount on the Commitment Annex for the Revolving Loan Commitment Amount for such Lender shall be deemed to be $0), as such amount may be adjusted from time to time by (a) any amounts assigned (with respect to such Lender’s portion of Revolving Loan Outstandings and its commitment to make Revolving Loans) pursuant to the terms of any and all effective assignment agreements to which such Lender is a party, and (b) any Additional Tranche(s) activated by Borrowers.  For the avoidance of doubt, the aggregate Revolving Loan Commitment Amount of all Lenders on the Closing Date shall be $40,000,000 and if the Additional Tranche is activated by Borrowers pursuant to the terms of this Agreement such Revolving Loan Commitment Amount shall increase, dollar for dollar, by the amount of the Additional Tranche so activated, up to a total Revolving Loan Commitment Amount of $60,000,000 if the Additional Tranche is fully activated.

“Revolving Loan Commitment Percentage” means, as to any Lender, (a) on the Closing Date, the percentage set forth opposite such Lender’s name on the Commitment Annex under the column “Revolving Loan Commitment Percentage” (if such Lender’s name is not so set forth thereon, then, on the Closing Date, such percentage for such Lender shall be deemed to be zero), and (b) on any date following the Closing Date, the percentage equal to the Revolving Loan Commitment Amount of such Lender on such date divided by the Revolving Loan Commitment on such date.

“Revolving Loan Exposure” means, with respect to any Lender on any date of determination, the percentage equal to the amount of such Lender’s Revolving Loan Outstandings on such date divided by the aggregate Revolving Loan Outstandings of all Lenders on such date.

“Revolving Loan Limit” means, at any time, the lesser of (a) the Revolving Loan Commitment and (b) the Borrowing Base; provided that during the Initial Borrowing Period the Revolving Loan Limit shall in no event exceed $15,000,000.

“Revolving Loan Outstandings” means, at any time of calculation, (a) the then existing aggregate outstanding principal amount of Revolving Loans, and (b) when used with reference to any single Lender, the then existing outstanding principal amount of Revolving Loans advanced by such Lender.

“Sarepta” has the meaning set forth in the first paragraph of this Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Secured Guarantor” means any Subsidiary of Borrower organized under the laws of the United States, a state thereof, or the District of Columbia, which Subsidiary is a Borrower or has provided a guarantee of the Obligations of the Borrower which guarantee is secured by a Lien granted by such Subsidiary to Agent in all or substantially all of its property of the type described in Schedule 9.1 hereto.

“Securities Account” means a “securities account” (as defined in Article 9 of the UCC), an investment account, or other account in which investment property or securities are held or invested for credit to or for the benefit of any Borrower.

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“Securities Account Control Agreement” means an agreement, in form and substance satisfactory to Agent, among Agent, any applicable Borrower and each securities intermediary in which such Borrower maintains a Securities Account pursuant to which Agent shall obtain “control” (as defined in Article 9 of the UCC) over such Securities Account.

“Securities Subsidiary” shall mean Sarepta Securities Corp., a Massachusetts corporation.

“Securitization” has the meaning set forth in Section 12.6(b).

“Security Document” means this Agreement, the Pledge Agreement and any other agreement, document or instrument executed concurrently herewith or at any time hereafter pursuant to which one or more Credit Parties or any other Person either (a) Guarantees payment or performance of all or any portion of the Obligations, and/or (b) provides, as security for all or any portion of the Obligations, a Lien on any of its assets in favor of Agent for its own benefit and the benefit of the Lenders, as any or all of the same may be amended, supplemented, restated or otherwise modified from time to time.

“Settlement Date” has the meaning set forth in Section 11.13(a)(ii).

“ST International” shall mean ST International, Holdings, Inc., a Delaware corporation.

“Stated Rate” has the meaning set forth in Section 2.7.

“Subject Cash Collateral Accounts” means, collectively, (a) the Deposit Account of Sarepta with account number 15001407 maintained at Pacific West Bank in an amount not to exceed $165,000 to secure Debt, (b) the Certificate of Deposit of Sarepta numbered 420139 maintained at Bank of America, N.A. in an amount not to exceed $700,000 to secure the Subject Letters of Credit issued by Bank of America, N.A., and (c) Deposit Accounts of Sarepta maintained at Silicon Valley Bank in an amount not to exceed $750,000 to secure Banking Services Indebtedness, together with any replacement Deposit Accounts or certificates of deposit so long as the aggregate amounts of such Subject Cash Collateral Accounts do not exceed the amounts specified above for clauses (a), (b) and (c).

“Subject Letters of Credit” means, collectively, (a) that certain Letter of Credit numbered 68100338, dated November 21, 2013 and in the amount of $90,462.00, issued by Bank of America, N.A. on behalf of Sarepta and in favor of ARE-MA Region No. 38, LLC, (b) that certain Letter of Credit numbered 68097187, dated June 25, 2013 and in the amount of $556,512, issued by Bank of America, N.A. on behalf of Sarepta and in favor of ARE-MA Region No. 38, LLC and (c) letters of credit (including replacement letters of credit for the letters of credit described in the foregoing clauses (a) and (b)), in each case, together with any additional or replacement letters of credit so long as the aggregate amounts of such Subject Letters of Credit do not exceed the amounts specified above for clauses (a) and (b) plus $500,000.

“Subordinated Debt” means any Debt (including, without limitation, Permitted Convertible Indebtedness) of Borrowers incurred pursuant to the terms of the Subordinated Debt Documents and, except as expressly permitted herein, with the prior written consent of Agent, all of which documents must be in form and substance acceptable to Agent in its sole discretion, except as expressly set forth herein.  As of the Closing Date, there is no Subordinated Debt.

“Subordinated Debt Documents” means any documents evidencing and/or securing Debt governed by a Subordination Agreement, all of which documents must be in form and substance acceptable to Agent in its sole discretion.  As of the Closing Date, there are no Subordinated Debt Documents.

“Subordination Agreement” means any agreement between Agent and another creditor of Borrowers, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof, pursuant to which the Debt owing from any Borrower(s) and/or the Liens securing such Debt granted by any Borrower(s) to such creditor are subordinated in any way to the Obligations and the Liens created under the Security Documents, the terms and provisions of such Subordination Agreements to have been agreed to by and be acceptable to Agent in the exercise of its sole discretion.

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“Subsidiary” means, with respect to any Person, any other Person of which more than fifty percent (50.0%) of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled, directly or indirectly, by such Person.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Credit Agent” means the “Agent” under and as defined in the Term Credit Documents, together with its successors and assigns. As of the Closing Date, the Term Credit Agent is MidCap Financial Trust.

“Term Credit Documents” means that certain Amended and Restated Credit and Security Agreement, dated as of the date hereof, entered into by and among the Borrower and the Term Credit Agent, as Agent thereunder, and all the “Financing Documents” (as such term is defined in such Amended and Restated Credit and Security Agreement), as each of the foregoing may be amended, restated, supplemented or otherwise modified from time to time.

“Term Credit Obligations” means all “Obligations” under and as defined in the Term Credit Documents.

“Term Credit Obligations Termination” means the payment in full of the Term Credit Obligations (other than inchoate indemnity obligations for which no claim has yet been made and any other obligations which, by their terms, are to survive the termination of the Term Credit Documents), the termination of all loan commitments under the Term Credit Documents and the Term Credit Documents have been terminated pursuant to a payoff letter in form and substance satisfactory to Agent and the Term Credit Agent.

“Termination Date” means the earlier to occur of (a) the Commitment Expiry Date, (b) any date on which Agent accelerates the maturity of the Loans pursuant to Section 10.2, or (c) the termination date stated in any notice of termination of this Agreement provided by Borrowers in accordance with Section 2.12.

“Third Party Payor” means Medicare, Medicaid, TRICARE, and other state or federal health care program, Blue Cross and/or Blue Shield, private insurers, managed care plans and any other Person or entity which presently or in the future maintains Third Party Payor Programs.

“Third Party Payor Programs” means all payment and reimbursement programs, sponsored by a Third Party Payor, in which a Borrower participates.

“Transaction Projections” has the meaning given to it in the definition of “Permitted Acquisition.”

“Transfer” has the meaning set forth in Section 5.1.

“TRICARE” means the program administered pursuant to 10 U.S.C. Section 1071 et seq., Sections 1320a-7 and 1320a-7a of Title 42 of the United States Code and the regulations promulgated pursuant to such statutes.

“UCC” means the Uniform Commercial Code in effect on the date hereof, as the same may, from time to time, be enacted and in effect in the State of Maryland; provided, however, that to the extent that the UCC is used to define any term herein or in any Financing Document and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern; and provided, further, that in the event that, by reason of mandatory provisions of Law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Agent’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of Maryland the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“United States” means the United States of America.

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“Work-In-Process” means Inventory that is in the process of being produced by a Borrower in accordance with applicable Laws and such Borrower’s normal business practices for release and delivery to customers, but has not yet been finished and approved in accordance with such practices; provided, that, for the avoidance of doubt, Work-In-Process does not include raw materials, marketing materials, display items or packing or shipping materials or manufacturing supplies.

Accounting Terms and Determinations

.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder (including, without limitation, determinations made pursuant to the exhibits hereto) shall be made, and all financial statements required to be delivered hereunder shall be prepared on a consolidated basis in accordance with GAAP applied on a basis consistent with the most recent audited consolidated financial statements of each Borrower and its Consolidated Subsidiaries delivered to Agent and each of the Lenders on or prior to the Closing Date.  If at any time any change in GAAP would affect the computation of any financial ratio or financial requirement set forth in any Financing Document, and either Borrowers or the Required Lenders shall so request, the Agent, the Lenders and Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided, however, that until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) Borrowers shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement which include a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Debt or other liabilities of any Credit Party or any Subsidiary of any Credit Party at “fair value”, as defined therein.

Other Definitional and Interpretive Provisions

.  References in this Agreement to “Articles”, “Sections”, “Annexes”, “Exhibits”, or “Schedules” shall be to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement unless otherwise specifically provided.  Any term defined herein may be used in the singular or plural.  “Include”, “includes” and “including” shall be deemed to be followed by “without limitation”.  Except as otherwise specified or limited herein, references to any Person include the successors and assigns of such Person.  References “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including”, respectively.  Unless otherwise specified herein, the settlement of all payments and fundings hereunder between or among the parties hereto shall be made in lawful money of the United States and in immediately available funds.  References to any statute or act shall include all related current regulations and all amendments and any successor statutes, acts and regulations.  All amounts used for purposes of financial calculations required to be made herein shall be without duplication.  References to any statute or act, without additional reference, shall be deemed to refer to federal statutes and acts of the United States.  References to any agreement, instrument or document shall include all schedules, exhibits, annexes and other attachments thereto.  As used in this Agreement, the meaning of the term “material” or the phrase “in all material respects” is intended to refer to an act, omission, violation or condition which reflects or could reasonably be expected to result in a Material Adverse Effect. References to capitalized terms that are not defined herein, but are defined in the UCC, shall have the meanings given them in the UCC.  All references herein to times of day shall be references to daylight or standard time, as applicable.

Time is of the Essence

.  Time is of the essence in Borrower’s and each other Credit Party’s performance under this Agreement and all other Financing Documents.

ARTICLE 2 - LOANS

Section 2.1Revolving Loans.

(a)Revolving Loans and Borrowings.  On the terms and subject to the conditions set forth herein, each Lender severally agrees to make loans to Borrowers from time to time as set forth herein (each a “Revolving Loan”, and collectively, “Revolving Loans”) equal to such Lender’s Revolving Loan Commitment Percentage of Revolving Loans requested by Borrowers hereunder, provided, however, that after giving effect thereto, the Revolving Loan Outstandings shall not exceed the Revolving Loan Limit.  Borrowers shall deliver to Agent a Notice of Borrowing with respect to each proposed borrowing of a Revolving Loan, such Notice of Borrowing to be

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delivered before 1:00 p.m. (Eastern time) two (2) Business Days prior to the date of such proposed borrowing.  Each Borrower and each Revolving Lender hereby authorizes Agent to make Revolving Loans on behalf of Revolving Lenders, at any time in its sole discretion, to pay principal owing in respect of the Loans and interest, fees, expenses and other charges payable by any Credit Party from time to time arising under this Agreement or any other Financing Document.  The Borrowing Base shall be determined by Agent based on the most recent Borrowing Base Certificate delivered to Agent in accordance with this Agreement and such other information as may be available to Agent.  Without limiting any other rights and remedies of Agent hereunder or under the other Financing Documents, the Revolving Loans shall be subject to Agent’s continuing right to withhold from the Borrowing Base reserves, and to increase and decrease such reserves from time to time, if and to the extent that in Agent’s commercially reasonable credit judgment and discretion, such reserves are necessary.

(b)Mandatory Revolving Loan Repayments and Prepayments.

(i)The Revolving Loan Commitment shall terminate on the Termination Date.  On such Termination Date, there shall become due, and Borrowers shall pay, the entire outstanding principal amount of each Revolving Loan, together with accrued and unpaid Obligations pertaining thereto incurred to, but excluding the Termination Date; provided, however, that such payment is made not later than 12:00 noon (Eastern time) on the Termination Date.

(ii)If at any time the Revolving Loan Outstandings exceed the Revolving Loan Limit, then, on the next succeeding Business Day, Borrowers shall repay the Revolving Loans in an aggregate amount equal to such excess.

(iii)Principal payable on account of Revolving Loans shall be payable by Borrowers to Agent (I) immediately upon the receipt by any Borrower or Agent of any payments on or proceeds from any of the Accounts, to the extent of such payments or proceeds, as further described in Section 2.11 below, and (II) in full on the Termination Date.

(c)Optional Prepayments.  Borrowers may from time to time prepay the Revolving Loans in whole or in part; provided, however, that any such partial prepayment shall be in an amount equal to $100,000 or a higher integral multiple of $25,000.

(d)LIBOR Rate.

(i)Except as provided in subsection (iii) below, Revolving Loans shall accrue interest at the LIBOR Rate plus the Applicable Margin.

(ii)The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs, in each case, due to changes in applicable Law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), which additional or increased costs would increase the cost of funding loans bearing interest based upon the LIBOR Rate; provided, however, that notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “change in applicable Law”, regardless of the date enacted, adopted or issued.  In any such event, the affected Lender shall give Borrowers and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrowers may, by notice to such affected Lender (I) require such Lender to furnish to Borrowers a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (II) repay the Loans bearing interest based upon the LIBOR Rate with respect to which such adjustment is made.

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(iii)In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain Loans bearing interest based upon the LIBOR Rate or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Agent and Borrowers and Agent promptly shall transmit the notice to each other Lender and (I) in the case of any outstanding Loans of such Lender bearing interest based upon the LIBOR Rate, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such Loans, and interest upon such Lender’s Loans thereafter shall accrue interest at Base Rate plus the Applicable Margin, and (II)  such Loans shall continue to accrue interest at Base Rate plus the Applicable Margin until such Lender determines that it would no longer be unlawful or impractical to maintain such Loans at the LIBOR Rate.

(iv)Anything to the contrary contained herein notwithstanding, neither Agent nor any Lender is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues based on the LIBOR Rate.

(e)Restriction on Termination.  Notwithstanding any prepayment of the Revolving Loan Outstandings or any other termination of Lenders’ Credit Exposure under this Agreement, Agents and Lenders shall have no obligation to release any of the Collateral securing the Obligations while any portion of the Term Credit Obligations shall remain outstanding.

(f)Additional Tranches.  After the later to occur of (a) the end of the Lockbox Post-Closing Period or (b) the Borrowing Base Audit Completion Date, so long as no Default or Event of Default exists and subject to the terms of this Agreement, with the prior written consent of Agent and all Lenders in their sole discretion, the Revolving Loan Commitment may be increased upon the written request of Borrower Representative (which such request shall state the aggregate amount of the Additional Tranche requested and shall be made at least sixty (60) days prior to the proposed effective date of such Additional Tranche) to Agent to activate an Additional Tranche; provided, however, that Agent and Lenders shall have no obligation to consent to any requested activation of an Additional Tranche and the written consent of Agent and all Lenders shall be required in order to activate an Additional Tranche.  Upon activating an Additional Tranche, each Lender’s commitment shall increase by a proportionate amount so as to maintain the same Pro Rata Share of the Revolving Loan Commitment as such Lender held immediately prior to such activation.

Section 2.2Interest, Interest Calculations and Certain Fees.

(a)Interest.  From and following the Closing Date, except as expressly set forth in this Agreement, Loans and the other Obligations shall bear interest at the sum of the LIBOR Rate plus the Applicable Margin.  Interest on the Loans shall be paid in arrears on the first (1st) day of each month and on the maturity of such Loans, whether by acceleration or otherwise.  Interest on all other Obligations shall be payable upon demand.  For purposes of calculating interest, all funds transferred to the Payment Account for application to any Revolving Loans shall be subject to a three (3) Business Day clearance period and all interest accruing on such funds during such clearance period shall accrue for the benefit of Agent, and not for the benefit of the Lenders.

(b)Unused Line Fee.  On the first day of each month commencing on August 1, 2017 (for the month ending July 31, 2017), Borrowers shall pay Agent, for the benefit of all Lenders committed to make Revolving Loans, in accordance with their respective Pro Rata Shares, a fee in an amount equal to the product of (i)  the Revolving Loan Commitment minus the greater of (A) the average daily balance of the sum of the Revolving Loan Outstandings during the immediately preceding month and (B) the Minimum Balance multiplied by (ii) 42/1000 of one percent (0.042%) per month.  Such fee is to be paid monthly in arrears on the first day of each month.

(c)Fee Letter.  In addition to the other fees set forth herein, the Borrowers agree to pay Agent the fees set forth in the Fee Letter, if any.

(d)Minimum Balance Fee.  On the first day of each month commencing on August 1, 2017, the Borrowers agree to pay to Agent, for the ratable benefit of all Lenders, the sum of the Minimum Balance Fees due

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for the prior month, if any, beginning with the month ending July 31, 2017.  The Minimum Balance Fee shall be deemed fully earned when due and payable and, once paid, shall be non-refundable.

(e)Collateral Fee.  On the first day of each month, commencing on August 1, 2017 (for the month ending July 31, 2017), Borrowers shall pay Agent, for its own account and not for the benefit of any other Lenders, a fee in an amount equal to the product obtained by multiplying (i) the greater of (A) the average end-of-day principal balance of Revolving Loan Outstandings during the immediately preceding month and (B) the Minimum Balance, by (ii) 42/1000 of one percent (0.042%) per month. For purposes of calculating the average end-of-day principal balance of Revolving Loan Outstandings, all funds paid into the Payment Account (or which were required to be paid into the Payment Account hereunder) or otherwise received by Agent for the account of Borrowers shall be subject to a three (3) Business Day clearance period.  The collateral management fee shall be deemed fully earned when due and payable and, once paid, shall be non-refundable.

(f)Origination Fee.   Borrowers shall pay Agent on the Closing Date, for the benefit of all Lenders committed to make Revolving Loans, in accordance with their respective Pro Rata Shares, a fee in an amount equal to (i) the Revolving Loan Commitment, multiplied by (ii) one half of one percent (0.50%).  On the effective date of the activation of such Additional Tranche, Borrowers shall pay Agent, for the benefit of all Lenders committed to provide an Additional Tranche, in accordance with their respective Pro Rata Share, a fee in an amount equal to (i) such Additional Tranche, multiplied by (ii) one half of one percent (0.50%).  Once paid, all such fees pursuant to this Section 2.2(f) shall be non-refundable.

(g)Deferred Revolving Loan Origination Fee.  If Lenders’ funding obligations in respect of the Revolving Loan Commitment under this Agreement terminate for any reason (whether by voluntary termination by Borrowers, by reason of the occurrence of an Event of Default or otherwise) prior to the Commitment Expiry Date, Borrowers shall pay to Agent, for the benefit of all Lenders committed to make Revolving Loans on the Closing Date, a fee as compensation for the costs of such Lenders being prepared to make funds available to Borrowers under this Agreement, equal to an amount determined by multiplying (x) the sum of the Revolving Loan Commitment by the following applicable percentage amount:  three percent (3%) for the first year following the Closing Date, two percent (2%) for the second year following the Closing Date, and one percent (1%) thereafter. All fees payable pursuant to this paragraph shall be deemed fully earned and non-refundable as of the Closing Date.

(h)[Reserved].

(i)[Reserved].

(j)Audit Fees.  Borrowers shall pay to Agent, for its own account and not for the benefit of any other Lenders, all reasonable fees and expenses in connection with audits and inspections of Borrowers’ books and records, audits, valuations or appraisals of the Collateral, audits of Borrowers’ compliance with applicable Laws and such other matters as Agent shall deem appropriate, which shall be due and payable on the first Business Day of the month following the date of issuance by Agent of a written request for payment thereof to Borrowers; provided, that, as long as no Event of Default has occurred within the preceding twelve (12) months, Agent shall be entitled to such reimbursement for no more than two audits/inspections per calendar year.

(k)Wire Fees.  Borrowers shall pay to Agent, for its own account and not for the account of any other Lenders, on written demand, fees for incoming and outgoing wires made for the account of Borrowers, such fees to be based on Agent’s then current wire fee schedule (available upon written request of the Borrowers).

(l)Late Charges.  If payments of principal (other than a final installment of principal upon the Termination Date), interest due on the Obligations, or any other amounts due hereunder or under the other Financing Documents are not timely made and remain overdue for a period of five (5) Business Days, Borrowers, without notice or demand by Agent, promptly shall pay to Agent, for its own account and not for the benefit of any other Lenders, as additional compensation to Agent in administering the Obligations, an amount equal to five percent (5.0%) of each delinquent payment.

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(m)Computation of Interest and Related Fees.  All interest and fees under each Financing Document shall be calculated on the basis of a 360-day year for the actual number of days elapsed.  The date of funding of a Loan shall be included in the calculation of interest.  The date of payment of a Loan shall be excluded from the calculation of interest.  If a Loan is repaid on the same day that it is made, one (1) day’s interest shall be charged.

(n)Automated Clearing House Payments.  If Agent so elects, monthly payments of principal, interest, fees, expenses or any other amounts due and owing from Borrower to Agent hereunder shall be paid to Agent by Automated Clearing House debit of immediately available funds from the financial institution account designated by Borrower Representative in the Automated Clearing House debit authorization executed by Borrowers or Borrower Representative in connection with this Agreement, and shall be effective upon receipt.  Borrowers shall execute any and all forms and documentation necessary from time to time to effectuate such automatic debiting.  In no event shall any such payments be refunded to Borrowers.

Notes

.  The portion of the Loans made by each Lender shall be evidenced, if so requested by such Lender, by one or more promissory notes executed by Borrowers on a joint and several basis (each, a “Note”) in an original principal amount equal to such Lender’s Revolving Loan Commitment Amount.  Upon activation of an Additional Tranche in accordance with Section 2.1(f) hereof, Borrowers shall deliver to each Lender to whom Borrowers previously delivered a Note, a restated Note evidencing such Lender’s Revolving Loan Commitment Amount.

[Reserved]

.

[Reserved]

.

Section 2.6General Provisions Regarding Payment; Loan Account.

(a)All payments to be made by each Borrower under any Financing Document, including payments of principal and interest made hereunder and pursuant to any other Financing Document, and all fees, expenses, indemnities and reimbursements, shall be made without set-off, recoupment or counterclaim.  If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension (it being understood and agreed that, solely for purposes of calculating financial covenants and computations contained herein and determining compliance therewith, if payment is made, in full, on any such extended due date, such payment shall be deemed to have been paid on the original due date without giving effect to any extension thereto).  Any payments received in the Payment Account before 12:00 noon (Eastern time) on any date shall be deemed received by Agent on such date, and any payments received in the Payment Account at or after 12:00 noon (Eastern time) on any date shall be deemed received by Agent on the next succeeding Business Day.

(b)Agent shall maintain a loan account (the “Loan Account”) on its books to record Loans and other extensions of credit made by the Lenders hereunder or under any other Financing Document, and all payments thereon made by each Borrower.  All entries in the Loan Account shall be made in accordance with Agent’s customary accounting practices as in effect from time to time.  The balance in the Loan Account, as recorded in Agent’s books and records at any time shall be conclusive and binding evidence of the amounts due and owing to Agent by each Borrower absent manifest error; provided, however, that any failure to so record or any error in so recording shall not limit or otherwise affect any Borrower’s duty to pay all amounts owing hereunder or under any other Financing Document.  Agent shall endeavor to provide Borrowers with a monthly statement regarding the Loan Account (but neither Agent nor any Lender shall have any liability if Agent shall fail to provide any such statement).  Unless any Borrower notifies Agent of any objection to any such statement (specifically describing the basis for such objection) within ninety (90) days after the date of receipt thereof, it shall be deemed final, binding and conclusive upon Borrowers in all respects as to all matters reflected therein.

Maximum Interest

.  In no event shall the interest charged with respect to the Loans or any other Obligations of any Borrower under any Financing Document exceed the maximum amount permitted under the laws of the State of Maryland or of any other applicable jurisdiction.  Notwithstanding anything to the contrary herein or elsewhere, if at any time the rate of interest payable hereunder or under any Note or other Financing Document (the

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“Stated Rate”) would exceed the highest rate of interest permitted under any applicable law to be charged (the “Maximum Lawful Rate”), then for so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the Stated Rate is less than the Maximum Lawful Rate, each Borrower shall, to the extent permitted by law, continue to pay interest at the Maximum Lawful Rate until such time as the total interest received is equal to the total interest which would have been received had the Stated Rate been (but for the operation of this provision) the interest rate payable.  Thereafter, the interest rate payable shall be the Stated Rate unless and until the Stated Rate again would exceed the Maximum Lawful Rate, in which event this provision shall again apply.  In no event shall the total interest received by any Lender exceed the amount which it could lawfully have received had the interest been calculated for the full term hereof at the Maximum Lawful Rate. If, notwithstanding the prior sentence, any Lender has received interest hereunder in excess of the Maximum Lawful Rate, such excess amount shall be applied to the reduction of the principal balance of the Loans or to other amounts (other than interest) payable hereunder, and if no such principal or other amounts are then outstanding, such excess or part thereof remaining shall be paid to Borrowers.  In computing interest payable with reference to the Maximum Lawful Rate applicable to any Lender, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made.

Section 2.8Taxes; Capital Adequacy.

(a)All payments of principal and interest on the Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any Taxes, except as required by applicable Law.  If any withholding or deduction from any payment to be made by any Borrower hereunder is required in respect of any Taxes (other than Excluded Taxes) pursuant to any applicable Law, then Borrowers will: (i) pay directly to the relevant authority the full amount required to be so withheld or deducted; (ii) promptly forward to Agent a copy of a receipt or other documentation reasonably satisfactory to Agent evidencing such payment to such authority; and (iii) pay to Agent for the account of Agent and Lenders such additional amount or amounts as is necessary to ensure that the net amount actually received by Agent and each Lender will equal the full amount Agent and such Lender would have received had no such withholding or deduction been required.  If any Taxes (other than Excluded Taxes) are directly asserted against Agent or any Lender with respect to any payment received by Agent or such Lender hereunder, Agent or such Lender may pay such Taxes and Borrowers, after written demand therefor, will promptly pay such additional amounts (including any penalty, interest or expense) as is necessary in order that the net amount received by such Person after the payment of such Taxes (including any Taxes (other than Excluded Taxes) on such additional amount) shall equal the amount such Person would have received had such Taxes not been asserted so long as such amounts have accrued on or after the day which is two hundred seventy (270) days prior to the date on which Agent or such Lender first made written demand therefor.

If any Borrower fails to pay any Taxes (other than Excluded Taxes) when due to the appropriate taxing authority or fails to promptly remit to Agent, for the account of Agent and the respective Lenders, after written demand therefor, the required receipts or other required documentary evidence, Borrowers shall indemnify Agent and Lenders for any incremental Taxes (other than Excluded Taxes), interest or penalties that may become payable by Agent or any Lender as a result of any such failure.

(b)Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Agent timely reimburse it for the payment of, any present or future stamp, court or documentary, intangible, recording, filing or similar taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement, except any such taxes that are Other Connection Taxes imposed with respect to an assignment.

(c)Each Lender that is a party hereto on the Closing Date or purports to become an assignee of an interest as a Lender under this Agreement after the Closing Date (unless such Lender was already a Lender hereunder immediately prior to such assignment) shall execute and deliver to each of Borrowers and Agent one or more (as Borrowers or Agent may reasonably request) United States Internal Revenue Service Forms W-9, W-8ECI, W-8BEN, W-8IMY (accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, IRS Form W-9, and/or other certification documents prescribed by applicable Law or reasonably requested by Borrower or Agent from each beneficial owner, as applicable) or W-8BEN-E (as applicable) and other applicable forms, certificates or

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documents prescribed by the United States Internal Revenue Service or reasonably requested by Borrower or Agent certifying as to such Lender’s entitlement to a complete exemption from or reduction in withholding or deduction of Taxes. If a payment made to a Lender under any this Agreement would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such other applicable forms, certificates or documents reasonably requested by Borrower or the Agent as may be necessary for Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under  FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of the immediately preceding sentence, “FATCA” shall include any amendments made to FATCA after the date of this Agreement. Borrowers shall not be required to pay additional amounts to any Lender pursuant to this Section 2.8 with respect to United States withholding and income Taxes to the extent that the obligation to pay such additional amounts would not have arisen but for the failure of such Lender to comply with this paragraph other than as a result of a change in law. Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 2.8(c) expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and the Agent in writing of its legal inability to do so.

(d)If any Lender shall determine in its commercially reasonable judgment that the adoption or taking effect of, or any change in, any applicable Law regarding capital adequacy, in each instance, after the Closing Date, or any change after the Closing Date in the interpretation, administration or application thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation, administration or application thereof, or the compliance by any Lender or any Person controlling such Lender with any request, guideline or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency adopted or otherwise taking effect after the Closing Date, has or would have the effect of reducing the rate of return on such Lender’s or such controlling Person’s capital as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such controlling Person could have achieved but for such adoption, taking effect, change, interpretation, administration, application or compliance (taking into consideration such Lender’s or such controlling Person’s policies with respect to capital adequacy) then from time to time, upon written demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to Agent), Borrowers shall promptly pay to such Lender such additional amount as will compensate such Lender or such controlling Person for such reduction, so long as such amounts have accrued on or after the day which is two hundred seventy (270) days prior to the date on which such Lender first made demand therefor; provided, however, that notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “change in applicable Law”, regardless of the date enacted, adopted or issued.

(e)If any Lender requires compensation under Section 2.8(d), or if Borrower is required to pay any Taxes (other than Excluded Taxes) or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.8(a), then, upon the written request of Borrower Representative, such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder (subject to the terms of this Agreement) to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or materially reduce amounts payable pursuant to any such subsection, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender (as determined in its sole discretion).  Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(f)If Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.8 (including by the

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payment of additional amounts pursuant to Section 2.8(a)), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.8(f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.8(f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.8(f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

Appointment of Borrower Representative

.  Each Borrower hereby designates Borrower Representative as its representative and agent on its behalf for the purposes of issuing Notices of Borrowing, and Borrowing Base Certificates, and giving instructions with respect to the disbursement of the proceeds of the Loans, giving and receiving all other notices and consents hereunder or under any of the other Financing Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or Borrowers under the Financing Documents.  Borrower Representative hereby accepts such appointment.  Notwithstanding anything to the contrary contained in this Agreement, no Borrower other than Borrower Representative shall be entitled to take any of the foregoing actions.  The proceeds of each Loan made hereunder shall be advanced to or at the direction of Borrower Representative and if not used by Borrower Representative in its business (for the purposes provided in this Agreement) shall be deemed to be immediately advanced by Borrower Representative to the appropriate other Borrower hereunder as an intercompany loan (collectively, “Intercompany Loans”).  All collections of each Borrower in respect of Accounts and other proceeds of Collateral of such Borrower received by Agent and applied to the Obligations shall also be deemed to be repayments of the Intercompany Loans owing by such Borrower to Borrower Representative.  Borrowers shall maintain accurate books and records with respect to all Intercompany Loans and all repayments thereof.  Agent and each Lender may regard any notice or other communication pursuant to any Financing Document from Borrower Representative as a notice or communication from all Borrowers, and may give any notice or communication required or permitted to be given to any Borrower or all Borrowers hereunder to Borrower Representative on behalf of such Borrower or all Borrowers.  Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

Section 2.10Joint and Several Liability; Rights of Contribution; Subordination and Subrogation.

(a)Borrowers are defined collectively to include all Persons named as one of the Borrowers herein; provided, however, that any references herein to “any Borrower”, “each Borrower” or similar references, shall be construed as a reference to each individual Person named as one of the Borrowers herein.  Each Person so named shall be jointly and severally liable for all of the obligations of Borrowers under this Agreement.  Each Borrower, individually, expressly understands, agrees and acknowledges, that the credit facilities would not be made available on the terms herein in the absence of the collective credit of all of the Persons named as the Borrowers herein, the joint and several liability of all such Persons, and the cross-collateralization of the collateral of all such Persons.  Accordingly, each Borrower individually acknowledges that the benefit to each of the Persons named as one of the Borrowers as a whole constitutes reasonably equivalent value, regardless of the amount of the credit facilities actually borrowed by, advanced to, or the amount of collateral provided by, any individual Borrower.  In addition, each entity named as one of the Borrowers herein hereby acknowledges and agrees that all of the representations, warranties, covenants, obligations, conditions, agreements and other terms contained in this Agreement shall be applicable to and shall be binding upon and measured and enforceable individually against each Person named as one of the Borrowers herein as well as all such Persons when taken together.  By way of illustration, but without limiting the generality of the foregoing, the terms of Section 10.1 of this Agreement are to be applied to each individual Person named as one

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of the Borrowers herein (as well as to all such Persons taken as a whole), such that the occurrence of any of the events described in Section 10.1 of this Agreement as to any Person named as one of the Borrowers herein shall constitute an Event of Default even if such event has not occurred as to any other Persons named as the Borrowers or as to all such Persons taken as a whole.

(b)Notwithstanding any provisions of this Agreement to the contrary, it is intended that the joint and several nature of the liability of each Borrower for the Obligations and the Liens granted by Borrowers to secure the Obligations, not constitute a Fraudulent Conveyance (as defined below).  Consequently, Agent, Lenders and each Borrower agree that if the liability of a Borrower for the Obligations, or any Liens granted by such Borrower securing the Obligations would, but for the application of this sentence, constitute a Fraudulent Conveyance, the liability of such Borrower and the Liens securing such liability shall be valid and enforceable only to the maximum extent that would not cause such liability or such Lien to constitute a Fraudulent Conveyance, and the liability of such Borrower and this Agreement shall automatically be deemed to have been amended accordingly.  For purposes hereof, the term “Fraudulent Conveyance” means a fraudulent conveyance under Section 548 of Chapter 11 of Title II of the Bankruptcy Code or a fraudulent conveyance or fraudulent transfer under the applicable provisions of any fraudulent conveyance or fraudulent transfer law or similar law of any state, nation or other governmental unit, as in effect from time to time.

(c)Agent is hereby authorized, without notice or demand (except as otherwise specifically required under this Agreement) and without affecting the liability of any Borrower hereunder, at any time and from time to time, to (i) renew, extend or otherwise increase the time for payment of the Obligations; (ii) with the written agreement of any Borrower, change the terms relating to the Obligations or otherwise modify, amend or change the terms of any Note or other agreement, document or instrument now or hereafter executed by any Borrower and delivered to Agent for any Lender; (iii) accept partial payments of the Obligations; (iv) take and hold any Collateral for the payment of the Obligations or for the payment of any guaranties of the Obligations and exchange, enforce, waive and release any such Collateral; (v) apply any such Collateral and direct the order or manner of sale thereof as Agent, in its sole discretion, may determine; and (vi) settle, release, compromise, collect or otherwise liquidate the Obligations and any Collateral therefor in any manner, all guarantor and surety defenses being hereby waived by each Borrower.  Without limitations of the foregoing, with respect to the Obligations, each Borrower hereby makes and adopts each of the agreements and waivers set forth in each Guarantee, the same being incorporated hereby by reference.  Except as specifically provided in this Agreement or any of the other Financing Documents, Agent shall have the exclusive right to determine the time and manner of application of any payments or credits, whether received from any Borrower or any other source, and such determination shall be binding on all Borrowers.  All such payments and credits may be applied, reversed and reapplied, in whole or in part, to any of the Obligations that Agent shall determine, in its sole discretion, without affecting the validity or enforceability of the Obligations of the other Borrower.

(d)Each Borrower hereby agrees that, except as hereinafter provided, its obligations hereunder shall be unconditional, irrespective of (i) the absence of any attempt to collect the Obligations from any obligor or other action to enforce the same; (ii) the waiver or consent by Agent with respect to any provision of any instrument evidencing the Obligations, or any part thereof, or any other agreement heretofore, now or hereafter executed by a Borrower and delivered to Agent; (iii) failure by Agent to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the Obligations; (iv) the institution of any proceeding under the Bankruptcy Code, or any similar proceeding, by or against a Borrower or Agent’s election in any such proceeding of the application of Section 1111(b)(2) of the Bankruptcy Code; (v) any borrowing or grant of a security interest by a Borrower as debtor-in-possession, under Section 364 of the Bankruptcy Code; (vi) the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of Agent’s claim(s) for repayment of any of the Obligations; or (vii) any other circumstance other than payment in full of the Obligations which might otherwise constitute a legal or equitable discharge or defense of a guarantor or surety.

(e)The Borrowers hereby agree, as between themselves, that to the extent that Agent, on behalf of Lenders, shall have received from any Borrower any Recovery Amount (as defined below), then the paying Borrower shall have a right of contribution against each other Borrower in an amount equal to such other Borrower’s contributive share of such Recovery Amount; provided, however, that in the event any Borrower suffers a Deficiency Amount (as defined below), then the Borrower suffering the Deficiency Amount shall be entitled to seek and receive contribution from and against the other Borrowers in an amount equal to the Deficiency Amount; and provided,

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further, that in no event shall the aggregate amounts so reimbursed by reason of the contribution of any Borrower equal or exceed an amount that would, if paid, constitute or result in Fraudulent Conveyance.  Until all Obligations have been paid and satisfied in full, no payment made by or for the account of a Borrower including, without limitation, (i) a payment made by such Borrower on behalf of the liabilities of any other Borrower, or (ii) a payment made by any other Guarantor under any Guarantee, shall entitle such Borrower, by subrogation or otherwise, to any payment from such other Borrower or from or out of such other Borrower’s property.  The right of each Borrower to receive any contribution under this Section 2.10(e) or by subrogation or otherwise from any other Borrower shall be subordinate in right of payment to the Obligations and such Borrower shall not exercise any right or remedy against such other Borrower or any property of such other Borrower by reason of any performance of such Borrower of its joint and several obligations hereunder, until the Obligations have been indefeasibly paid and satisfied in full, and no Borrower shall exercise any right or remedy with respect to this Section 2.10(e) until the Obligations have been indefeasibly paid and satisfied in full.  As used in this Section 2.10(e), the term “Recovery Amount” means the amount of proceeds received by or credited to Agent from the exercise of any remedy of the Lenders under this Agreement or the other Financing Documents, including, without limitation, the sale of any Collateral.  As used in this Section 2.10(e), the term “Deficiency Amount” means any amount that is less than the entire amount a Borrower is entitled to receive by way of contribution or subrogation from, but that has not been paid by, the other Borrowers in respect of any Recovery Amount attributable to the Borrower entitled to contribution, until the Deficiency Amount has been reduced to $0 through contributions and reimbursements made under the terms of this Section 2.10(e) or otherwise.

Section 2.11Collections and Lockbox Account.

(a)From and after the Lockbox Post-Closing Period, Borrowers shall maintain a lockbox (the “Lockbox”) with Silicon Valley Bank (the “Lockbox Bank”), subject to the provisions of this Agreement, and shall execute with the Lockbox Bank a Deposit Account Control Agreement and such other agreements related to such Lockbox as Agent may require.  From and after the Lockbox Post-Closing Period, Borrowers shall ensure that all collections of Accounts of the Borrowers and the Secured Guarantors (other than Accounts for which the Account Debtor is a Governmental Account Debtor) are paid directly from Account Debtors (i) into the Lockbox for deposit into the Lockbox Account and/or (ii) directly into the Lockbox Account; provided, however, unless Agent shall otherwise direct by written notice to Borrowers, Borrowers shall be permitted to cause Account Debtors who are individuals to pay such Accounts directly to Borrowers, which Borrowers shall then administer and apply in the manner required below.   At all times during the Lockbox Post-Closing Period, Borrowers shall ensure that (x) by the close of business on Wednesday of each calendar week, all collections of Accounts (other than Accounts for which the Account Debtor is a Governmental Account Debtor) received prior to such Wednesday are transferred into the Payment Account and (y) by the close of business on Friday of each calendar week, all collections of Accounts (other than Accounts for which the Account Debtor is a Governmental Account Debtor) received prior to such Friday are transferred into the Payment Account.  From and after the Lockbox Post-Closing Period, all funds deposited into a Lockbox Account shall be transferred into the Payment Account by the close of each Business Day.

(b)If any of the Account Debtors of any Borrower or any Secured Guarantor are Governmental Account Debtors, from and after the Lockbox Post-Closing Period, Borrower shall establish and maintain additional lockboxes (also herein referred to collectively in the singular as the “Lockbox”) and related Lockbox Accounts with the Lockbox Bank, subject to the provisions of this Agreement, and shall execute with the Lockbox Bank a Deposit Account Restriction Agreement and such other agreements related to such Lockbox as Agent may require. A separate Lockbox shall be established for any Borrower that is a licensed provider under the Medicaid or Medicare programs, if applicable. From and after the Lockbox Post-Closing Period, Borrower shall ensure that all collections of such Accounts due from Governmental Account Debtors are paid directly from such Account Debtors into the applicable Lockbox and/or Lockbox Account established pursuant to this subsection for deposit into the Lockbox Account established pursuant to this subsection. At all times during the Lockbox Post-Closing Period, Borrowers shall ensure that (x) by the close of business on Wednesday of each calendar week, all collections of Accounts due from Governmental Account Debtors received prior to such Wednesday are transferred into the Payment Account and (y) by the close of business on Friday of each calendar week, all collections of Accounts due from Governmental Account Debtors received prior to such Friday are transferred into the Payment Account.  From and after the Lockbox Post-Closing Period, all funds deposited into a Lockbox Account that is subject (or required to be subject) to a Deposit Account Restriction Agreement shall be transferred into either (at Agent’s option) (i) the Payment Account by the close of each Business Day, or (ii) the Lockbox Account established

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pursuant to Section 2.11(a), which such transfer shall be made via an automatic immediate intrabank transfer, and then transferred to the Payment Account by the close of each Business Day.

(c)Notwithstanding anything in any lockbox agreement or Deposit Account Control Agreement to the contrary, Borrowers agree that they shall be liable for any fees and charges in effect from time to time and charged by the Lockbox Bank in connection with the Lockbox, the Lockbox Account, and that Agent shall have no liability therefor.  Borrowers hereby indemnify and agree to hold Agent harmless from any and all liabilities, claims, losses and demands whatsoever, including reasonable attorneys’ fees and expenses, arising from or relating to actions of Agent or the Lockbox Bank pursuant to this Section or any lockbox agreement or Deposit Account Control Agreement or similar agreement, except to the extent of such losses arising solely from Agent’s gross negligence or willful misconduct.

(d)Agent shall apply, on a daily basis, all funds transferred into the Payment Account pursuant to this Section to reduce the outstanding Revolving Loans in such order of application as Agent shall elect.  If as the result of collections of Accounts pursuant to the terms and conditions of this Section, a credit balance exists with respect to the Loan Account, such credit balance shall not accrue interest in favor of Borrowers, but Agent shall transfer such funds into an account that is subject to a Control Agreement designated by Borrower Representative for so long as no Event of Default exists.

(e)To the extent that any collections of Accounts of any Borrower or any Secured Guarantor or proceeds of other Collateral are not sent directly to the Lockbox or Lockbox Account but are received by any Borrower, such collections shall be held in trust for the benefit of Agent pursuant to an express trust created hereby and immediately remitted, in the form received, to applicable Lockbox or Lockbox Account.  No such funds received by any Borrower shall be commingled with other funds of the Borrowers.  If any funds received by any Borrower are commingled with other funds of the Borrowers, or are required to be deposited to a Lockbox or Lockbox Account and are not so deposited within three (3) Business Days, then Borrowers shall pay to Agent, for its own account and not for the account of any other Lenders, a compliance fee equal to $500 for each day that any such conditions exist.

(f)Borrowers acknowledge and agree that compliance with the terms of this Section is essential, and that Agent and Lenders will suffer immediate and irreparable injury and have no adequate remedy at law, if any Borrower, through acts or omissions, causes or permits Account Debtors to send payments other than to the Lockbox or Lockbox Accounts or if any Borrower fails to promptly deposit collections of Accounts or proceeds of other Collateral in the Lockbox Account as herein required.  Accordingly, in addition to all other rights and remedies of Agent and Lenders hereunder, Agent shall have the right to seek specific performance of the Borrowers’ obligations under this Section, and any other equitable relief as Agent may deem necessary or appropriate, and Borrowers waive any requirement for the posting of a bond in connection with such equitable relief.

(g)Borrowers shall not, and Borrowers shall not suffer or permit any Credit Party to, (i) withdraw any amounts from any Lockbox Account, (ii) change the procedures or sweep instructions under the agreements governing any Lockbox Accounts, or (iii) send to or deposit in any Lockbox Account any funds other than payments made with respect to and proceeds of Accounts or other Collateral.  Borrowers shall, and shall cause each Credit Party to, cooperate with Agent in the identification and reconciliation on a daily basis of all amounts received in or required to be deposited into the Lockbox Accounts.  If more than five percent (5%) of the collections of Accounts received by Borrowers during any given fifteen (15) day period is not identified or reconciled to the reasonable satisfaction of Agent within ten (10) Business Days of receipt, Agent shall not be obligated to make further advances under this Agreement until such amount is identified or is reconciled to the reasonable satisfaction of Agent, as the case may be.  In addition, if any such amount cannot be identified or reconciled to the reasonable satisfaction of Agent, Agent may utilize its own staff or, if it deems necessary, engage an outside auditor, in either case at Borrowers’ expense (which in the case of Agent’s own staff shall be in accordance with Agent’s then prevailing customary charges (plus expenses)), to make such examination and report as may be necessary to identify and reconcile such amount.

(h)If any Borrower breaches its obligation to direct payments of the proceeds of the Collateral to the Lockbox Account, Agent, as the irrevocably made, constituted and appointed true and lawful attorney for Borrowers, may, by the signature or other act of any of Agent’s authorized representatives (without requiring any of them to do so), direct any Account Debtor to pay proceeds of the Collateral to Borrowers by directing payment to the Lockbox Account.

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Section 2.12Termination; Restriction on Termination.

(a)Termination by Lenders.  In addition to the rights set forth in Section 10.2, Agent may, and at the direction of Required Lenders shall, terminate this Agreement without notice upon or after the occurrence and during the continuance of an Event of Default.

(b)Termination by Borrowers.  Upon at least five (5) Business Days’ prior written notice to Agent and Lenders, Borrower may, at its option, terminate this Agreement; provided, however, that (i) no such termination shall be effective until Borrowers have complied with Section 2.2(g) and the terms of any Fee Letter and have paid in full all Term Credit Obligations in immediately available funds and terminated the Term Credit Documents pursuant to a payoff letter in form and substance satisfactory to Agent and Term Credit Agent and (ii) such termination of this Agreement shall be pursuant to a payoff letter in form and substance satisfactory to Agent. Any notice of termination given by Borrowers shall be irrevocable unless all Lenders otherwise agree in writing and no Lender shall have any obligation to make any Loans on or after the termination date stated in such notice.  Borrowers may elect to terminate this Agreement in its entirety only.  No section of this Agreement or type of Loan available hereunder may be terminated singly.

(c)Effectiveness of Termination.  All of the Obligations shall be immediately due and payable upon the Termination Date.  All undertakings, agreements, covenants, warranties and representations of Borrowers contained in the Financing Documents shall survive any such termination and Agent shall retain its Liens in the Collateral and Agent and each Lender shall retain all of its rights and remedies under the Financing Documents notwithstanding such termination until all Obligations and Term Credit Obligations have been discharged or paid, in full, in immediately available funds, including, without limitation, all Obligations under Section 2.2(g) and the terms of any Fee Letter resulting from such termination.  Notwithstanding the foregoing or the payment in full of the Obligations, Agent shall not be required to terminate its Liens in the Collateral unless, with respect to any loss or damage Agent may incur as a result of dishonored checks or other items of payment received by Agent from Borrower or any Account Debtor and applied to the Obligations, Agent shall, at its option, (i) have received a written agreement satisfactory to Agent, executed by Borrowers and by any Person whose loans or other advances to Borrowers are used in whole or in part to satisfy the Obligations, indemnifying Agent and each Lender from any such loss or damage or (ii) have retained cash Collateral or other Collateral for such period of time as Agent, in its discretion, may deem necessary to protect Agent and each Lender from any such loss or damage.

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES

To induce Agent and Lenders to enter into this Agreement and to make the Loans and other credit accommodations contemplated hereby, each Borrower hereby represents and warrants to Agent and each Lender that:

Due Organization, Authorization: Power and Authority

.

(a)Each Credit Party is duly existing and in good standing, as a Registered Organization in its respective jurisdiction of formation.  Each Credit Party is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.  The Financing Documents have been duly authorized, executed and delivered by each Credit Party and constitute legal, valid and binding agreements enforceable in accordance with their terms, subject to bankruptcy, moratorium and other laws affecting secured creditors generally and equitable principles related to enforceability.  The execution, delivery and performance by each Credit Party of each Financing Document executed or to be executed by it is in each case within such Credit Party’s powers.

(b)The execution, delivery and performance by each Credit Party of the Financing Documents to which it is a party do not (i) conflict with any of such Credit Party’s organizational documents; (ii) contravene, conflict with, constitute a default under or violate any Law; (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which such Credit Party or any of its property or assets may be bound or affected; (iv) require any action by, filing, registration, or qualification with, or Required Permit from, any Governmental Authority (except such Required Permits which have already been obtained and are in full force and effect); or (v) constitute a default under or conflict with any Material Agreement.

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No Credit Party is in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a Material Adverse Effect.

Litigation

.  Except as disclosed on Schedule 3.2 or, after the Closing Date, pursuant to Section 4.7, there are no actions, suits, proceedings or investigations pending or, to the knowledge of the Responsible Officers, threatened in writing by or against any Credit Party that could reasonably be expected to result in a Material Adverse Effect, or which questions the validity of the Financing Documents, or the other documents required thereby or any action to be taken pursuant to any of the foregoing.

No Material Deterioration in Financial Condition; Financial Statements

.  All financial statements for the Credit Parties delivered to Agent or any Lender fairly present, in conformity with GAAP, in all material respects the consolidated financial condition and consolidated results of operations of such Credit Party.  There has been no occurrence of any fact, event or circumstance that could reasonably be expected to result in a Material Adverse Effect since the date of the most recent financial statements and projections submitted to Agent or any Lender. There has been no material adverse deviation from the most recent annual operating plan of Borrower delivered to Agent and Lenders.

Solvency

.  The fair salable value of each Credit Party’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities.  After giving effect to the transactions described in this Agreement, (a) no Credit Party is left with unreasonably small capital in relation to its business as presently conducted, and (b) each Credit Party is able to pay its debts (including trade debts) as they mature.

Subsidiaries; Investments; Margin Stock

.  Borrower and its Subsidiaries do not own any stock, partnership interest or other equity securities, except for Permitted Investments and any Subsidiaries created after the Closing Date that have satisfied the applicable requirements of Section 4.8.  Without limiting the foregoing, Borrower and its Subsidiaries do not own or hold any Margin Stock other than as expressly permitted pursuant to this Agreement and for the avoidance of doubt so as to not result in a violation of Regulation U.

Tax Returns and Payments; Pension Contributions

.  Each Credit Party has timely filed all U.S. federal income, state income and other material tax returns and reports, and, except for those Taxes that are subject to a Permitted Contest or are not material, each Credit Party has timely paid all Taxes owed by such Credit Party. Other than as disclosed to Agent in accordance with Section 4.2, Borrower is unaware of any claims or adjustments proposed in writing for any prior tax years of any such Credit Party which could result in additional material Taxes becoming due and payable by such Credit Party.  For purposes of the foregoing, “material” shall mean in excess of $500,000.  No Credit Party nor any trade or business (whether or not incorporated) that is under common control with any Credit Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of the provisions relating to Section 412 of the Code) or Section 4001 of ERISA (an “ERISA Affiliate”) (i) has failed to satisfy the “minimum funding standards” (as defined in Section 412 of or Section 302 of ERISA), whether or not waived, with respect to any Pension Plan, (ii) has incurred liability with respect to the withdrawal or partial withdrawal of any Credit Party or ERISA Affiliate from any Pension Plan or incurred a cessation of operations that is treated as a withdrawal, (iii) has incurred any liability under Title IV of ERISA (other than for PBGC premiums due but not delinquent under Section 4007 of ERISA), (iv) has had any “reportable event” as defined in Section 4043(c) of ERISA (or the regulations issued thereunder) (other than an event for which the 30-day notice requirement is waived) occur with respect to any Pension Plan or (v) failed to maintain (1) each “plan” (as defined by Section 3(3) of ERISA) in all material respects with the applicable provisions of ERISA, the Code and other federal or state laws, and (2) the tax qualified status of each plan (as defined above) intended to be so qualified.

Intellectual Property and License Agreements

.  A list of all Registered Intellectual Property (registered with the United States Patent and Trademark Office or the United States Copyright Office) of each Credit Party and, to the extent material or entered into on or after January 1, 2013, all in-bound license or sublicense agreements, exclusive out-bound license or sublicense agreements, or other rights of any Credit Party to use Intellectual Property (but excluding in-bound licenses of over-the-counter software that is commercially available to the public), as of the Closing Date and, to the extent material, as updated pursuant to Section 4.14, is set forth on Schedule 3.7.  Such schedule shall be prepared by Borrower in the form provided by Agent and contain all information required in such form.  Except for Permitted Licenses, each Credit Party is the sole owner of its Intellectual Property free and clear of any Liens.  Except as set forth on Schedule 3.7, each patent within the Registered Intellectual Property

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(registered with the United States Patent and Trademark Office) is valid and enforceable and no part of the Material Intangible Assets has been judged invalid or unenforceable, in whole or in part, and to the best of Borrower’s knowledge, no written claim has been made that any part of the Intellectual Property violates the rights of any third party. As of the Closing Date, all Registered Intellectual Property (registered with the United States Patent and Trademark Office or the United States Copyright Office) of any predecessor-in-interest of Borrower (including, without limitation,  AVI Biopharma, Inc.) constituting Material Intangible Assets has been assigned to Borrower in the records of the United States Patent and Trademark Office or the United States Copyright Office, as applicable.

Regulatory Status

.  All of Borrower’s Products and Regulatory Required Permits are listed on Schedule 3.8, respectively (as updated from time to time pursuant to Section 4.16), and Borrower has delivered to Agent a copy of all Regulatory Required Permits requested by Agent as of the date hereof or to the extent requested by Agent pursuant to Section 4.16.  With respect to any Product, (i) Borrower and its Subsidiaries have received, and such Product is the subject of, all Regulatory Required Permits needed in connection with the testing, manufacture, marketing or sale of such Product as currently being conducted by or on behalf of Borrower, and have provided Agent and each Lender with all notices and other information required by Section 4.16, (ii) such Product is being tested, manufactured, marketed or sold, as the case may be, in material compliance with all applicable Laws and Regulatory Required Permits.  As of the Closing Date, there have been no Regulatory Reporting Events.

Accuracy of Schedules and Perfection Certificate

.  All information set forth in the Schedules (other than Schedules 4.13 and 9.1) (the “Disclosure Schedules”) is true, accurate and complete as of the Closing Date, the date of delivery of the last Compliance Certificate and any other subsequent date on which Borrower is requested to update such certificate.  All information set forth in the Perfection Certificate is true, accurate and complete as of the Closing Date and any other subsequent date on which Borrower is requested to update such certificate.

Labor Matters

.  As of the Closing Date, there are no strikes or other labor disputes pending or, to any Borrower’s knowledge, threatened against any Credit Party.  Hours worked and payments made to the employees of the Credit Parties have not been in violation of the Fair Labor Standards Act or any other applicable Law dealing with such matters.  All payments due from the Credit Parties, or for which any claim may be made against any of them, on account of wages and employee and retiree health and welfare insurance and other benefits have been paid or accrued as a liability on their books, as the case may be.  The consummation of the transactions contemplated by the Financing Documents will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which it is a party or by which it is bound.

Regulated Entities

.  No Credit Party is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” all within the meaning of the Investment Company Act of 1940.

Margin Regulations

.  None of the proceeds from the Loans have been or will be used, directly or indirectly, for the purpose of purchasing or carrying any “margin stock” (as defined in Regulation U of the Federal Reserve Board), for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any “margin stock” or for any other purpose which might cause any of the Loans to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Federal Reserve Board.

Section 3.13Compliance With Laws; Anti-Terrorism Laws.

(a)Each Credit Party is in compliance with the requirements of all applicable Laws, except for such Laws the noncompliance with which could not reasonably be expected to have a Material Adverse Effect.

(b)None of the Credit Parties and, to the knowledge of the Credit Parties, none of their Affiliates (i) is in violation of any Anti-Terrorism Law, (ii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, (iii) is a Blocked Person, or is controlled by a Blocked Person, (iv) is acting or will act for or on behalf of a Blocked Person, (v) is associated with, or will become associated with, a Blocked Person or (vi) is providing, or will provide, material, financial or technical support or other services to or in support of acts of terrorism of a Blocked Person.  No Credit Party nor, to the knowledge of any Credit Party, any of its Affiliates or agents acting

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or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (B) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law.

Capitalization

.   The authorized equity securities of each of the Credit Parties as of the Closing Date are as set forth on Schedule 3.14.  All issued and outstanding equity securities of each of the Credit Parties are duly authorized and validly issued, fully paid, nonassessable, free and clear of all Liens other than those in favor of Agent for the benefit of Agent and Lenders, and such equity securities were issued in compliance with all applicable Laws.  The identity of the holders of the equity securities of each of the Credit Parties (other than Sarepta) and the percentage of their fully-diluted ownership of the equity securities of each of the Credit Parties (other than Sarepta) as of the Closing Date is set forth on Schedule 3.14.  No shares of the capital stock or other equity securities of any Credit Party, other than those described above, are issued and outstanding as of the Closing Date (or in the case of Sarepta, as of March 31, 2017).  Except as set forth on Schedule 3.14, as of the Closing Date (or in the case of Sarepta, as of March 31, 2017), there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Credit Party of any equity securities of any such entity.

Ownership of Property

.  Except to the extent covered by Section 3.7, each Borrower and each of its Subsidiaries is the lawful owner of, has good and marketable title to and is in lawful possession of, or has valid leasehold interests in, all properties and other assets (real or personal, tangible, intangible or mixed) purported or reported to be owned or leased (as the case may be) by such Person.

Consummation of Operative Documents; Brokers

.  Except for fees payable to Agent and/or Lenders, no broker, finder or other intermediary has brought about the obtaining, making or closing of the transactions contemplated by the Operative Documents, and no Credit Party has or will have any obligation to any Person in respect of any finder’s or brokerage fees, commissions or other expenses in connection herewith or therewith.

[Reserved]

.

[Reserved]

.

Compliance with Environmental Requirements; No Hazardous Materials

.  Except in each case as set forth on Schedule 3.19:

(a)no notice, notification, demand, request for information, citation, summons, complaint or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending, or to such Borrower’s knowledge, threatened by any Governmental Authority or other Person with respect to any (i) alleged violation by any Credit Party of any Environmental Law, (ii) alleged failure by any Credit Party to have any Permits required in connection with the conduct of its business or to comply with the terms and conditions thereof, (iii) any generation, treatment, storage, recycling, transportation or disposal of any Hazardous Materials, or (iv) release of Hazardous Materials; and

(b)no property now owned or leased by any Credit Party and, to the knowledge of each Borrower, no such property previously owned or leased by any Credit Party, to which any Credit Party has, directly or indirectly, transported or arranged for the transportation of any Hazardous Materials, is listed or, to such Borrower’s knowledge, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, or CERCLIS (as defined in CERCLA) or any similar state list or is the subject of federal, state or local enforcement actions or, to the knowledge of such Borrower, other investigations which may lead to claims against any Credit Party for clean-up costs, remedial work, damage to natural resources or personal injury claims, including, without limitation, claims under CERCLA.

[Reserved]

.

[Reserved]

.

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Full Disclosure

.  None of the written information (financial or otherwise) taken as a whole furnished by or on behalf of any Credit Party to Agent or any Lender in connection with the consummation of the transactions contemplated by the Operative Documents, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which such statements were made.  All financial projections delivered to Agent and the Lenders by Borrowers (or their agents) have been prepared on the basis of the assumptions stated therein.  Such projections represent each Borrower’s best estimate of such Borrower’s future financial performance and such assumptions are believed by such Borrower to be fair and reasonable in light of current business conditions; provided, however, that Borrowers can give no assurance that such projections will be attained.

Interest Rate

.  The rate of interest paid under the Notes and the method and manner of the calculation thereof do not violate any usury or other law or applicable Laws,  any of the Organizational Documents, or any of the Operative Documents.

[Reserved]

.

ARTICLE 4 - AFFIRMATIVE COVENANTS

Each Borrower agrees that, so long as any Credit Exposure exists:

Organization and Existence, Government Compliance

.

(a)Each Credit Party shall maintain its legal existence and good standing in its respective jurisdiction of formation and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect.  If a Credit Party is not now a Registered Organization but later becomes one, Borrower shall promptly notify Agent of such occurrence and provide Agent with such Credit Party’s organizational identification number.

(b)Each Credit Party shall comply with all Laws, ordinances and regulations to which it or its business locations is subject, the noncompliance with which could reasonably be expected to result in a Material Adverse Effect.  Each Credit Party shall obtain and keep in full force and effect and comply with all of the Required Permits, except where failure to have or maintain compliance with or effectiveness of such Required Permit could not reasonably be expected to result in a Material Adverse Effect.  Upon request of Agent or any Lender, each Credit Party shall promptly (and in any event within three (3) Business Days of such request) provide copies of any such obtained Required Permits to Agent. Borrower shall notify Agent within three (3) Business Days of the occurrence of any facts, events or circumstances known to a Borrower, whether threatened, existing or pending, that could cause any Required Permit to become limited, suspended or revoked.  Notwithstanding the foregoing, each Credit Party shall comply with Section 4.16 as it relates to Regulatory Required Permits and to the extent that there is a conflict between this Section and Section 4.16 as it relates to Regulatory Required Permits, Section 6.16 shall govern.

Section 4.2Financial Statements, Reports, Certificates.

(a)Each Credit Party shall deliver to Agent and each Lender: (i) as soon as available, but no later than fifty-five (55) days after the last day of each fiscal quarter, a company prepared consolidated (and, at the reasonable request of Agent, consolidating) balance sheet, income statement and cash flow statement covering such Credit Party’s consolidated operations for such fiscal quarter certified by a Responsible Officer and in a form reasonably acceptable to Agent and each Lender; (ii) as soon as available, but no later than one hundred twenty (120) days after the last day of a Credit Party’s fiscal year, audited consolidated (and, at the reasonable request of Agent, consolidating) financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm acceptable to Agent and each Lender in its reasonable discretion; (iii) as soon as available after approval thereof by such Credit Party’s governing board, but no later than thirty (30) days after the last day of such Credit Party’s fiscal year, and as amended and/or updated, such Credit Party’s operating plan (including financial projections) for current fiscal year; (iv) within five (5) days of delivery, copies of all statements, reports and notices made available to all of such Credit Party’s security holders or to any holders of Subordinated Debt; (v) within five (5) days of filing, all reports on Form 10-K, 10-Q and 8 K filed

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with the Securities and Exchange Commission (“SEC”) or a link thereto on such Credit Party’s or another website on the Internet; (vi) as soon as available, but no later than ten (10) days after the last day of each month, copies of the month-end account statements for each Collateral Account maintained by Borrower, each Secured Guarantor and the Securities Subsidiary, which statements may be provided to Agent and each Lender by Borrower or directly from the applicable institution(s); (vii) promptly (and in any event within ten (10) days of any request therefor) such readily available budgets, sales projections, operating plans, financial information and other information, reports or statements regarding the Credit Parties or their respective businesses, contractors and subcontractors reasonably requested by Agent or any Lender; and (viii) within ten (10) days after any Credit Party becomes aware of any claim or adjustment proposed for any prior tax years of any Credit Party or any of their Subsidiaries which could result in additional material Taxes becoming due and payable by such Credit Party or Subsidiary, notice of such claim or adjustment, which purposes of the foregoing clause (viii), “material” shall mean in excess of $500,000.  Delivery of the foregoing financial statements and other items as set forth in clauses (i), (ii), (iv) and (v) of this Section 4.2(a) may be satisfied by written notice that such financial statements or other items have been filed with the SEC or posted on the Borrower’s website, which written notice shall include an electronic link to such financial statements or other items.

(b)Borrower shall deliver to Agent and each Lender with the quarterly financial statements described above, a duly completed Compliance Certificate signed by a Responsible Officer.

(c)Borrower shall, every ninety (90) days on a schedule to be designated by Agent, and at such other times as Agent shall request, deliver to Agent a schedule of Eligible Accounts.

(d)Borrower shall and shall cause each Credit Party to keep proper books of record and account in accordance with GAAP in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities.  Upon prior written notice and during business hours (which such limitations shall not apply if an Event of Default has occurred), Borrower shall allow, and cause each Credit Party to allow, Agent and Lenders to visit and inspect any properties of a Credit Party, to examine and make abstracts or copies from any Credit Party’s books, to conduct a collateral audit and analysis of its operations and the Collateral to verify the amount and age of the accounts, the identity and credit of the respective account debtors, to review the billing practices of the Credit Party and to discuss its respective affairs, finances and accounts with their respective officers, employees and independent public accountants as often as may reasonably be desired.  Borrower shall reimburse Agent and each Lender for all reasonable costs and expenses associated with such visits and inspections; provided, however, that Borrower shall be required to reimburse Agent and each Lender for such costs and expenses for no more than one (1) such visit and inspection per twelve (12) month period unless a Default or Event of Default has occurred and is continuing during such period; provided that if Agent or Lender, upon the occurrence of a Default of Event of Default, is in the process of performing, or has incurred any costs or expenses in connection with, such reimbursable visit or inspection when such Default or Event of Default is no longer continuing, such partially performed visit or inspection shall not be subject to, and shall not count against, any limitations set forth herein.

(e)Borrower shall, and shall cause each Credit Party to, deliver to Agent and each Lender, within five (5) days after the same are sent or received, copies of all material correspondence, reports, documents and other filings with any Governmental Authority that could reasonably be expected to have a material effect on any of the Required Permits material to Borrower’s business or otherwise on the operations of Borrower or any of its Subsidiaries (except that reporting related to Regulatory Required Permits and/or Regulatory Reporting Events shall be governed by Section 4.16).

(f)Each Borrower shall, within ten (10) days after the last day of each month, deliver to Agent a duly completed Borrowing Base Certificate signed by a Responsible Officer, with aged listings of accounts receivable and accounts payable (by invoice date).

Maintenance of Property

.  Borrower and each Secured Guarantor shall cause all equipment and other tangible personal property other than Inventory to be maintained and preserved in the same condition, repair and in working order as of the date hereof, ordinary wear and tear excepted, and shall promptly make or cause to be made all repairs, replacements and other improvements in connection therewith that are necessary or desirable to such end.  Borrower and each Secured Guarantor shall keep all Inventory in good and marketable condition, free from material defects.  Returns and allowances between a Borrower (or a Secured Guarantor) and its Account Debtors shall follow the Borrower’s (or such Secured Guarantor’s, as applicable) customary practices as they existed on June 26,

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2015.  Borrower shall promptly notify Agent of all returns, recoveries, disputes and claims that involve more than Five Hundred Thousand Dollars ($500,000) of Inventory collectively among Borrower and the Secured Guarantors.

Taxes; Pensions

.  Borrower shall timely file and cause each Credit Party to timely file, all U.S. federal income, state income and other material tax returns and reports and timely pay, and cause each such Credit Party to timely pay, all Taxes owed, and shall deliver to Agent, upon written demand, appropriate certificates attesting to such payments; provided, however, that any such Credit Party may defer payment of any Taxes that are not material or contested Taxes, and, in the case of contested Taxes, so long as such Credit Party (a) in good faith contests its obligation to pay the Taxes by appropriate proceedings promptly and diligently instituted and conducted, and (b) adequate reserves for such Taxes are maintained on the Books of such Credit Party in accordance with GAAP (such contest, a “Permitted Contest”).  For purposes of the foregoing, “material” shall mean in excess of $500,000.  Borrower shall pay, and cause each Credit Party to pay, all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.  Each Credit Party and their ERISA Affiliates shall timely make all required contributions to each Pension Plan and shall maintain each “plan” (as defined by Section 3(3) of ERISA) in material compliance with the applicable provisions of ERISA, the Code and other federal and state laws.  Borrower shall give written notice to Agent and each Lender promptly (and in any event within three (3) Business Days) upon Borrower becoming aware of any (i) Credit Party’s or any ERISA Affiliate’s failure to make any contribution required to be made with respect to any Pension Plan not having been timely made, (ii)  notice of the PBGC’s, any Credit Party’s or any ERISA Affiliate’s intention to terminate or to have a trustee appointed to administer any such Pension Plan, or (iii) complete or partial withdrawal by any Credit Party or any ERISA Affiliate from any Pension Plan.

Insurance

.  Borrower shall, and shall cause each Secured Guarantor to, keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Agent may reasonably request.  Insurance policies shall be in a form, with companies, and in amounts that are reasonably satisfactory to Agent.  All property policies shall have a lender’s loss payable endorsement showing Agent as sole lender’s loss payee and waive subrogation against Agent, and all liability policies shall show, or have endorsements showing, Agent as an additional insured.  No other loss payees may be shown on the policies unless Agent shall otherwise consent in writing.  If required by Agent, all policies (or the loss payable and additional insured endorsements) shall provide that the insurer shall endeavor to give Agent at least thirty (30) days’ (ten (10) days’ for non-payment of premium) notice before canceling, amending, or declining to renew its policy.  At Agent’s request, Borrower shall deliver certified copies of all such Borrower’s and the Secured Guarantors’ insurance policies and evidence of all premium payments.  If Borrower or any Secured Guarantor fails to obtain insurance as required under this Section 4.5 or to pay any amount or furnish any required proof of payment to third persons and Agent, Agent may make all or part of such payment or obtain such insurance policies required in this Section 4.5, and take any action under the policies Agent deems prudent.  Borrower and each Secured Guarantor hereby waives any rights against Agent and Lenders for any property damages or claims to the extent the same is insured or required to be insured hereunder.

Collateral Accounts

.

(a)Borrower shall, and shall cause each Secured Guarantor to, provide Agent five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution.  In addition, for each Collateral Account that any Borrower or Secured Guarantor at any time maintains (and in connection with any such Collateral Account established after the Closing Date, prior to opening such Collateral Account), Borrower shall, and shall cause each Secured Guarantor to, cause the applicable bank or financial institution at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Agent’s Lien in such Collateral Account in accordance with the terms hereunder, which Control Agreement may not be terminated without prior written consent of Agent.  The provisions of the previous sentence shall not apply to (a) Deposit Accounts exclusively used for payroll, payroll taxes, other trust fund taxes, and, in Agent’s reasonable discretion, other employee wage and benefit payments to or for the benefit of a Borrower’s or a Secured Guarantor’s employees, (b) Deposit Accounts owned by the Securities Subsidiary, (c) the Subject Cash Collateral Accounts or (d) Collateral Accounts in which the daily balances do not exceed $250,000 in the aggregate for all such Collateral Accounts and, in each case, identified to Agent by Borrower as such; provided, however, that at all times Borrower and each Secured Guarantor shall maintain one or more separate Deposit Accounts to hold any and all amounts to be used for payroll, payroll taxes and other employee wage and benefit payments, and

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shall not commingle any monies allocated for such purposes with funds in any other Deposit Account. The provisions of this Section 4.6(a) shall not apply to any Deposit Accounts, Securities Accounts or Commodity Accounts established and/or maintained by any CFC, any CFC Holdco or any Subsidiary of a CFC.

(b)Borrower shall at all times maintain in a Collateral Account subject to a Control Agreement an amount of cash and/or cash equivalents equal to not less than 75% of the sum of (i) the aggregate outstanding principal amount of the Loans plus (ii) the aggregate outstanding principal amount of the Credit Extensions (as defined in the Term Credit Documents) (the “Minimum Cash Amount”).

(c)Borrower shall, and shall cause the Secured Guarantors and the Securities Subsidiary, to maintain securities/asset management accounts with Silicon Valley Bank or its Affiliates which shall have balances at all times equal to the lesser of (i) all balances in all securities/asset management accounts of Borrower, the Secured Guarantors and the Securities Subsidiary or (ii) Five Hundred Million Dollars ($500,000,000).

(d)All Collateral Accounts of Borrower and each Secured Guarantor are set forth on Schedule 4.6(c) as updated pursuant to Section 4.14.

Notices of Material Agreements, Litigation and Defaults; Cooperation in Litigation

.

(a)Borrower shall promptly (and in any event within the time periods specified below) provide written notice to Agent and each Lender of the following:

(i)Within three (3) Business Days of Borrower becoming aware of the existence of any Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default;

(ii)Within three (3) Business Days of Borrower becoming aware of (or having reason to believe any of the following are pending or threatened in writing) any action, suit, proceeding or investigation by or against Borrower or any Credit Party that could reasonably be expected to result in a Material Adverse Effect, or which questions the validity of any of the Financing Documents, or the other documents required thereby or any action to be taken pursuant to any of the foregoing;

(iii)(A) Within three (3) Business Days of Borrower (1) executing and delivering any amendment, consent, waiver or other modification to any Material Agreement that is materially adverse to Borrower or any Secured Guarantor, Agent or any Lender (it being acknowledged that amendments, modifications and waivers with respect to any DMD Agreements among Borrower and its Subsidiaries will be deemed not to be materially adverse to Borrower, Agent or any Lender so long as such amendment, modification or waiver could not reasonably be expected to result in an adverse effect upon the ability of Borrower or any Secured Guarantor to comply with Section 4.15(e) or (2)  receiving or delivering any notice of termination or default or similar notice in connection with any Material Agreement and (B) together with delivery of the next annual Compliance Certificate, the execution of any new Material Agreement and/or any new material amendment, consent, waiver or other modification to any Material Agreement not previously disclosed.

(b)Borrower shall, and shall cause each Credit Party, to provide such further information (including copies of such documentation) as Agent or any Lender shall reasonably request with respect to any of the events or notices described in clause (a).  From the date hereof and continuing through the termination of this Agreement, Borrower shall, and shall cause each Credit Party to, make available to Agent and each Lender, without expense to Agent or any Lender, each Credit Party’s officers, employees and agents and books, to the extent that Agent or any Lender may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Agent or any Lender with respect to any Collateral or relating to a Credit Party.

Creation/Acquisition of Subsidiaries

.  Borrower shall provide Agent with at least ten (10) Business Days (or such shorter period as Agent may accept in its sole discretion) prior written notice of its intention to create or, to the extent permitted pursuant to this Agreement, acquire a new Subsidiary.  Subject to the further

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provisions of this Section 4.8, upon such creation or, to the extent permitted hereunder, acquisition of any Subsidiary, Borrower and such Subsidiary shall promptly (and in any event within five (5) Business Days of such creation or acquisition) take all such action as may be reasonably required by Agent or the Required Lenders to cause each such Subsidiary to either, in the discretion of Agent, become a co-Borrower hereunder or to guarantee the Obligations of Borrower under the Financing Documents and, in each case, grant a continuing pledge and security interest in and to the assets of such Subsidiary as soon as reasonably practicable but in any event, within 30 days after the creation or acquisition of such Subsidiary (substantially as described on Exhibit B hereto); and Borrower shall grant and pledge to Agent, for the ratable benefit of the Lenders, a perfected security interest (subject to the Intercreditor Agreement) in the stock, units or other evidence of ownership of each Subsidiary (the foregoing collectively, the “Joinder Requirements”); provided, that Borrower shall not be permitted to make any Investment in such Subsidiary until such time as Borrower has satisfied the Joinder Requirements and, for the avoidance of doubt, thereafter only such Investments as are permitted to be made pursuant to this Agreement, including, without limitation, Section 5.7 and the definition of “Permitted Investments”.  Notwithstanding the foregoing:

(a)so long as the Securities Subsidiary continues to qualify as a “Security Corporation” as defined in 830 Code of Mass. Regulations 63.38B.1, such Securities Subsidiary shall not be subject to the Joinder Requirements; provided, that, for the avoidance of doubt, (i) Borrower shall not be permitted to make any Investment in such Securities Subsidiary other than pursuant to clause (j) of the definition of Permitted Investments and (ii) the Securities Subsidiary shall be subject to a pledge by Borrower of 100% of the Securities Subsidiary’s equity interests;

(b)with respect to any CFC Holdco, such CFC Holdco shall not be subject to the Joinder Requirements other than, in the case of a first tier CFC Holdco, a pledge by Borrower or Secured Guarantor, as applicable, of 65% of the equity interests of such CFC Holdco which are entitled to vote and 100% of the equity interests of such CFC Holdco which are not entitled to vote (within the meaning of Treasury Reg. Section 1.956-2(c)(2)); and

(c)so long as any Foreign Subsidiary (including, without limitation, Sarepta International and AVI) remains wholly-owned (except with respect to the minimum number of qualifying shares of a director or local resident that are required under applicable Law) by ST International, STIH or another CFC Holdco, another Foreign Subsidiary, Borrower or Secured Guarantor, such Foreign Subsidiary (or any Subsidiary thereof) shall not be subject to the Joinder Requirements; provided, however, that in the event such Foreign Subsidiary is directly owned by Borrower (or any Secured Guarantor), such Foreign Subsidiary shall be subject to a pledge by Borrower (or such Secured Guarantor) of 65% of such Foreign Subsidiary’s equity interests of which are entitled to vote and 100% of such Foreign Subsidiary’s equity interests of which are not entitled to vote (within the meaning of Treasury Reg. Section 1.956-2(c)(2)); and

(d)all Foreign Subsidiaries shall be directly or indirectly wholly-owned (except with respect to the minimum number of qualifying shares of a director or local resident that are required under applicable Law) either by a CFC Holdco whose equity has been pledged to the extent required by paragraph (b) above or by Borrower or a Secured Guarantor, who shall have pledged the equity of such Foreign Subsidiary to the extent required by paragraph (c) above.

The limitations set forth in clauses (b) and (c) above shall not apply and such Persons shall be required to satisfy the Joinder Requirements, if the formation or purpose of such Foreign Subsidiary adversely affects, or could reasonably be expected to adversely affect the Credit Parties’ obligations to comply with Section 4.15(e).

Use of Proceeds

.  Borrower shall use the proceeds of the Loans solely for (a) transaction fees incurred in connection with the Financing Documents, (b) for working capital needs of Borrower and its Subsidiaries, and (c) any other purpose specified in the Financing Documents.  No portion of the proceeds of the Loans will be used for family, personal, agricultural or household use or to purchase Margin Stock other than, with respect to the purchase of Margin Stock, as expressly permitted pursuant to this Agreement and for the avoidance of doubt so as to not result in a violation of Regulation U.

Hazardous Materials; Remediation

.

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(a)If any release or disposal of Hazardous Materials shall occur or shall have occurred on any real property of any Borrower or any Secured Guarantor, such Borrower will cause, or direct the applicable Secured Guarantor to cause, the prompt containment and removal of such Hazardous Materials and the remediation of such real property as is necessary to comply with all Environmental Laws in a manner that does not materially reduce the value of such real property.  Without limiting the generality of the foregoing, each Borrower shall, and shall cause each Secured Guarantor to, comply with each Environmental Law requiring the performance at any real property by any Borrower or any Secured Guarantor of activities in response to the release or threatened release of a Hazardous Material.

(b)In the event of a release or disposal of Hazardous Materials, as described in Section 4.10(a), Borrower will provide Agent, within thirty (30) days after written  demand therefor, with a bond, letter of credit or similar financial assurance evidencing to the reasonable satisfaction of Agent that sufficient funds are available to pay the cost of removing, treating and disposing of such Hazardous Materials or Hazardous Materials Contamination and discharging any assessment which may be established by any Governmental Authority or applicable Law on any real property as a result thereof, such demand to be made, if at all, upon Agent’s determination that the failure to remove, treat or dispose of such Hazardous Materials or Hazardous Materials Contamination, or the failure to discharge any such assessment could reasonably be expected to have a Material Adverse Effect.

(c)If there is any conflict between this Section 4.10 and any environmental indemnity agreement which is a Financing Document, the environmental indemnity agreement shall govern and control.

Power of Attorney

.  Each of the officers of Agent is hereby irrevocably made, constituted and appointed the true and lawful attorney for each Borrower (and each Secured Guarantor) (without requiring any of them to act as such) with full power of substitution, and upon the occurrence and during the continuance of an Event of Default, Agent may do the following:  (a) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (b) so long as Agent has provided not less than three (3) Business Days’ prior written notice to Borrower (or such Secured Guarantor, as applicable) to perform the same and Borrower (or such Secured Guarantor, as applicable) has failed to take such action, (i) execute in the name of any Person comprising Borrower (or such Secured Guarantor, as applicable) any schedules, assignments, instruments, documents, and statements that Borrower (or such Secured Guarantor, as applicable) is obligated to give Agent under this Agreement or that Agent or any Lender deems necessary to perfect or better perfect Agent’s security interest or Lien in any Collateral, (ii) do such other and further acts and deeds in the name of Borrower (or such Secured Guarantor, as applicable) that Agent may deem necessary or desirable to enforce, protect or preserve any Collateral or its rights therein, including, but not limited to, to sign Borrower’s (or such Secured Guarantor’s, as applicable) name on any invoice or bill of lading for any Account or drafts against Account Debtors; and (iii)(A) endorse the name of any Borrower (or such Secured Guarantor, as applicable) upon any and all checks, drafts, money orders, and other instruments for the payment of money that are payable to Borrower (or such Secured Guarantor, as applicable); (B) make, settle, and adjust all claims under Borrower’s (or such Secured Guarantor’s, as applicable) insurance policies; (C) take any action any Borrower (or such Secured Guarantor, as applicable) is required to take under this Agreement or any other Financing Document; (D) transfer the Collateral into the name of Agent or a third party as the UCC permits; (E) exercise any rights and remedies described in this Agreement or the other Financing Documents; and (F) do such other and further acts and deeds in the name of Borrower (or such Secured Guarantor, as applicable) that Agent may deem necessary or desirable to enforce its rights with regard to any Collateral.

Further Assurances

.  Borrower shall, and shall cause each Secured Guarantor to, promptly execute any further instruments and take further action as Agent reasonably requests to perfect or better perfect or continue Agent’s Lien in the Collateral or to effect the purposes of this Agreement or any other Financing Document.

Section 4.13Post-Closing Obligations.

Borrower shall, and shall cause each Secured Guarantor to, complete each of the post-closing obligations and/or deliver to Agent each of the documents, instruments, agreements and information listed on Schedule 4.13, on or before the date set forth for each such item thereon (as the same may be extended by Agent in writing in its sole discretion), each of which shall be completed or provided in accordance with Schedule 4.13.

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Section 4.14Schedule Updates.

Borrower shall (and shall cause each Secured Guarantor), in the event of any information in the Disclosure Schedules becoming outdated, inaccurate, incomplete or misleading, deliver to Agent, together with the next Compliance Certificate required to be delivered under this Agreement after such event, a proposed update to the Disclosure Schedules correcting all outdated, inaccurate, incomplete or misleading information; provided, however, (i) with respect to any proposed updates to the Disclosure Schedules involving Permitted Liens, Permitted Debt or Permitted Investments, Agent will replace the Disclosure Schedules attached hereto with such proposed update only if such updated information is consistent with the definitions of and limitations herein pertaining to Permitted Liens, Permitted Debt or Permitted Investments, (ii) updates to the Disclosure Schedules involving Registered Intellectual Property or Material Agreements relating to Intellectual Property shall be provided only annually, (iii) updates to the Disclosure Schedule involving Registered Intellectual Property shall only be required to the extent relating to Registered Intellectual Property (registered with the United States Patent and Trademark Office or the United States Copyright Office) and (iv) with respect to any proposed updates to the Disclosure Schedules involving other matters, Agent will replace the applicable portion of the Disclosure Schedules attached hereto with such proposed update upon Agent’s approval thereof.

Intellectual Property and Licensing

.

(a)Together with each Compliance Certificate required to be delivered with the annual financial statements pursuant to Section 4.2(b), to the extent (A) Borrower acquires and/or develops any material new Registered Intellectual Property (registered with the United States Patent and Trademark Office or the United States Copyright Office), or (B) Borrower enters into or becomes bound by any additional material in-bound license or sublicense agreement, any additional exclusive material out-bound license or sublicense agreement or other material agreement with respect to rights in Intellectual Property (other than over-the-counter software that is commercially available to the public), or (C) there occurs any other material change in Borrower’s Registered Intellectual Property (registered with the United States Patent and Trademark Office or the United States Copyright Office), in-bound licenses or sublicenses or exclusive out-bound licenses or sublicenses from that listed on Schedule 3.7 (other than a change in counterparty from a Subsidiary that is not a Secured Guarantor to another Subsidiary that is not a Secured Guarantor), together with such Compliance Certificate, Borrower will deliver to Agent an updated Schedule 3.7 reflecting such updated information.  With respect to any updates to Schedule 3.7 involving exclusive out-bound licenses or sublicenses, such licenses shall be consistent with the definitions of and limitations herein pertaining to Permitted Licenses.

(b)If Borrower obtains after the Closing Date any Registered Intellectual Property (other than copyrights, mask works and related applications, which are addressed below), Borrower shall promptly execute such documents and provide such other information (including, without limitation, copies of applications) and take such other actions as Agent shall request in its good faith business judgment to perfect and maintain a first priority perfected security interest (subject to the Intercreditor Agreement) in favor of Agent, for the ratable benefit of Lenders, in the IP Proceeds (as defined in Schedule 9.1) pertaining thereto.

(c)Borrower shall take such commercially reasonable steps as Agent requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (x) all such licenses or agreements to be deemed “Collateral” and for Agent to have a security interest in it that might otherwise be restricted or prohibited by Law or by the terms of any such license or agreement, whether now existing or entered into in the future, and (y) Agent to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Agent’s rights and remedies under this Agreement and the other Financing Documents.

(d)Borrower shall own, or be licensed to use or otherwise have the right to use, all Material Intangible Assets.  Borrower shall cause all Registered Intellectual Property to be duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filings or issuances, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.  Borrower shall at all times conduct its business without intentional infringement of any Intellectual Property rights of others.  Borrower shall (i) protect, defend and maintain the validity and enforceability of its Material Intangible Assets (ii) promptly advise Agent in writing of material infringements of its Material Intangible Assets by a third party, or of a written notice sent by a third party of a material claim of infringement by Borrower on the Intellectual Property rights of others; and (iii) not

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allow any of Borrower’s Material Intangible Assets to be abandoned, invalidated, forfeited or dedicated to the public or to become unenforceable unless ordered by a court or administrative agency of competent jurisdiction.  Borrower shall not become a party to, nor become bound by, any material license or other agreement with respect to which Borrower is the licensee that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or other property, other than a restriction invalidated under sections 9-406, 9-407 or 9-408 of the UCC.

(e)(i) With respect to any Product for the treatment of Duchenne Muscular Dystrophy that has been marketed, distributed or sold in the US Territory on or prior to the Closing Date, Borrower or a Secured Guarantor has been granted from a direct or indirect Subsidiary of Borrower, and Borrower or a Secured Guarantor, as applicable, shall maintain, the exclusive distributorship with the rights (to the exclusion of any other Person) to market, distribute and sell such Product in the US Territory pursuant to agreements and documentation that comply with Section 5.8(a) (collectively, the “Existing DMD Agreements”) and (ii) with respect to any Product for the treatment of Duchenne Muscular Dystrophy that has not been marketed, distributed or sold in the US Territory on or prior to the Closing Date, by the time of (x) the filing of a new drug application with the FDA with respect to such Product or (y) the filing of a biologics license application with the FDA with respect to such Product, Borrower or a Secured Guarantor shall be granted from a direct or indirect Subsidiary of Borrower (and Borrower shall cause any applicable Credit Party to so grant), and thereafter Borrower or a Secured Guarantor, as applicable, shall maintain, the exclusive  distributorship with the rights (to the exclusion of any other Person) to market, distribute and sell such Product in the US Territory pursuant to agreements and documentation that comply with Section 5.8(a) (together with the Existing DMD Agreements, the “DMD Agreements” ). For the avoidance of doubt, with respect to the foregoing clauses (i) and (ii), no Person (other than Borrower or a Secured Guarantor) shall have the right to market, distribute or sell such Products in the US Territory.

Section 4.16Regulatory Reporting and Covenants.

(a)Borrower shall notify Agent and each Lender promptly (and in any event within three (3) Business Days of receiving, becoming aware of or determining that (each, a “Regulatory Reporting Event” and collectively, the “Regulatory Reporting Events”):  (i) any Governmental Authority, specifically including the FDA is conducting or has conducted (A) if applicable, any investigation of Borrower’s or its Subsidiaries’ manufacturing facilities and processes for any Product (or any investigation of the facility of a contract manufacturer engaged by Borrower or its Subsidiaries in respect of a Product of which Borrower and/or its Subsidiaries are aware), which has disclosed any material deficiencies or violations of Laws and/or the Regulatory Required Permits related thereto or (B) an investigation or review of any Regulatory Required Permit (other than routine reviews in the Ordinary Course of Business associated with the renewal of a Regulatory Required Permit and which could not reasonably be expected to result in a Material Adverse Effect), (ii) development, testing, and/or manufacturing of any Product should cease, (iii) if a Product has been approved for marketing and sale, any marketing or sales of such Product should cease or such Product should be withdrawn from the marketplace, (iv) any Regulatory Required Permit has been revoked or withdrawn, (v) adverse clinical test results have occurred with respect to any Product to the extent that such results have or could reasonably be expected to result in a Material Adverse Effect or (vi) any Product recalls or voluntary Product withdrawals from any market (other than with respect to discrete batches or lots that are not material in quantity or amount and are not made in conjunction with a larger recall) have occurred.  Borrower shall provide to Agent or any Lender such further information (including copies of such documentation) as Agent or any Lender shall reasonably request with respect to any such Regulatory Reporting Event.

(b)Borrower shall, and shall cause each Credit Party to, obtain and, to the extent applicable, use commercially reasonable efforts to cause all third parties to obtain, all Regulatory Required Permits necessary for compliance in all material respects with Laws with respect to testing, manufacturing, developing, selling or marketing of Products and shall, and shall cause each Credit Party to, maintain and comply fully and completely in all respects with all such Regulatory Required Permits, the noncompliance with which could have a Material Adverse Effect.  In the event Borrower or any Credit Party obtains any new Regulatory Required Permit or any information on Schedule 3.8 becomes outdated, inaccurate, incomplete or misleading, Borrower shall, together with the next Compliance Certificate required to be delivered under this Agreement after such event, provide Agent with an updated Schedule 3.8 including such updated information.

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Section 4.17Borrowing Base Collateral Administration.

(a)All data and other information relating to Accounts or other intangible Collateral shall at all times be kept by Borrowers, at their respective principal offices and shall not be moved from such locations without (i) providing prior written notice to Agent, and (ii) obtaining the prior written consent of Agent, which consent shall not be unreasonably withheld.

(b)From and after the Lockbox Post-Closing Period, Borrowers shall provide prompt written notice to each Person who either is currently an Account Debtor or becomes an Account Debtor on or after the Lockbox Post-Closing Period that directs each Account Debtor to make payments into the Lockbox, and hereby authorizes Agent, upon Borrowers’ failure to send such notices within ten (10) Business Days after the date of this Agreement (or ten (10) Business Days after the Person becomes an Account Debtor), to send any and all similar notices to such Person.  Agent reserves the right to notify Account Debtors that Agent has been granted a Lien upon all Accounts.

(c)Borrowers will conduct a physical count of the Inventory at least once per year and, during the existence of an Event of Default, at such other times as Agent reasonably requests, and Borrowers shall provide to Agent a written accounting of such physical count in form and substance reasonably satisfactory to Agent.  Each Borrower will use commercially reasonable efforts to at all times keep its Inventory in good and marketable condition.

(d)In addition to the foregoing, from time to time, upon its reasonable request, but not more often than once per year (unless an Event of Default then exists), Agent may require Borrowers to obtain and deliver to Agent appraisal reports in form and substance and from appraisers reasonably satisfactory to Agent stating the then current fair market values of all or any portion of Inventory owned by any Credit Party.

(e)Borrowers will use commercially reasonable efforts to at all times keep its Equipment in good repair and physical condition.  In addition to the foregoing, from time to time, Agent may require Borrowers to obtain and deliver to Agent appraisal reports in form and substance and from appraisers reasonably satisfactory to Agent stating the then current fair market values of all or any portion of Equipment owned by each Borrower or any Subsidiaries.

ARTICLE 5 - NEGATIVE COVENANTS

Each Borrower agrees that, so long as any Credit Exposure exists, the Borrower shall not do, nor shall it permit any Secured Guarantor or the Securities Subsidiary to do, any of the following without the prior written consent of the Agent:

Dispositions

.  Convey, sell, abandon, lease, license, transfer, assign or otherwise dispose of (collectively, “Transfer”) all or any part of its business or property, except (a) sales, transfers or dispositions of Inventory in the Ordinary Course of Business; (b) sales or abandonment of (i) worn out or obsolete Equipment or (ii) other Equipment that is no longer used or useful in the business of Borrower; (c) to the extent they may constitute a Transfer, Permitted Liens; (d) to the extent they may constitute a Transfer, Permitted Investments; (e) Permitted Licenses to the extent such licenses could not reasonably be expected to result in an adverse effect upon the ability of Borrower or any Secured Guarantor to comply with Section 4.15(e); (f) assignments of manufacturing, supply, services, distribution, research, collaboration and similar contracts among Borrower and its Subsidiaries to the extent not prohibited by this Agreement and such assignments could not reasonably be expected to result in an adverse effect upon the ability of Borrower or any Secured Guarantor to comply with Section 4.15(e); and (g) dispositions of other assets from Borrower (or a Secured Guarantor) to a Secured Guarantor (or Borrower).

Changes in Business, Management, Ownership or Business Locations

.  (a) Engage in any business other than the businesses currently engaged in by Borrower and its Subsidiaries, as applicable, or reasonably related thereto; (b) liquidate or dissolve (other than the liquidation of (1) a Credit Party that is not a Secured Guarantor (or Borrower) where all assets of such liquidating Credit Party shall be contributed to its parent or (2) a Secured Guarantor only if its parent is a Secured Guarantor or Borrower and only if all assets of such Secured Guarantor are contributed to such parent, in each case so long as (i) Borrower has provided Agent with prior written notice of such transaction, (ii) Borrower’s tangible net worth is not thereby reduced, (iii) no Event of Default has occurred and is

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continuing prior thereto or arises as a result therefrom, and (iv) Borrower shall be in compliance with the covenants set forth in this Agreement both before and after giving effect to such transaction); (c)  enter into any transaction or series of related transactions which would result in a Change in Control unless the agreements with respect to such transactions provide for, as a condition precedent to the consummation thereof, either (i) the indefeasible payment in full of the Obligations and the occurrence of the Term Credit Obligations Termination or (ii) the consent of the Agent and Lenders; (d) enter into any new leases with respect to existing offices or business locations without first delivering a fully-executed Access Agreement to Agent (except as otherwise provided below); (e) change its jurisdiction of organization; (f) change its organizational structure or type; (g) change its legal name; or (h) change any organizational number (if any) assigned by its jurisdiction of organization.  Notwithstanding the foregoing, in the case of subpart (d) preceding, subpart (d) shall not restrict leases for such new or existing offices or business locations containing less than Two Million Dollars ($2,000,000) in Borrower’s assets or property and not containing Borrower’s Books.

Mergers or Acquisitions

.  Merge or consolidate with any other Person, or acquire all or substantially all of the capital stock or property of another Person; provided, however, (a) that a Subsidiary of Borrower or a Secured Guarantor may merge or consolidate into such Borrower or a Secured Guarantor so long as (i) Borrower has provided Agent with prior written notice of such transaction, (ii) Borrower or a Secured Guarantor, as applicable, shall be the surviving legal entity (or in the case of a merger or consolidation involving a Secured Guarantor and Borrower, Borrower shall be the surviving legal entity), (iii) Borrower’s tangible net worth is not thereby reduced, (iv) no Event of Default has occurred and is continuing prior thereto or arises as a result therefrom, and (v) Borrower shall be in compliance with the covenants set forth in this Agreement both before and after giving effect to such transaction, (b) that a Subsidiary of Borrower that is not a Secured Guarantor may merge or consolidate into its parent or another Subsidiary so long as (i) Borrower has provided Agent with prior written notice of such transaction, (ii) Borrower’s tangible net worth is not thereby reduced, (iii) if such other Subsidiary is a Borrower or a Secured Guarantor, such Borrower or such Secured Guarantor, as applicable, shall be the surviving legal entity, (iv) no Event of Default has occurred and is continuing prior thereto or arises as a result therefrom, and (v) Borrower shall be in compliance with the covenants set forth in this Agreement both before and after giving effect to such transaction or (c) Borrower and the Secured Guarantors may make Permitted Acquisitions.

Indebtedness

.  (a) Create (as obligor), incur, assume, or be liable for any Debt, other than Permitted Debt, including Debt set forth on Schedule 5.4, or (b) repurchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Debt (other than with respect to the Obligations as described in Section 2.1) prior to its scheduled maturity.

Encumbrance

.  (a) Create, incur, allow, or suffer any Lien on any of its property, except for Permitted Liens (including Liens set forth on Schedule 5.5), (b) permit any Collateral to fail to be subject to the first priority security interest (subject to the Intercreditor Agreement) granted herein except for Permitted Liens that may have priority by operation of applicable Law or by the terms of a written intercreditor or subordination agreement entered into by Agent (including the Intercreditor Agreement), or (c) enter into any agreement, document, instrument or other arrangement (except with or in favor of Agent) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s Collateral or Intellectual Property, except as is otherwise permitted in the definition of “Permitted Liens” herein.

Maintenance of Collateral Accounts

.  In the case of Borrower and the Secured Guarantors, maintain any Collateral Account, except pursuant to the terms of Section 4.6 hereof.

Distributions; Investments; Margin Stock

.  (a) Pay any dividends (other than (i) dividends payable solely in common stock or (ii) dividends paid by any Person (other than Borrower) to such Person’s direct parent) or make any distribution or payment with respect to or redeem, retire or purchase or repurchase any of its equity interests (other than repurchases pursuant to the terms of employee stock purchase plans, employee restricted stock agreements or similar plans), or (b) make, in any form or manner, any Investment (including, without limitation, any additional Investment in any Subsidiary) other than Permitted Investments (including Investments set forth on Schedule 5.7).  Without limiting the foregoing, Borrower shall not, and shall not permit any of its Subsidiaries to, purchase or carry Margin Stock other than as expressly permitted pursuant to this Agreement and for the avoidance of doubt so as to not result in a violation of Regulation U.

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Transactions with Affiliates

.  Enter into or permit to exist any material transaction with any Affiliate of any Credit Party, except for (a) transactions that are in the Ordinary Course of Business, upon fair and reasonable terms that are no less favorable to Borrower and the Secured Guarantors than would be obtained in an arm’s length transaction with a non-affiliated Person, (b) transactions with Subsidiaries that are designated as a Borrower or a Secured Guarantor hereunder and that are not otherwise prohibited by Article 5 of this Agreement, (c) transactions permitted by Section 5.7 of this Agreement and (d) transactions by Subsidiaries that are not Secured Guarantors with other Subsidiaries that are not Secured Guarantors that are not otherwise prohibited by Article 7 of this Agreement.

Subordinated Debt

.  (a) Make or permit any payment on any Subordinated Debt, except to the extent expressly permitted to be made pursuant to the terms of the Subordination Agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt other than as may be expressly permitted pursuant to the terms of any applicable Subordination Agreement to which such Subordinated Debt is subject.

Compliance

.  Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended or undertake as one of its important activities extending credit to purchase or carry Margin Stock, or use the proceeds of any Loan for that purpose; (i) fail, or permit any ERISA Affiliate to fail, to meet “minimum funding standards” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, (ii) permit (with respect to any Credit Party, any Subsidiary of any Credit Party or any ERISA Affiliate thereof) a “reportable event” as defined in Section 4043(c) of ERISA (or the regulations issued thereunder) (other than an event for which the 30-day notice requirement is waived) to occur, (iii) engage in any “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code that could result in liability in excess of $500,000 in the aggregate or that could reasonably be expected to result in a Material Adverse Effect; (iv) fail to comply with the Federal Fair Labor Standards Act that could result in liability in excess of $500,000 in the aggregate or that could reasonably be expected to result in a Material Adverse Effect; (v) permit (with respect to any Credit Party, any Subsidiary of any Credit Party or any ERISA Affiliate thereof) the withdrawal from participation in any Pension Plan, or (vi) incur, or permit any Credit Party, any Subsidiary of any Credit Party or any ERISA Affiliate thereof to incur, any liability under Title IV of ERISA (other than for PBGC premiums due but not delinquent under Section 4007 of ERISA).

Amendments to Organization Documents and Material Agreements

.  Amend, modify or waive any provision of (a) any Material Agreement in a manner that (i) is materially adverse to Borrower, Agent or any Lender (it being acknowledged that amendments, modifications and waivers with respect to any DMD Agreements among Borrower and its Subsidiaries will be deemed not to be materially adverse to Borrower, Agent or any Lender so long as such amendment, modification or waiver could not reasonably be expected to result in an adverse effect upon the ability of Borrower or any Secured Guarantor to comply with Section 4.15(e)), (ii) restricts or prohibits rights to assign or grant a security interest in such Material Agreement, (iii) that could reasonably be expected to result in a Material Adverse Effect or (iv) could reasonably be expected to adversely affect Borrower’s or any Secured Guarantor’s ability to comply with Section 4.15(e), (b) any of its organizational documents (other than a change in registered agents, or a change that could not adversely affect the rights of Agent or Lenders hereunder in any material respect, but, for the avoidance of doubt, under no circumstances a change of its name, type of organization or jurisdiction of organization), or (c) the Term Credit Documents, in each case of (a), (b) and (c), without the prior written consent of Agent.  Borrower shall provide to Agent copies of all amendments, waivers and modifications of any Material Agreement or organizational documents, and in the case of amendments, waivers and modifications of Material Agreements, at Agent’s request.

Compliance with Anti-Terrorism Laws

.  Directly or indirectly, knowingly enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists.  Borrower shall immediately notify Agent if Borrower has knowledge that Borrower or any Subsidiary or Affiliate is listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering.  Borrower will not, nor will Borrower permit any Subsidiary or Affiliate to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224,

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any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law. Agent hereby notifies Borrower that pursuant to the requirements of Anti-Terrorism Laws, and Agent’s policies and practices, Agent is required to obtain, verify and record certain information and documentation that identifies Borrower and its principals, which information includes the name and address of Borrower and its principals and such other information that will allow Agent to identify such party in accordance with Anti-Terrorism Laws.

Lease Payments

.  No Borrower will, or will permit any Credit Party to, directly or indirectly, incur or assume (whether pursuant to a Guarantee or otherwise) any liability for rental payments except in the Ordinary Course of Business.

Limitation on Sale and Leaseback Transactions

.  No Borrower will, or will permit any Credit Party to, directly or indirectly, enter into any arrangement with any Person whereby, in a substantially contemporaneous transaction, any Borrower or any Credit Party sells or transfers all or substantially all of its right, title and interest in an asset and, in connection therewith, acquires or leases back the right to use such asset.

ARTICLE 6 - CFC HOLDCO AND CFC NEGATIVE COVENANTS

Borrower shall not permit any of its direct or indirect Subsidiaries that constitutes a CFC Holdco or Foreign Subsidiary to do, any of the following without the prior written consent of Agent:

Dispositions

.  Transfer all or any part of its business or property, except dispositions of assets so long as a Change in Control does not occur and such disposition could not reasonably be expected to result in an adverse effect upon the ability of Borrower or any Secured Guarantor to comply with Section 4.15(e).

Indebtedness

.  (a) Create (as obligor), incur, assume, or be liable for any Indebtedness, other than (i) intercompany indebtedness permitted pursuant to the definition of Permitted Indebtedness, (ii) trade payables incurred in the Ordinary Course of Business, (iii) equipment financing in the Ordinary Course of Business, (iv) hedging and letter of credit obligations in the Ordinary Course of Business, (v) non-compete obligations and deferred compensation in the Ordinary Course of Business and (vi) unsecured Indebtedness not to exceed $5,000,000 in the aggregate for all such Subsidiaries at any time outstanding.

Encumbrance

.  Create, incur, allow, or suffer any Lien on any of its property, except for Permitted Liens, purchase money liens and capital leases with respect to Equipment and cash collateral for hedging and letter of credit obligations.

Mergers

.  Merge or consolidate into any other Person other than (a) Borrower, (b) a direct or indirect wholly-owned Subsidiary of Borrower (other than the Securities Subsidiary) that is not a Foreign Subsidiary or (c) a direct or indirect wholly-owned (except with respect to the minimum number of qualifying shares of a director or local resident that are required under applicable Law) Foreign Subsidiary of Borrower.

ARTICLE 7 - CONDITIONS

Conditions to Effectiveness of this Agreement on the Closing Date

.  The effectiveness of this Agreement on the Closing Date and the obligation of the Lenders to make the initial Loans or the initial advance in respect of any Loan shall be subject to the receipt by Agent of each agreement, document and instrument set forth on the closing checklist prepared by Agent or its counsel, each in form and substance reasonably satisfactory to Agent, and such other closing deliverables reasonably requested by Agent and Lenders, and to the satisfaction of the following conditions precedent, each to the satisfaction of Agent and Lenders and their respective counsel in their reasonable discretion:

(a)the payment of all fees, expenses and other amounts due and payable on the Closing Date under each Financing Document; and

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(b)there has not been any Material Adverse Effect.

Each Lender, by delivering its signature page to this Agreement, shall be deemed to have acknowledged receipt of, and consented to and approved, each Financing Document, each additional Operative Document and each other document, agreement and/or instrument required to be approved by Agent, Required Lenders or Lenders, as applicable, on the Closing Date.

Conditions to Each Loan

.  The obligation of the Lenders to make a Loan or an advance in respect of any Loan, is subject to the satisfaction of the following additional conditions:

(a)in the case of a borrowing of a Revolving Loan, receipt by Agent of a Notice of Borrowing (or telephonic notice if permitted by this Agreement) and updated Borrowing Base Certificate;

(b)the fact that, immediately after such borrowing and after application of the proceeds thereof or after such issuance, the Revolving Loan Outstandings will not exceed the Revolving Loan Limit;

(c)the fact that, immediately before and after such advance or issuance, no Default or Event of Default shall have occurred and be continuing;

(d)the fact that the representations and warranties of each Credit Party contained in the Financing Documents shall be true and correct in all material respects on and as of the date of such borrowing or issuance, except that such materiality qualifier shall not be applicable to any representations and warranties that are qualified or modified by materiality in the text thereof and except further to the extent that any such representation or warranty relates to a specific date in which case such representation or warranty shall be true and correct in all material respects as of such earlier date;

(e)there has not been any Material Adverse Effect; and

(f)the continued compliance by Borrowers with all of the terms, covenants and conditions of Article 8 and, unless Agent shall elect otherwise from time to time, the absence of any fact, event or circumstance for which Borrower is required to give Agent notice under Article 8.

Each giving of a Notice of Borrowing hereunder and each acceptance by any Borrower of the proceeds of any Loan made hereunder shall be deemed to be (y) a representation and warranty by each Borrower on the date of such notice or acceptance as to the facts specified in this Section.

Searches

.  Before the Closing Date, and thereafter (as and when determined by Agent in its reasonable discretion), Agent shall have the right to perform, all at Borrowers’ expense, the searches described in clauses (a), (b), and (c) below against Borrowers and any other Credit Party, the results of which are to be consistent with Borrowers’ representations and warranties under this Agreement and the satisfactory results of which shall be a condition precedent to all advances of Loan proceeds:  (a) UCC searches with the Secretary of State of the jurisdiction in which the applicable Person is organized; (b) judgment, pending litigation, federal tax lien, personal property tax lien, and corporate and partnership tax lien searches, in each jurisdiction searched under clause (a) above; and (c) searches of applicable corporate, limited liability company, partnership and related records to confirm the continued existence, organization and good standing of the applicable Person and the exact legal name under which such Person is organized.

ARTICLE 8 - REGULATORY MATTERS

Representations and Warranties

and Covenants

.  To induce Agent and Lenders to enter into this Agreement and to make credit accommodations contemplated hereby, Borrower hereby represents and warrants and covenants to Agent and each Lender as follows:

(a)Disclosure. All of Borrower’s Products and Regulatory Required Permits are listed on Schedule 3.8 (as updated from time to time pursuant to Section 4.16).

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(b)Regulatory Required Permits.

(i)Borrowers have (i) each Regulatory Required Permit and other material rights from, and have made all material declarations and filings with, all applicable Governmental Authorities, all self-regulatory authorities and all courts and other tribunals that are necessary to engage in the ownership, management and operation of the business or the assets of any Borrower, the absence of which could reasonably be expected to result in a Material Adverse Effect, and (ii) have not received written notice that any Governmental Authority is investigating or claiming to limit, suspend or revoke any Regulatory Required Permit. Borrower has delivered to Agent a copy of all Regulatory Required Permits requested by Agent as of the date hereof or to the extent requested by Agent pursuant to Section 4.16.  All such Regulatory Required Permits are valid and in full force and effect and Borrowers are in material compliance with the terms and conditions of all such Regulatory Required Permits, except where failure to be in such compliance or for a Regulatory Required Permit to be valid and in full force and effect would not reasonably be expected to have individually or in the aggregate a Material Adverse Effect.

(ii)With respect to any Product or related service, (i) Borrower and its Subsidiaries have received, and such Product or service is the subject of, all Regulatory Required Permits needed in connection with the testing, manufacture, marketing or sale of such Product or conduct of such service as currently being conducted by or on behalf of Borrowers, the absence of which could reasonably be expected to result in a Material Adverse Effect, and have provided Agent and each Lender with all notices and other information required by Section 4.16, and no Borrower has received any notice from any applicable Governmental Authority, specifically including the FDA, that such Governmental Authority is conducting a material investigation or review of any such Regulatory Required Permit or approval or that any such Regulatory Required Permit has been revoked or withdrawn, nor has any such Governmental Authority issued any final and binding order or recommendation stating that such marketing or sales of such Product or conduct of such service cease or that such Product or service be withdrawn from the marketplace, and (ii) such Product is being developed, tested, manufactured, labeled, processed, stored, advertised, promoted, distributed marketed or sold, as the case may be, in material compliance with all applicable Healthcare Laws and Regulatory Required Permits and Borrower has not received written notice from any applicable Governmental Authority, specifically including the FDA, that such Governmental Authority is conducting a material investigation or review of (A) Borrower’s manufacturing facilities and processes  or to the knowledge of the Borrower any contract manufacturing facilities for such Product which have disclosed any material deficiencies or violations of Laws (including Healthcare Laws) and/or the Regulatory Required Permits related to the manufacture of such Product, or (B) any such Regulatory Required Permit or that any such Regulatory Required Permit has been revoked or withdrawn, nor has any such Governmental Authority issued any order or recommendation stating that the development, testing and/or manufacturing of such Product by Borrower should cease.

(c)Healthcare and Regulatory Events.

(i)None of the Borrowers are in violation of any Healthcare Laws, including (but not limited to), any federal or state Law regulating (A) fraud and abuse, (B) referral and financial relationships with providers, (C) quality, (D) safety, (E) privacy, (F) security and (G) disclosure of payments under the Physician Payment Sunshine Act, except where any such violation would not reasonably be expected to have individually or in the aggregate a Material Adverse Effect.

(ii)As of the Closing Date, there are no Regulatory Reporting Events.

(iii)All Products, manufactured, tested, investigated, developed, prepared, packaged, labeled, distributed, sold, advertised or marketed by or on behalf of the Borrower have been and are being, manufactured, tested, developed, investigated, prepared, packaged, labeled, distributed, sold, advertised and marketed in material compliance with the Healthcare Laws, including, without limitation, human subject research, applicable study protocols, product approval or clearance, good manufacturing and good clinical practices, labeling, advertising, promotion and adverse event reporting.  No Borrower has introduced into commercial distribution any Products manufactured by or on behalf of any Borrower or distributed any

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Products on behalf of any other Person that were upon their shipment by any Borrower adulterated or misbranded in violation of 21 U.S.C. § 331.

(iv)None of such Borrower’s officers or directors or to the Borrower’s knowledge employees, shareholders, agents or affiliates has made an untrue statement of material fact or fraudulent statement to the CMS or FDA or failed to disclose a material fact required to be disclosed to the CMS or FDA, committed an act, made a statement, or failed to make a statement that could reasonably be expected to violate any fraud or abuse requirements of the CMS or provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Regulation 46191 (September 10, 1991), in each case with respect to the Borrower or any Products or related services.

(v)Borrower has not received any written notice that any Governmental Authority, including without limitation the CMS, FDA, the Office of the Inspector General of Health and Human Services or the United States Department of Justice has commenced or threatened to initiate any action against a Credit Party, any action to enjoin a Credit Party, their officers, directors, employees, shareholders or their agents and Affiliates, from conducting their businesses at any facility owned or used by them or for any material civil penalty, injunction, seizure or criminal action.

(vi)Borrower has not received from the CMS or FDA a Warning Letter, Form FDA-483, “Untitled Letter,” other correspondence or notice setting forth allegedly objectionable observations or alleged violations of laws and regulations enforced by the CMS or FDA or any comparable correspondence from any foreign, state or local authority responsible for regulating drug products and establishments, or any comparable correspondence from any foreign counterpart of the CMS or FDA or any comparable correspondence from any foreign counterpart of any state or local authority with regard to any Product or the manufacture, processing, distribution, packing, or holding thereof.  Borrower does not have any current Product or manufacturing site (whether owned by the Borrower or that of a contract manufacturer) subject to a Governmental Authority (including the FDA) shutdown, seizure, import or export prohibition.

(vii)Except as would not reasonably be expected to result individually or in the aggregate a Material Adverse Effect, Borrower has not engaged in any Recalls, Market Withdrawals, or other forms of product retrieval from the marketplace of any Products.

(viii)Except as would not reasonably be expected to result in individually or in the aggregate a Material Adverse Effect, each Product (a) is not adulterated or misbranded within the meaning of the FDCA; (b) is not an article prohibited from introduction into interstate commerce under the provisions of Sections 404, 505 or 512 of the FDCA; (c) each Product has been and/or shall be manufactured, imported, possessed, owned, warehoused, marketed, promoted, sold, labeled, furnished, distributed and marketed and each service has been conducted in accordance with all applicable Permits and Laws; and (d) each Product has been and/or shall be manufactured in accordance with Good Manufacturing Practices.

(d)Proceedings.  No Borrower or any Subsidiary thereof is subject to any proceeding, or, to Borrowers’ knowledge, formal investigation by any federal, state or local government or quasi-governmental body, agency, board or authority or any other administrative or investigative body (including the Office of the Inspector General of the United States Department of Health and Human Services): (i) which is reasonably likely to result in the imposition of a fine, alternative, interim or final sanction, a lower reimbursement rate for services rendered to eligible patients which has not been disclosed within their respective financial statements, or which would have a Material Adverse Effect on any Borrower; or (ii) which could result in the revocation, transfer, surrender, suspension or other impairment of the Regulatory Required Permits of Borrowers.

(e)Participation Agreements/Provider Status.

(i)Borrower is in material compliance with (i) the Federal Health Care Program requirements applicable it and (ii) federal and state reporting obligations applicable to Borrower with respect to any Products or related services, including without limitation, any state law reporting obligations relating to sales and marketing to health care professionals, any price reporting obligations pursuant to the Medicaid

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Drug Rebate program, the Medicare program, and any other federal or state  programs (including, without limitation, the 340B drug pricing  program).

(f)HIPAA.  Borrowers are HIPAA Compliant.

(g)Fraud and Abuse.

(i)No Borrower has, or to its knowledge has any owner, officer, manager, employee or Person with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. §420.201) in any Borrower has, engaged in any of the following in connection with the Borrower or any Products or related services: (A) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment by Medicare or Medicaid; (B) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment by Medicare or Medicaid; (C) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment under any Healthcare Laws on its own behalf or on behalf of another, with criminal intent to secure such benefit or payment fraudulently; (D) knowingly and willfully soliciting or receiving any illegal remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay such remuneration in violation of the federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(6)) (I) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (II) in return for purchasing, leasing or ordering or arranging for or recommending the purchasing, leasing or ordering of any good, facility, service, or item for which payment may be made in whole or in part by Medicare or Medicaid; or (E) presenting or causing to be presented a claim for reimbursement for services that is for an item or services that was known to be (I) not provided as claimed, or (II) false or fraudulent. To Borrower’s knowledge, all Material Agreements to which any Borrower is a party are in compliance in all material respects with all applicable Healthcare Laws.

(ii)During the three-year period immediately preceding the date of this Agreement, no Borrower, or to its knowledge any owner, officer, manager, employee of or Person with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. §420.201) in any Borrower, in connection with Borrower or any Products or any related services: (A) has had a civil monetary penalty assessed against it or him or her pursuant to 42 U.S.C. §1320a-7a or is the subject of a proceeding seeking to assess such penalty; (B) has been excluded from participation in a Federal Health Care Program (as that term is defined in 42 U.S.C. §1320a-7b) or is the subject of a proceeding seeking to assess such penalty, or has been “suspended” or “debarred” from selling products to the U.S. government or its agencies pursuant to the Federal Acquisition Regulation, relating to debarment and suspension applicable to federal government agencies generally (48 C.F.R. Subpart 9.4), or other applicable laws or regulations; (C) has been convicted (as that term is defined in 42 C.F.R. §1001.2) of any of those offenses described in 42 U.S.C. §1320a-7b or 18 U.S.C. §§669, 1035, 1347, 1518 or is the subject of a proceeding seeking to assess such penalty; or (D) has been involved or named in a U.S. Attorney complaint made or any other action taken pursuant to the False Claims Act under 31 U.S.C. §§3729-3731 or qui tam action brought pursuant to 31 U.S.C. §3729 et seq.

Section 8.3Healthcare Operations.

(a)Except as would not reasonably be expected to result individually or in the aggregate in a Material Adverse Effect, Borrower will timely file or cause to be timely filed (after giving effect to any extension duly obtained), all notifications, reports, submissions, Permit renewals and reports of every kind whatsoever required by Healthcare Laws (which reports will be materially accurate and complete in all respects and not misleading in any material respect and shall not remain open or unsettled); and

(b)Except as would not reasonably be expected to result individually or in the aggregate in a Material Adverse Effect, Borrower will not suffer or permit to occur any rescission, withdrawal, revocation, amendment or modification of or other alteration to the nature, tenor or scope of any Permit in any material respect.

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(c)In connection with the development, testing, manufacture, marketing or sale of each and any Product by any Borrower, Borrower shall comply with all Regulatory Required Permits at all times issued by any Governmental Authority, specifically including the FDA, with respect to such development, testing, manufacture, marketing or sales of such Product by Borrower as such activities are at any such time being conducted by Borrower, except, in each case, to the extent a failure to do so would not reasonably be expected to result in a Material Adverse Effect.

ARTICLE 9 - SECURITY AGREEMENT

Generally

.  As security for the payment and performance of the Obligations, and without limiting any other grant of a Lien and security interest in any Security Document, Borrowers hereby assign and grant to Agent, for the benefit of itself and Lenders, a continuing first priority Lien on and security interest in, upon, and to the personal property set forth on Schedule 9.1 attached hereto and made a part hereof, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.

Section 9.2Representations and Warranties and Covenants Relating to Collateral.

(a)Schedule 9.2(a) sets forth (i) each chief executive office and principal place of business of each Borrower and each of their respective Subsidiaries, and (ii) all of the addresses (including all warehouses) at which any of the Collateral is located and/or books and records of Borrowers regarding any of the Collateral are kept, which such Schedule 9.2(a) indicates in each case which Borrower(s) have Collateral and/or books and records located at such address, and, in the case of any such address not owned by one or more of the Borrowers(s), indicates the nature of such location (e.g., leased business location operated by Borrower(s), third party warehouse, consignment location, processor location, etc.) and the name and address of the third party owning and/or operating such location.

(b)Without limiting the generality of Section 3.2, except as indicated on Schedule 9.2(b) with respect to any rights of any Borrower as a licensee under any license of Intellectual Property owned by another Person, and except for the filing of financing statements under the UCC, no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or consent of any other Person is required for (i) the grant by each Borrower to Agent of the security interests and Liens in the Collateral provided for under this Agreement and the other Security Documents (if any), or (ii) the exercise by Agent of its rights and remedies with respect to the Collateral provided for under this Agreement and the other Security Documents or under any applicable Law, including the UCC and neither any such grant of Liens in favor of Agent or exercise of rights by Agent shall violate or cause a default under any agreement between any Borrower and any other Person relating to any such collateral, including any license to which a Borrower is a party, whether as licensor or licensee, with respect to any Intellectual Property, whether owned by such Borrower or any other Person.

(c)As of the Closing Date, no Borrower has any ownership interest in any Chattel Paper (as defined in Article 9 of the UCC), letter of credit rights, commercial tort claims, Instruments, documents or investment property (other than Permitted Investments) (other than as disclosed on Schedule 9.2(c)) and Borrowers shall give notice to Agent promptly (but in any event not later than the delivery by Borrowers of the next Compliance Certificate required pursuant to Section 4.2 above) upon the acquisition by any Borrower of any such Chattel Paper, letter of credit rights, commercial tort claims, Instruments, documents, investment property.  No Person other than Agent or (if applicable) any Lender has “control” (as defined in Article 9 of the UCC) over any Deposit Account, investment property (including Securities Accounts and commodities account), letter of credit rights or electronic chattel paper in which any Borrower has any interest (except for such control arising by operation of law in favor of any bank or securities intermediary or commodities intermediary with whom any Deposit Account, Securities Account or commodities account of Borrowers is maintained).

(d)Borrowers shall not, and shall not permit any Credit Party to, take any of the following actions or make any of the following changes unless Borrowers have given at least fifteen (15) days prior written notice to Agent of Borrowers’ intention to take any such action (which such written notice shall include an updated version of any Schedule impacted by such change) and have executed any and all documents, instruments and agreements and taken any other actions which Agent may request after receiving such written notice in order to protect

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and preserve the Liens, rights and remedies of Agent with respect to the Collateral:  (i) change the legal name or organizational identification number of any Borrower as it appears in official filings in the jurisdiction of its organization, (ii) change the jurisdiction of incorporation or formation of any Borrower or Credit Party or allow any Borrower or Credit Party to designate any jurisdiction as an additional jurisdiction of incorporation for such Borrower or Credit Party, or change the type of entity that it is, or (iii) change its chief executive office, principal place of business, or the location of its records concerning the Collateral or move any Collateral to or place any Collateral on any location that is not then listed on the Schedules and/or establish any business location at any location that is not then listed on the Schedules.

(e)Borrowers shall not adjust, settle or compromise the amount or payment of any Account, or release wholly or partly any Account Debtor, or allow any credit or discount thereon (other than adjustments, settlements, compromises, credits and discounts in the Ordinary Course of Business, made while no Default exists and in amounts which are not material with respect to the Account and which, after giving effect thereto, do not cause the Borrowing Base to be less than the Revolving Loan Outstandings) without the prior written consent of Agent.  Without limiting the generality of this Agreement or any other provisions of any of the Financing Documents relating to the rights of Agent after the occurrence and during the continuance of an Event of Default, Agent shall have the right at any time after the occurrence and during the continuance of an Event of Default to:  (i) exercise the rights of Borrowers with respect to the obligation of any Account Debtor to make payment or otherwise render performance to Borrowers and with respect to any property that secures the obligations of any Account Debtor or any other Person obligated on the Collateral, and (ii) adjust, settle or compromise the amount or payment of such Accounts.

(f)Without limiting the generality of Sections 9.2(c) and 9.2(e):

(i)Borrowers shall promptly (and in any event within 10 days of acquiring any of the following) deliver to Agent all tangible Chattel Paper and all Instruments and documents in excess of $500,000 in the aggregate for all such tangible Chattel Paper and all Instruments and documents owned by any Borrower and constituting part of the Collateral duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance reasonably satisfactory to Agent.  Borrowers shall provide Agent with “control” (as defined in Article 9 of the UCC) of all electronic Chattel Paper in excess of $500,000 in the aggregate for all such electronic  Chattel Paper owned by any Borrower and constituting part of the Collateral by having Agent identified as the assignee on the records pertaining to the single authoritative copy thereof and otherwise complying with the applicable elements of control set forth in the UCC.  Borrowers also shall deliver to Agent all security agreements securing any such Chattel Paper and securing any such Instruments.  Borrowers will mark conspicuously all such Chattel Paper and all such Instruments and documents with a legend, in form and substance reasonably satisfactory to Agent, indicating that such Chattel Paper and such instruments and documents are subject to the security interests and Liens in favor of Agent created pursuant to this Agreement and the Security Documents.  Borrowers shall comply with all the provisions of Section 4.6 with respect to the Collateral Accounts.

(ii)Borrowers shall promptly (and in any event within 10 days of acquiring any of the following) deliver to Agent all letters of credit on which any Borrower is the beneficiary and which give rise to letter of credit rights in excess of $500,000 in the aggregate for all such letters of credit owned by such Borrower which constitute part of the Collateral in each case duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance reasonably satisfactory to Agent.  Borrower shall take any and all actions as may be necessary or desirable, or that Agent may reasonably request, from time to time, to cause Agent to obtain exclusive “control” (as defined in Article 9 of the UCC) of any such letter of credit rights in a manner reasonably acceptable to Agent.

(iii)Borrower shall promptly (and in any event within 10 days) advise Agent upon any Borrower becoming aware that it has any interests in any commercial tort claim in excess of $500,000 in the aggregate for all such commercial tort claims that constitutes part of the Collateral, which such notice shall include descriptions of the events and circumstances giving rise to such commercial tort claim and the dates such events and circumstances occurred, the potential defendants with respect such commercial tort claim and any court proceedings that have been instituted with respect to such commercial tort claims, and Borrower shall, with respect to any such commercial tort claim, execute and deliver to Agent such documents

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as Agent shall reasonably request to perfect, preserve or protect the Liens, rights and remedies of Agent with respect to any such commercial tort claim.

(iv)Except for Inventory constituting Collateral in an aggregate amount of Ten Million Dollars ($10,000,000) and other Collateral (other than Borrower’s or a Secured Guarantor’s Books) in an aggregate amount of $2,000,000 at a particular location, and subject to Section 4.13, no Accounts or Inventory or other Collateral shall at any time be in the possession or control of any warehouse, consignee, bailee or any of Borrowers’ agents or processors without prior written notice to Agent and the receipt by Agent, if Agent has so requested, of warehouse receipts, consignment agreements or bailee lien waivers (as applicable) satisfactory to Agent prior to the commencement of such possession or control.  Borrower has notified Agent that Inventory is currently located at the locations set forth on Schedule 9.2(a).  Borrowers shall, upon the request of Agent, notify any such warehouse, consignee, bailee, agent or processor of the security interests and Liens in favor of Agent created pursuant to this Agreement and the Security Documents, instruct such Person to hold all such Collateral for Agent’s account subject to Agent’s instructions and shall obtain an acknowledgement from such Person that such Person holds the Collateral for Agent’s benefit.

(v)Upon request of Agent, Borrowers shall promptly deliver to Agent any and all certificates of title, applications for title or similar evidence of ownership of all such tangible personal property having a fair market value exceeding $500,000 in the aggregate, and shall cause Agent to be named as lienholder on any such certificate of title or other evidence of ownership.  Borrowers shall not permit any such tangible personal property to become fixtures to real estate unless such real estate is subject to a Lien in favor of Agent.

(vi)Each Borrower hereby authorizes Agent to file without the signature of such Borrower one or more UCC financing statements relating to liens on personal property relating to all or any part of the Collateral, which financing statements may list Agent as the “secured party” and such Borrower as the “debtor” and which describe and indicate the collateral covered thereby as all or any part of the Collateral under the Financing Documents, in such jurisdictions as Agent from time to time determines are appropriate, and to file without the signature of such Borrower any continuations of or corrective amendments to any such financing statements, in any such case in order for Agent to perfect, preserve or protect the Liens, rights and remedies of Agent with respect to the Collateral.  Each Borrower also ratifies its authorization for Agent to have filed in any jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof.

(vii)As of the Closing Date, no Borrower holds, and after the Closing Date Borrowers shall promptly notify Agent in writing upon creation or acquisition by any Borrower of, any Collateral which constitutes a claim against any Governmental Authority, including, without limitation, the federal government of the United States or any instrumentality or agency thereof, the assignment of which claim is restricted by any applicable Law, including, without limitation, the federal Assignment of Claims Act and any other comparable Law.  Upon the request of Agent, Borrowers shall take such steps as may be necessary or desirable, or that Agent may request, to comply with any such applicable Law.

(viii)Borrowers shall furnish to Agent from time to time any statements and schedules further identifying or describing the Collateral and any other information, reports or evidence concerning the Collateral as Agent may reasonably request from time to time.

(g)In the event Borrower or any Secured Guarantor acquires real property in fee simple with a fair market value in excess of $7,500,000, individually or in the aggregate for all real property in fee simple acquired after the Closing Date (“Material Real Property”), within ninety (90) days after such acquisition (or such later date as may be agreed by Agent in its sole discretion), Borrower or such Secured Guarantor, as applicable, shall execute and/or deliver, or cause to be executed and/or delivered, to Agent, (x) a fully executed Mortgage, in form and substance reasonably satisfactory to Agent together with a lender’s title insurance policy issued by a title insurer reasonably satisfactory to Agent, in form and substance and in an amount reasonably satisfactory to Agent insuring that the Mortgage is a valid and enforceable first priority Lien (subject to the Intercreditor Agreement) on the respective property, free and clear of all defects, encumbrances and Liens other than Permitted Liens, and (y) such other documents reasonably requested by Agent with respect to such acquired Material Real Property, including, without

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limitation, appraisals, flood zone certifications, evidence of flood insurance, surveys, an environmental site assessment (prepared by a qualified firm reasonably acceptable to Agent, in form and substance reasonably satisfactory to Agent) and a customary legal opinion with respect to any such Mortgages.

ARTICLE 10 - EVENTS OF DEFAULT

Events of Default

.  For purposes of the Financing Documents, the occurrence of any of the following conditions and/or events, whether voluntary or involuntary, by operation of law or otherwise, shall constitute an “Event of Default”:

(a)Borrower fails to (i) make any payment of principal or interest on any Loan on its due date, or (ii) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day grace period shall not apply to payments due on the Termination Date or the date of acceleration pursuant to Section 10.2 hereof);

(b)Any Credit Party defaults in the performance of or compliance with any term contained in this Agreement or in any other Financing Document (other than occurrences described in other provisions of this Section 10.1 for which a different grace or cure period is specified or for which no grace or cure period is specified and thereby constitute immediate Events of Default) and such default is not remedied by the Credit Party or waived by Agent within ten (10) days after the earlier of (i) the date of receipt by any Borrower of notice from Agent or Required Lenders of such default, or (ii) the date an officer of such Credit Party becomes aware, or through the exercise of reasonable diligence should have become aware, of such default; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by such Credit Party be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then such Credit Party shall have an additional period (which shall not in any case exceed twenty (20) days) to attempt to cure such default, and within such additional time period the failure to cure the default shall not be deemed an Event of Default;

(c)Any Credit Party defaults in the performance of or compliance with any term contained in Section 4.2, 4.4, 4.5, 4.6, 4.7(a), 4.8, 4.9, 4.10, 4.13, 4.15 or 4.16, Article 5, or Article 6;

(d)Any representation, warranty, certification or statement made by any Credit Party or any other Person acting for or on behalf of a Credit Party (i) in any Financing Document or in any certificate, financial statement or other document delivered pursuant to any Financing Document, or (ii) to induce Agent and/or Lenders to enter into this Agreement or any Financing Document is incorrect in any respect (or in any material respect if such representation, warranty, certification or statement is not by its terms already qualified as to materiality) when made (or deemed made);

(e)(i) any Credit Party defaults under or breaches any Material Agreement (after any applicable grace period contained therein), or a Material Agreement shall be terminated by a third party or parties party thereto prior to the expiration thereof, or there is a loss of a material right of a Credit Party under any Material Agreement to which it is a party, in each case which could reasonably be expected to result in a Material Adverse Effect, (ii) (A) any Credit Party fails to make (after any applicable grace period) any payment when due (whether due because of scheduled maturity, required prepayment provisions, acceleration, demand or otherwise) on any Debt (other than the Obligations) of such Credit Party or such Subsidiary having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than Five Hundred Thousand Dollars ($500,000) (“Material Indebtedness”), (B) any other event shall occur or condition shall exist under any contractual obligation relating to any such Material Indebtedness, if the effect of such event or condition is to accelerate, or to permit the acceleration of (without regard to any subordination terms with respect thereto), the maturity of such Material Indebtedness or (C) any such Material Indebtedness shall become or be declared to be due and payable, or be required to be prepaid, redeemed, defeased or repurchased (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof, (iii) any Credit Party defaults (beyond any applicable grace period) under any obligation for payments due or otherwise under any lease agreement for such Credit Party’s principal place of business or any place of business that meets the criteria for the requirement of an Access Agreement under Section 5.2 or Section 9.2(f)(iv), (iv) the occurrence of any breach or default under any terms or provisions of any Subordinated Debt Document or under any agreement subordinating the Subordinated Debt to all or any portion of the Obligations, or the occurrence of any event requiring the prepayment

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of any Subordinated Debt, or the delivery of any notice with respect to any Subordinated Debt or pursuant to any Subordination Agreement that triggers the start of any standstill or similar period under any Subordination Agreement, (v) any Borrower makes any payment on account of any Debt that has been subordinated to any of the Obligations, other than payments specifically permitted by the terms of such subordination, or (vi) there shall occur any event of default under the Term Credit Documents;

(f)(i) any Credit Party shall generally not pay its debts as such debts become due, shall admit in writing its inability to pay its debts generally, shall make a general assignment for the benefit of creditors, or shall cease doing business as a going concern, (ii) any proceeding shall be instituted by or against any Credit Party seeking to adjudicate it a bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, composition of it or its debts or any similar order, in each case under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee, conservator, liquidating agent, liquidator, other similar official or other official with similar powers, in each case for it or for any substantial part of its property and, in the case of any such proceedings instituted against (but not by or with the consent of) such Credit Party, either such proceedings shall remain undismissed or unstayed for a period of thirty (30) days or more or any action sought in such proceedings shall occur or (iii) any Credit Party shall take any corporate or similar action or any other action to authorize any action described in clause (i) or (ii) above;

(g)(i) The service of process seeking to attach, execute or levy upon, seize or confiscate any Collateral Account, any Intellectual Property, or any funds of any Credit Party on deposit with Agent, any Lender or any Affiliate of Agent or any Lender, or (ii) a notice of lien, levy, or assessment is filed against any assets of a Credit Party by any government agency, and the same under subclauses (i) and (ii) hereof are not discharged or stayed (whether through the posting of a bond or otherwise) prior to the earlier to occur of ten (10) days after the occurrence thereof or such action becoming effective;

(h)(i) any court order enjoins, restrains, or prevents Borrower from conducting any material part of its business, (ii) the institution by any Governmental Authority of criminal proceedings against any Credit Party, or (iii) one or more judgments or orders for the payment of money (to the extent not paid or fully covered by insurance and as to which the relevant insurance company has not disputed coverage in writing) aggregating in excess of $500,000 shall be rendered against any or all Credit Parties and either (A) enforcement proceedings shall have been commenced by any creditor upon any such judgments or orders, or (B) there shall be any period of ten (10) consecutive days during which a stay of enforcement of any such judgments or orders, by reason of a pending appeal, bond or otherwise, shall not be in effect;

(i)any Lien created by any of the Financing Documents shall at any time fail to constitute a valid and perfected Lien on all of the Collateral purported to be encumbered thereby, subject to no prior or equal Lien except Permitted Liens (subject to the Intercreditor Agreement), or any Credit Party shall so assert; any provision of any Financing Document shall fail to be valid and binding on, or enforceable against, a Credit Party, or any Credit Party shall so assert;

(j)(i) A Change in Control occurs or (ii) any Credit Party or direct or indirect equity owner in a Credit Party shall enter into an agreement which contemplates a Change in Control (unless such agreement is either (A) non-binding on such Credit Party or (B) provides for, as a condition precedent to the consummation of such agreement, either (x) the indefeasible payment in full in cash of all Obligations and the occurrence of the Term Credit Obligations Terminations or (y) the consent of Agent and Lenders);

(k)Any Required Permit shall have been (i) revoked, rescinded, suspended, modified in a materially adverse manner or not renewed in the Ordinary Course of Business for a full term, or (ii) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Required Permit or that could result in the Governmental Authority taking any of the actions described in clause (i) above, and such decision or such revocation, rescission, suspension, modification or non-renewal has, or could reasonably be expected to have, a Material Adverse Effect;

(l)(i) the voluntary withdrawal or institution of any action or proceeding by the FDA or similar Governmental Authority to order the withdrawal of any Product or Product category from the market or to

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enjoin Borrower, its Subsidiaries or any representative of Borrower or its Subsidiaries from manufacturing, marketing, selling or distributing any Product or Product category, any of which has or could reasonably be expected to result in a Material Adverse Effect, (ii) the institution of any action or proceeding by any DEA, FDA, or any other Governmental Authority to revoke, suspend, reject, withdraw, limit, or restrict any Regulatory Required Permit held by Borrower, its Subsidiaries or any representative of Borrower or its Subsidiaries, which, in each case, has or could reasonably be expected to result in Material Adverse Effect,  (iii) the commencement of any enforcement action against Borrower, its Subsidiaries or any representative of Borrower or its Subsidiaries (with respect to the business of Borrower or its Subsidiaries) by DEA, FDA, or any other Governmental Authority which has or could reasonably be expected to result in a Material Adverse Effect, or (iv) the occurrence of adverse test results in connection with a Product which could reasonably be expected to result in Material Adverse Effect;

(m)any Borrower is or becomes an entity whose equity is registered with the SEC, and/or is publicly traded on and/or registered with a public securities exchange, such Borrower’s equity fails to remain registered with the SEC in good standing, and/or such equity fails to remain publicly traded on and registered with a public securities exchange; or

(n)The occurrence of any fact, event or circumstance that results in a Material Adverse Effect.

All cure periods provided for in this Section 10.1 shall run concurrently with any cure period provided for in any applicable Financing Documents under which the default occurred.

Acceleration and Suspension or Termination of Revolving Loan Commitment

.  Upon the occurrence and during the continuance of an Event of Default, Agent may, and shall if requested by Required Lenders, (a) by notice to Borrower Representative suspend or terminate the Revolving Loan Commitment and the obligations of Agent and the Lenders with respect thereto, in whole or in part (and, if in part, each Lender’s Revolving Loan Commitment shall be reduced in accordance with its Pro Rata Share), and/or (b) by notice to Borrower Representative declare all or any portion of the Obligations to be, and the Obligations shall thereupon become, immediately due and payable, with accrued interest thereon, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower and Borrowers will pay the same; provided, however, that in the case of any of the Events of Default specified in Section 10.1(f) above, without any notice to any Borrower or any other act by Agent or the Lenders, the Revolving Loan Commitment and the obligations of Agent and the Lenders with respect thereto shall thereupon immediately and automatically terminate and all of the Obligations shall become immediately and automatically due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower and Borrowers will pay the same.

Section 10.3UCC Remedies.

(a)Upon the occurrence of and during the continuance of an Event of Default, Agent, in addition to all other rights, options, and remedies granted to Agent under this Agreement or at law or in equity, may exercise all rights and remedies granted to it under all Financing Documents and under the UCC in effect in the applicable jurisdiction(s) and under any other applicable law; including, without limitation:

(i)the right to take possession of, send notices regarding, and collect directly the Collateral, with or without judicial process;

(ii)the right to (by its own means or with judicial assistance) enter any of Borrowers’ premises and take possession of the Collateral, or render it unusable, or to render it usable or saleable, or dispose of the Collateral on such premises in compliance with subsection (iii) below and to take possession of Borrowers’ original books and records, to obtain access to Borrowers’ data processing equipment, computer hardware and software relating to the Collateral and to use all of the foregoing and the information contained therein in any manner Agent deems appropriate, without any liability for rent, storage, utilities, or other sums, and Borrowers shall not resist or interfere with such action (if Borrowers’ books and records are prepared or maintained by an accounting service, contractor or other third party agent, Borrowers hereby irrevocably authorize such service, contractor or other agent, upon notice by Agent to such Person that an Event of Default has occurred and is continuing, to deliver to Agent or its designees such books and records, and to follow Agent’s instructions with respect to further services to be rendered);

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(iii)the right to require Borrowers at Borrowers’ expense to assemble all or any part of the Collateral and make it available to Agent at any place designated by Lender;

(iv)the right to notify postal authorities to change the address for delivery of Borrowers’ mail to an address designated by Agent and to receive, open and dispose of all mail addressed to any Borrower;

(v)the right to enforce Borrowers’ rights against Account Debtors and other obligors, including, without limitation, (i) the right to collect Accounts directly in Agent’s own name (as agent for Lenders) and to charge the collection costs and expenses, including attorneys’ fees, to Borrowers, and (ii) the right, in the name of Agent or any designee of Agent or Borrowers, to verify the validity, amount or any other matter relating to any Accounts by mail, telephone, telegraph or otherwise, including, without limitation, verification of Borrowers’ compliance with applicable Laws.  Borrowers shall cooperate fully with Agent in an effort to facilitate and promptly conclude such verification process.  Such verification may include contacts between Agent and applicable federal, state and local regulatory authorities having jurisdiction over the Borrowers’ affairs, all of which contacts Borrowers hereby irrevocably authorize; and/or

(vi)ship, reclaim, recover, store, finish, maintain, repair, prepare for sale and/or advertise for sale, the Collateral.

(b)Each Borrower agrees that a notice received by it at least ten (10) days before the time of any intended public sale, or the time after which any private sale or other disposition of the Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition.  If permitted by applicable law, any perishable Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Agent without prior notice to Borrowers.  At any sale or disposition of Collateral, Agent may (to the extent permitted by applicable law) purchase all or any part of the Collateral, free from any right of redemption by Borrowers, which right is hereby waived and released.  Each Borrower covenants and agrees not to interfere with or impose any obstacle to Agent’s exercise of its rights and remedies with respect to the Collateral.  Agent shall have no obligation to clean-up or otherwise prepare the Collateral for sale.  Agent may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.  Agent may sell the Collateral without giving any warranties as to the Collateral.  Agent may specifically disclaim any warranties of title or the like.  This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.  If Agent sells any of the Collateral upon credit, Borrowers will be credited only with payments actually made by the purchaser, received by Agent and applied to the indebtedness of the purchaser.  In the event the purchaser fails to pay for the Collateral, Agent may resell the Collateral and Borrowers shall be credited with the proceeds of the sale. Borrowers shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all Obligations.

(c)Without restricting the generality of the foregoing and for the purposes aforesaid, each Borrower hereby appoints and constitutes Agent its lawful attorney-in-fact with full power of substitution in the Collateral, upon the occurrence and during the continuance of an Event of Default, to (i) use unadvanced funds remaining under this Agreement or which may be reserved, escrowed or set aside for any purposes hereunder at any time, or to advance funds in excess of the face amount of the Notes, (ii) pay, settle or compromise all existing bills and claims, which may be Liens or security interests, or to avoid such bills and claims becoming Liens against the Collateral, (iii) execute all applications and certificates in the name of such Borrower and to prosecute and defend all actions or proceedings in connection with the Collateral, and (iv) do any and every act which such Borrower might do in its own behalf; it being understood and agreed that this power of attorney in this subsection (c) shall be a power coupled with an interest and cannot be revoked.

(d)Agent is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrowers’ labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral in completing production of, advertising for sale, and selling any Collateral (and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof); provided that Agent shall only use such license or other right to use as described in

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this sentence solely in connection with Agent’s exercise of its rights and remedies under this Article 10, and, in connection with Agent’s exercise of its rights under this Article, Borrowers’ rights under all licenses and all franchise agreements shall be deemed to inure to Agent for the benefit of the Lenders.

[Reserved]

.

Default Rate of Interest

.  At the election of Agent or Required Lenders, after the occurrence of an Event of Default and for so long as it continues, the Loans and other Obligations shall bear interest at rates that are three percent (3.0%) per annum in excess of the rates otherwise payable under this Agreement; provided, however, that in the case of any Event of Default specified in Section 10.1(f) above, such default rates shall apply immediately and automatically without the need for any election or action of any kind on the part of Agent or any Lender.

Setoff Rights

.  During the continuance of any Event of Default, each Lender is hereby authorized by each Borrower at any time or from time to time, with reasonably prompt subsequent notice to such Borrower (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (a) balances held by such Lender or any of such Lender’s Affiliates at any of its offices for the account of such Borrower or any Secured Guarantor (regardless of whether such balances are then due to such Borrower or any Secured Guarantor), and (b) other property at any time held or owing by such Lender to or for the credit or for the account of such Borrower or any Secured Guarantor, against and on account of any of the Obligations (other than, in the case of clause (a) or (b) any deposits, credits, collateral, and property belonging to any CFC or CFC Holdco and any amount of the voting equity interests of any CFC or CFC Holdco, including ST International, in excess of 65%); except that no Lender shall exercise any such right without the prior written consent of Agent.  Any Lender exercising a right to set off shall purchase for cash (and the other Lenders shall sell) interests in each of such other Lender’s Pro Rata Share of the Obligations as would be necessary to cause all Lenders to share the amount so set off with each other Lender in accordance with their respective Pro Rata Share of the Obligations.  Each Borrower agrees, to the fullest extent permitted by law, that any Lender and any of such Lender’s Affiliates may exercise its right to set off with respect to the Obligations as provided in this Section 10.6.

Section 10.7Application of Proceeds.

(a)Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, each Borrower, for itself and the Credit Parties, irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Agent from or on behalf of such Borrower or such Credit Party of all or any part of the Obligations, and, as between Borrowers and the Credit Parties on the one hand and Agent and Lenders on the other, Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as Agent may deem advisable notwithstanding any previous application by Agent.

(b)Following the occurrence and continuance of an Event of Default, but absent the occurrence and continuance of an Acceleration Event, Agent shall apply any and all payments received by Agent in respect of the Obligations, and any and all proceeds of Collateral received by Agent, in such order as Agent may from time to time elect.

(c)Notwithstanding anything to the contrary contained in this Agreement, if an Acceleration Event shall have occurred, and so long as it continues, Agent shall apply any and all payments received by Agent in respect of the Obligations, and any and all proceeds of Collateral received by Agent, in the following order:  first, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to Agent with respect to this Agreement, the other Financing Documents or the Collateral; second, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to any Lender with respect to this Agreement, the other Financing Documents or the Collateral; third, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts); fourth, to the principal amount of the Obligations outstanding; fifth to any other indebtedness or obligations of the Borrowers and the Secured Guarantors owing to Agent or any Lender under the Financing Documents; and sixth, to Silicon Valley Bank for payment of outstanding Bank Services Indebtedness in an aggregate amount not to exceed $250,000 and not cash collateralized pursuant to clause (c) of the definition of Subject Cash Collateral Accounts.  Borrower shall remain fully liable for any deficiency.  Any balance remaining shall be delivered to Borrowers or to whomever may be

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lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.  Unless the Agent and the Lenders shall agree otherwise, in carrying out the foregoing, (y) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, and (z) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category.

Section 10.8Waivers.

(a)Except as otherwise provided for in this Agreement and to the fullest extent permitted by applicable law, each Borrower waives:  (i) presentment, demand and protest, and notice of presentment, dishonor, intent to accelerate, acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all Financing Documents, and hereby ratifies and confirms whatever Agent or Lenders may do in this regard; (ii) all rights to notice and a hearing prior to Agent’s or any Lender’s entry upon the premises of a Borrower, the taking possession or control of, or to Agent’s or any Lender’s replevy, attachment or levy upon, any Collateral or any bond or security which might be required by any court prior to allowing Agent or any Lender to exercise any of its remedies; and (iii) the benefit of all valuation, appraisal and exemption Laws.  Each Borrower acknowledges that it has been advised by counsel of its choices and decisions with respect to this Agreement, the other Financing Documents and the transactions evidenced hereby and thereby.

(b)Each Borrower for itself and all its successors and assigns, (i) agrees that its liability shall not be in any manner affected by any indulgence, extension of time, renewal, waiver, or modification granted or consented to by Lender; (ii) consents to any indulgences and all extensions of time, renewals, waivers, or modifications that may be granted by Agent or any Lender with respect to the payment or other provisions of the Financing Documents, and to any substitution, exchange or release of the Collateral, or any part thereof, with or without substitution, and agrees to the addition or release of any Borrower, endorsers, guarantors, or sureties, or whether primarily or secondarily liable, without notice to any other Borrower and without affecting its liability hereunder; (iii) agrees that its liability shall be unconditional and without regard to the liability of any other Borrower, Agent or any Lender for any tax on the indebtedness; and (iv) to the fullest extent permitted by law, expressly waives the benefit of any statute or rule of law or equity now provided, or which may hereafter be provided, which would produce a result contrary to or in conflict with the foregoing.

(c)To the extent that Agent or any Lender may have acquiesced in any noncompliance with any requirements or conditions precedent to the closing of the Loans or to any subsequent disbursement of Loan proceeds, such acquiescence shall not be deemed to constitute a waiver by Agent or any Lender of such requirements with respect to any future disbursements of Loan proceeds and Agent may at any time after such acquiescence require Borrowers to comply with all such requirements.  Any forbearance by Agent or Lender in exercising any right or remedy under any of the Financing Documents, or otherwise afforded by applicable law, including any failure to accelerate the maturity date of the Loans, shall not be a waiver of or preclude the exercise of any right or remedy nor shall it serve as a novation of the Notes or as a reinstatement of the Loans or a waiver of such right of acceleration or the right to insist upon strict compliance of the terms of the Financing Documents.  Agent’s or any Lender’s acceptance of payment of any sum secured by any of the Financing Documents after the due date of such payment shall not be a waiver of Agent’s and such Lender’s right to either require prompt payment when due of all other sums so secured or to declare a default for failure to make prompt payment.  The procurement of insurance or the payment of taxes or other Liens or charges by Agent as the result of an Event of Default shall not be a waiver of Agent’s right to accelerate the maturity of the Loans, nor shall Agent’s receipt of any condemnation awards, insurance proceeds, or damages under this Agreement operate to cure or waive any Credit Party’s default in payment of sums secured by any of the Financing Documents.

(d)Without limiting the generality of anything contained in this Agreement or the other Financing Documents, each Borrower agrees that if an Event of Default is continuing (i) Agent and Lenders shall not be subject to any “one action” or “election of remedies” law or rule, and (ii) all Liens and other rights, remedies or privileges provided to Agent or Lenders shall remain in full force and effect until Agent or Lenders have exhausted all remedies against the Collateral and any other properties owned by Borrowers and the Financing Documents and other security instruments or agreements securing the Loans have been foreclosed, sold and/or otherwise realized upon in satisfaction of Borrowers’ obligations under the Financing Documents.

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(e)Nothing contained herein or in any other Financing Document shall be construed as requiring Agent or any Lender to resort to any part of the Collateral for the satisfaction of any of Borrowers’ obligations under the Financing Documents in preference or priority to any other Collateral, and Agent may seek satisfaction out of all of the Collateral or any part thereof, in its absolute discretion in respect of Borrowers’ obligations under the Financing Documents.  In addition, Agent shall have the right from time to time to partially foreclose upon any Collateral in any manner and for any amounts secured by the Financing Documents then due and payable as determined by Agent in its sole discretion, including, without limitation, the following circumstances:  (i) in the event any Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and/or interest, Agent may foreclose upon all or any part of the Collateral to recover such delinquent payments, or (ii) in the event Agent elects to accelerate less than the entire outstanding principal balance of the Loans, Agent may foreclose all or any part of the Collateral to recover so much of the principal balance of the Loans as Lender may accelerate and such other sums secured by one or more of the Financing Documents as Agent may elect.  Notwithstanding one or more partial foreclosures, any unforeclosed Collateral shall remain subject to the Financing Documents to secure payment of sums secured by the Financing Documents and not previously recovered.

(f)To the fullest extent permitted by law, each Borrower, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Collateral any equitable right otherwise available to any Credit Party which would require the separate sale of any of the Collateral or require Agent or Lenders to exhaust their remedies against any part of the Collateral before proceeding against any other part of the Collateral; and further in the event of such foreclosure each Borrower does hereby expressly consent to and authorize, at the option of Agent, the foreclosure and sale either separately or together of each part of the Collateral.

Injunctive Relief

.  The parties acknowledge and agree that, in the event of a breach or threatened breach of any Credit Party’s obligations under any Financing Documents, Agent and Lenders may have no adequate remedy in money damages and, accordingly, shall be entitled to an injunction (including, without limitation, a temporary restraining order, preliminary injunction, writ of attachment, or order compelling an audit) against such breach or threatened breach, including, without limitation, maintaining any cash management and collection procedure described herein.  However, no specification in this Agreement of a specific legal or equitable remedy shall be construed as a waiver or prohibition against any other legal or equitable remedies in the event of a breach or threatened breach of any provision of this Agreement.  Each Credit Party waives, to the fullest extent permitted by law, the requirement of the posting of any bond in connection with such injunctive relief.  By joining in the Financing Documents as a Credit Party, each Credit Party specifically joins in this Section10.9  as if this Section 10.9 were a part of each Financing Document executed by such Credit Party.

Marshalling; Payments Set Aside

.  Neither Agent nor any Lender shall be under any obligation to marshal any assets in payment of any or all of the Obligations.  To the extent that Borrower makes any payment or Agent enforces its Liens or Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such enforcement or set-off is subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid by anyone, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.

ARTICLE 11 - AGENT

Appointment and Authorization

.  Each Lender hereby irrevocably appoints and authorizes Agent to enter into each of the Financing Documents to which it is a party (other than this Agreement) on its behalf and to take such actions as Agent on its behalf and to exercise such powers under the Financing Documents as are delegated to Agent by the terms thereof, together with all such powers as are reasonably incidental thereto.  Subject to the terms of Section 11.16 and to the terms of the other Financing Documents, Agent is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Financing Documents on behalf of Lenders.  The provisions of this Article 11 are solely for the benefit of Agent and Lenders and neither any Borrower nor any other Credit Party shall have any rights as a third party beneficiary of any of the provisions hereof.  In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Borrower or any other Credit Party.  Agent may perform any of its duties hereunder, or under the Financing Documents, by or through its agents, servicers, trustees, investment managers or employees.

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Agent and Affiliates

.  Agent shall have the same rights and powers under the Financing Documents as any other Lender and may exercise or refrain from exercising the same as though it were not Agent, and Agent and its Affiliates may lend money to, invest in and generally engage in any kind of business with each Credit Party or Affiliate of any Credit Party as if it were not Agent hereunder.

Action by Agent

.  The duties of Agent shall be mechanical and administrative in nature.  Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender.  Nothing in this Agreement or any of the Financing Documents is intended to or shall be construed to impose upon Agent any obligations in respect of this Agreement or any of the Financing Documents except as expressly set forth herein or therein.

Consultation with Experts

.  Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Liability of Agent

.  Neither Agent nor any of its directors, officers, agents, trustees, investment managers, servicers or employees shall be liable to any Lender for any action taken or not taken by it in connection with the Financing Documents, except that Agent shall be liable with respect to its specific duties set forth hereunder but only to the extent of its own gross negligence or willful misconduct in the discharge thereof as determined by a final non-appealable judgment of a court of competent jurisdiction.  Neither Agent nor any of its directors, officers, agents, trustees, investment managers, servicers or employees shall be responsible for or have any duty to ascertain, inquire into or verify (a) any statement, warranty or representation made in connection with any Financing Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements specified in any Financing Document; (c) the satisfaction of any condition specified in any Financing Document; (d) the validity, effectiveness, sufficiency or genuineness of any Financing Document, any Lien purported to be created or perfected thereby or any other instrument or writing furnished in connection therewith; (e) the existence or non-existence of any Default or Event of Default; or (f) the financial condition of any Credit Party.  Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, facsimile or electronic transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties.  Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them).

Indemnification

.  Each Lender shall, in accordance with its Pro Rata Share, indemnify Agent (to the extent not reimbursed by Borrowers) upon demand against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction) that Agent may suffer or incur in connection with the Financing Documents or any action taken or omitted by Agent hereunder or thereunder.  If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against even if so directed by Required Lenders until such additional indemnity is furnished.

Right to Request and Act on Instructions

.  Agent may at any time request instructions from Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Financing Documents Agent is permitted or desires to take or to grant, and if such instructions are promptly requested, Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Financing Documents until it shall have received such instructions from Required Lenders or all or such other portion of the Lenders as shall be prescribed by this Agreement.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement or any of the other Financing Documents in accordance with the instructions of Required Lenders (or all or such other portion of the Lenders as shall be prescribed by this Agreement) and, notwithstanding the instructions of Required Lenders (or such other applicable portion of the Lenders), Agent shall have no obligation to take any action if it

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believes, in good faith, that such action would violate applicable Law or exposes Agent to any liability for which it has not received satisfactory indemnification in accordance with the provisions of Section 11.6.

Credit Decision

.  Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Financing Documents.

Collateral Matters

.  Lenders irrevocably authorize Agent, at its option and in its discretion, to (a) release any Lien granted to or held by Agent under any Security Document (i) upon termination of the Revolving Loan Commitment and payment in full of all Obligations; or (ii) constituting property sold or disposed of as part of or in connection with any disposition or transfer permitted under any Financing Document (it being understood and agreed that Agent may conclusively rely without further inquiry on a certificate of a Responsible Officer as to the sale or other disposition of property being made in full compliance with the provisions of the Financing Documents); (b) subordinate any Lien granted to or held by Agent under any Security Document to a Permitted Lien that is allowed to have priority over the Liens granted to or held by Agent pursuant to the definition of “Permitted Liens”.; and (c) without limiting clause (b) above enter into the Intercreditor Agreement.  Each Lender agrees to comply with and be bound by the terms and conditions of any subordination agreement or intercreditor agreement (including the Intercreditor Agreement) which Agent has entered into in accordance with clauses (b) or (c) above.  Upon request by Agent at any time, Lenders will confirm Agent’s authority to release and/or subordinate particular types or items of Collateral pursuant to this Section 11.9.

Agency for Perfection

.  Agent and each Lender hereby appoint each other Lender as agent for the purpose of perfecting Agent’s security interest in assets which, in accordance with the UCC in any applicable jurisdiction, can be perfected by possession or control.  Should any Lender (other than Agent) obtain possession or control of any such assets, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor, shall deliver such assets to Agent or in accordance with Agent’s instructions or transfer control to Agent in accordance with Agent’s instructions.  Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Security Document or to realize upon any Collateral for the Loan unless instructed to do so by Agent (or consented to by Agent), it being understood and agreed that such rights and remedies may be exercised only by Agent.

Notice of Default

.  Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to Agent for the account of Lenders, unless Agent shall have received written notice from a Lender or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  Agent will notify each Lender of its receipt of any such notice.  Agent shall take such action with respect to such Default or Event of Default as may be requested by Required Lenders (or all or such other portion of the Lenders as shall be prescribed by this Agreement) in accordance with the terms hereof.  Unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interests of Lenders.

Section 11.12Assignment by Agent; Resignation of Agent; Successor Agent.

(a)Agent may at any time assign its rights, powers, privileges and duties hereunder to (i) a Lender, or (ii) any Person to whom Agent or any of its Affiliates, in their capacity as a Lender, has assigned (or will assign, in conjunction with such assignment of agency rights hereunder) 50% or more of its Loan then held by Agent or such Affiliate (in its capacity as a Lender), in each case without the consent of the Lenders or Borrowers.  Following any such assignment, Agent shall give notice to the Lenders and Borrowers.  An assignment by Agent pursuant to this subsection (a) shall not be deemed a resignation by Agent for purposes of subsection (b) below.

(b)Without limiting the rights of Agent to designate an assignee pursuant to subsection (a) above, Agent may at any time give notice of its resignation to the Lenders and Borrowers.  Upon receipt of any such notice of resignation, Required Lenders shall have the right to appoint a successor Agent with consultation with the

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Borrower except that consultation with the Borrower shall not be required if such successor Agent is an Affiliate or Approved Fund of MCF.  If no such successor shall have been so appointed by Required Lenders and shall have accepted such appointment within ten (10) Business Days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent; provided, however, that if Agent shall notify Borrowers and the Lenders that no Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice from Agent that no Person has accepted such appointment and, from and following delivery of such notice, (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Financing Documents, and (ii) all payments, communications and determinations provided to be made by, to or through Agent shall instead be made by or to each Lender directly, until such time as Required Lenders appoint a successor Agent as provided for above in this paragraph.

(c)Upon (i) an assignment permitted by subsection (a) above, or (ii) the acceptance of a successor’s appointment as Agent pursuant to subsection (b) above, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder and under the other Financing Documents (if not already discharged therefrom as provided above in this paragraph).  The fees payable by Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrowers and such successor.  After the retiring Agent’s resignation hereunder and under the other Financing Documents, the provisions of this Article and Section 11.12 shall continue in effect for the benefit of such retiring Agent and its sub-agents in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting or was continuing to act as Agent.

Section 11.13Payment and Sharing of Payment.

(a)Revolving Loan Advances, Payments and Settlements; Interest and Fee Payments.

(i)Agent shall have the right, on behalf of Revolving Lenders to disburse funds to Borrowers for all Revolving Loans requested or deemed requested by Borrowers pursuant to the terms of this Agreement.  Agent shall be conclusively entitled to assume, for purposes of the preceding sentence, that each Revolving Lender, other than any Non-Funding Lenders, will fund its Pro Rata Share of all Revolving Loans requested by Borrowers.  Each Revolving Lender shall reimburse Agent on demand, in accordance with the provisions of the immediately following paragraph, for all funds disbursed on its behalf by Agent pursuant to the first sentence of this clause (i), or if Agent so requests, each Revolving Lender will remit to Agent its Pro Rata Share of any Revolving Loan before Agent disburses the same to a Borrower.  If Agent elects to require that each Revolving Lender make funds available to Agent, prior to a disbursement by Agent to a Borrower, Agent shall advise each Revolving Lender by telephone, facsimile or e-mail of the amount of such Revolving Lender’s Pro Rata Share of the Revolving Loan requested by such Borrower no later than noon (Eastern time) on the date of funding of such Revolving Loan, and each such Revolving Lender shall pay Agent on such date such Revolving Lender’s Pro Rata Share of such requested Revolving Loan, in same day funds, by wire transfer to the Payment Account, or such other account as may be identified by Agent to Revolving Lenders from time to time.  If any Lender fails to pay the amount of its Pro Rata Share of any funds advanced by Agent pursuant to the first sentence of this clause (i) within one (1) Business Day after Agent’s demand, Agent shall promptly notify Borrower Representative, and Borrowers shall immediately repay such amount to Agent.  Any repayment required by Borrowers pursuant to this Section 11.13 shall be accompanied by accrued interest thereon from and including the date such amount is made available to a Borrower to but excluding the date of payment at the rate of interest then applicable to Revolving Loans.  Nothing in this Section 11.13 or elsewhere in this Agreement or the other Financing Documents shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that Agent or any Borrower may have against any Lender as a result of any default by such Lender hereunder.

(ii)On a Business Day of each week as selected from time to time by Agent, or more frequently (including daily), if Agent so elects (each such day being a “Settlement Date”), Agent will advise each Revolving Lender by telephone, facsimile or e-mail of the amount of each such Revolving Lender’s percentage interest of the Revolving Loan balance as of the close of business of the Business Day immediately preceding the Settlement Date.  In the event that payments are necessary to adjust the amount of such Revolving Lender’s actual percentage interest of the Revolving Loans to such Lender’s required

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percentage interest of the Revolving Loan balance as of any Settlement Date, the Revolving Lender from which such payment is due shall pay Agent, without setoff or discount, to the Payment Account before 1:00 p.m. (Eastern time) on the Business Day following the Settlement Date the full amount necessary to make such adjustment.  Any obligation arising pursuant to the immediately preceding sentence shall be absolute and unconditional and shall not be affected by any circumstance whatsoever.  In the event settlement shall not have occurred by the date and time specified in the second preceding sentence, interest shall accrue on the unsettled amount at the rate of interest then applicable to Revolving Loans.

(iii)On each Settlement Date, Agent shall advise each Revolving Lender by telephone, facsimile or e-mail of the amount of such Revolving Lender’s percentage interest of principal, interest and fees paid for the benefit of Revolving Lenders with respect to each applicable Revolving Loan, to the extent of such Revolving Lender’s Revolving Loan Exposure with respect thereto, and shall make payment to such Revolving Lender before 1:00 p.m. (Eastern time) on the Business Day following the Settlement Date of such amounts in accordance with wire instructions delivered by such Revolving Lender to Agent, as the same may be modified from time to time by written notice to Agent; provided, however, that, in the case such Revolving Lender is a Defaulted Lender, Agent shall be entitled to set off the funding short-fall against that Defaulted Lender’s respective share of all payments received from any Borrower.

(iv)On the Closing Date, Agent, on behalf of Lenders, may elect to advance to Borrowers the full amount of the initial Loans to be made on the Closing Date prior to receiving funds from Lenders, in reliance upon each Lender’s commitment to make its Pro Rata Share of such Loans to Borrowers in a timely manner on such date.  If Agent elects to advance the initial Loans to Borrower in such manner, Agent shall be entitled to receive all interest that accrues on the Closing Date on each Lender’s Pro Rata Share of such Loans unless Agent receives such Lender’s Pro Rata Share of such Loans before 3:00 p.m. (Eastern time) on the Closing Date.

(v)It is understood that for purposes of advances to Borrowers made pursuant to this Section 11.13, Agent will be using the funds of Agent, and pending settlement, (A) all funds transferred from the Payment Account to the outstanding Revolving Loans shall be applied first to advances made by Agent to Borrowers pursuant to this Section 11.13, and (B) all interest accruing on such advances shall be payable to Agent.

(vi)The provisions of this Section 11.13(a) shall be deemed to be binding upon Agent and Lenders notwithstanding the occurrence of any Default or Event of Default, or any insolvency or bankruptcy proceeding pertaining to any Borrower or any other Credit Party.

(b)[Reserved].

(c)Return of Payments.

(i)If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from a Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind, together with interest accruing on a daily basis at the Federal Funds Rate.

(ii)If Agent determines at any time that any amount received by Agent under this Agreement must be returned to any Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Financing Document, Agent will not be required to distribute any portion thereof to any Lender.  In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to any Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

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(d)Defaulted Lenders.  The failure of any Defaulted Lender to make any payment required by it hereunder shall not relieve any other Lender of its obligations to make payment, but neither any other Lender nor Agent shall be responsible for the failure of any Defaulted Lender to make any payment required hereunder.  Notwithstanding anything set forth herein to the contrary, a Defaulted Lender shall not have any voting or consent rights under or with respect to any Financing Document or constitute a “Lender” (or be included in the calculation of “Required Lenders” hereunder) for any voting or consent rights under or with respect to any Financing Document.

(e)Sharing of Payments.  If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Loan (other than pursuant to the terms of Section 2.8(d)) in excess of its Pro Rata Share of payments entitled pursuant to the other provisions of this Section 11.13, such Lender shall purchase from the other Lenders such participations in extensions of credit made by such other Lenders (without recourse, representation or warranty) as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter required to be returned or otherwise recovered from such purchasing Lender, such portion of such purchase shall be rescinded and each Lender which has sold a participation to the purchasing Lender shall repay to the purchasing Lender the purchase price to the ratable extent of such return or recovery, without interest.  Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this clause (e) may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 10.6) with respect to such participation as fully as if such Lender were the direct creditor of Borrowers in the amount of such participation.  If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this clause (e) applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this clause (e) to share in the benefits of any recovery on such secured claim.

Right to Perform, Preserve and Protect

.  If any Credit Party fails to perform any obligation hereunder or under any other Financing Document, Agent itself may, but shall not be obligated to, cause such obligation to be performed at Borrowers’ expense.  Agent is further authorized by Borrowers and the Lenders to make expenditures from time to time which Agent, in its reasonable business judgment, deems necessary or desirable to (a) preserve or protect the business conducted by Borrowers, the Collateral, or any portion thereof, and/or (b) enhance the likelihood of, or maximize the amount of, repayment of the Loan and other Obligations.  Each Borrower hereby agrees to reimburse Agent on demand for any and all costs, liabilities and obligations incurred by Agent pursuant to this Section 11.14.  Each Lender hereby agrees to indemnify Agent upon demand for any and all costs, liabilities and obligations incurred by Agent pursuant to this Section 11.14, in accordance with the provisions of Section 11.6.

Additional Titled Agents

.  Except for rights and powers, if any, expressly reserved under this Agreement to any bookrunner, arranger or to any titled agent named on the cover page of this Agreement, other than Agent (collectively, the “Additional Titled Agents”), and except for obligations, liabilities, duties and responsibilities, if any, expressly assumed under this Agreement by any Additional Titled Agent, no Additional Titled Agent, in such capacity, has any rights, powers, liabilities, duties or responsibilities hereunder or under any of the other Financing Documents.  Without limiting the foregoing, no Additional Titled Agent shall have nor be deemed to have a fiduciary relationship with any Lender.  At any time that any Lender serving as an Additional Titled Agent shall have transferred to any other Person (other than any Affiliates) all of its interests in the Loan, such Lender shall be deemed to have concurrently resigned as such Additional Titled Agent.

Section 11.16Amendments and Waivers.

(a)No provision of this Agreement or any other Financing Document may be materially amended, waived or otherwise modified unless such amendment, waiver or other modification is in writing and is signed or otherwise approved by Borrowers, the Required Lenders and any other Lender to the extent required under Section 11.16(b); provided, however, that the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

(b)In addition to the required signatures under Section 11.16(a), no provision of this Agreement or any other Financing Document may be amended, waived or otherwise modified unless such amendment, waiver or other modification is in writing and is signed or otherwise approved by the following Persons:

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(i)if any amendment, waiver or other modification would increase a Lender’s funding obligations in respect of any Loan, by such Lender; and/or

(ii)if the rights or duties of Agent are affected thereby, by Agent;

provided, however, that, in each of (i) and (ii) above, no such amendment, waiver or other modification shall, unless signed or otherwise approved in writing by all the Lenders directly affected thereby, (A) reduce the principal of, rate of interest on or any fees with respect to any Loan or forgive any principal, interest (other than default interest) or fees (other than late charges) with respect to any Loan; (B) postpone the date fixed for, or waive, any payment (other than any mandatory prepayment pursuant to Section 2.1(b)(ii)) of principal of any Loan , or of interest on any Loan (other than default interest) or any fees provided for hereunder (other than late charges) or postpone the date of termination of any commitment of any Lender hereunder; (C) change the definition of the term Required Lenders or the percentage of Lenders which shall be required for Lenders to take any action hereunder; (D) release all or substantially all of the Collateral, authorize any Borrower to sell or otherwise dispose of all or substantially all of the Collateral or release any Guarantor of all or any portion of the Obligations or its Guarantee obligations with respect thereto, except, in each case with respect to this clause (D), as otherwise may be provided in this Agreement or the other Financing Documents (including in connection with any disposition permitted hereunder); (E) amend, waive or otherwise modify this Section 11.16(b) or the definitions of the terms used in this Section 11.16(b) insofar as the definitions affect the substance of this Section 11.16(b);  (F) consent to the assignment, delegation or other transfer by any Credit Party of any of its rights and obligations under any Financing Document or release any Borrower of its payment obligations under any Financing Document, except, in each case with respect to this clause (F), pursuant to a merger or consolidation permitted pursuant to this Agreement; or (G) amend any of the provisions of Section 10.7 or amend any of the definitions Pro Rata Share, Revolving Loan Commitment, Revolving Loan Commitment Amount, Revolving Loan Commitment Percentage, or that provide for the Lenders to receive their Pro Rata Shares of any fees, payments, setoffs or proceeds of Collateral hereunder.  It is hereby understood and agreed that all Lenders shall be deemed directly affected by an amendment, waiver or other modification of the type described in the preceding clauses (C), (D), (E), (F) and (G) of the preceding sentence.

Section 11.17Assignments and Participations.

(a)Assignments.

(i)Any Lender may at any time assign to one or more Eligible Assignees all or any portion of such Lender’s Loan together with all related obligations of such Lender hereunder.  Except as Agent may otherwise agree, the amount of any such assignment (determined as of the date of the applicable Assignment Agreement or, if a “Trade Date” is specified in such Assignment Agreement, as of such Trade Date) shall be in a minimum aggregate amount equal to $1,000,000 or, if less, the assignor’s entire interests in the outstanding Loan; provided, however, that, in connection with simultaneous assignments to two or more related Approved Funds, such Approved Funds shall be treated as one assignee for purposes of determining compliance with the minimum assignment size referred to above.  Borrowers and Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned to an Eligible Assignee until Agent shall have received and accepted an effective Assignment Agreement executed, delivered and fully completed by the applicable parties thereto, such assignment is recorded by Agent in the register maintained pursuant to Section 11.17(a)(iii), and a processing fee of $3,500 to be paid by the assigning Lender; provided, however, that only one processing fee shall be payable in connection with simultaneous assignments to two or more related Approved Funds.

(ii)From and after the date on which the conditions described above have been met, (A) such Eligible Assignee shall be deemed automatically to have become a party hereto and, to the extent of the interests assigned to such Eligible Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder, and (B) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights and obligations hereunder (other than those that survive termination pursuant to Section 12.1).  Upon the request of the Eligible Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment Agreement, each Borrower shall execute and deliver to Agent for delivery to the Eligible Assignee (and, as applicable, the assigning Lender) Notes in the aggregate principal amount of the Eligible

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Assignee’s Loan (and, as applicable, Notes in the principal amount of that portion of the principal amount of the Loan retained by the assigning Lender).  Upon receipt by the assigning Lender of such Note, the assigning Lender shall return to Borrower Representative any prior Note held by it.

(iii)Agent, acting solely for this purpose as an agent of Borrower, shall maintain at the office of its servicer located in Bethesda, Maryland a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of each Lender, and the commitments of, and principal amount of (and stated interest on) the Loan owing to, such Lender pursuant to the terms hereof.  The entries in such register shall be conclusive absent manifest error, and Borrower, Agent and Lenders shall treat each Person whose name is recorded therein pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  Such register shall be available for inspection by Borrower and any Lender, at any reasonable time upon reasonable prior notice to Agent.

(iv)Notwithstanding the foregoing provisions of this Section 11.17(a) or any other provision of this Agreement, any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, however, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(v)Notwithstanding the foregoing provisions of this Section 11.17(a) or any other provision of this Agreement, Agent has the right, but not the obligation, to effectuate assignments of Loan via an electronic settlement system acceptable to Agent as designated in writing from time to time to the Lenders by Agent (the “Settlement Service”).  At any time when the Agent elects, in its sole discretion, to implement such Settlement Service, each such assignment shall be effected by the assigning Lender and proposed assignee pursuant to the procedures then in effect under the Settlement Service, which procedures shall be consistent with the other provisions of this Section 11.17(a).  Each assigning Lender and proposed Eligible Assignee shall comply with the requirements of the Settlement Service in connection with effecting any assignment of Loan pursuant to the Settlement Service.  With the prior written approval of Agent, Agent’s approval of such Eligible Assignee shall be deemed to have been automatically granted with respect to any transfer effected through the Settlement Service.  Assignments and assumptions of the Loan shall be effected by the provisions otherwise set forth herein until Agent notifies Lenders of the Settlement Service as set forth herein.

(b)Participations.  Any Lender may at any time, without the consent of, or notice to, any Borrower or Agent, sell to one or more Persons (other than any Borrower or any Borrower’s Affiliates) participating interests in its Loan, commitments or other interests hereunder (any such Person, a “Participant”).  In the event of a sale by a Lender of a participating interest to a Participant, (i) such Lender’s obligations hereunder shall remain unchanged for all purposes, (ii) Borrowers and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder, and (iii) all amounts payable by each Borrower shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender.  Each Borrower agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided, however, that such right of set-off shall be subject to the obligation of each Participant to share with Lenders, and Lenders agree to share with each Participant, as provided in Section 11.5. Each Lender that sells a participating interest shall, acting solely for this purpose as an agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Obligations. The entries in such a participant register shall be conclusive, absent manifest error. Each participant register shall be available for inspection by Borrower and the Agent at any reasonable time upon reasonable prior notice to the applicable Lender; provided, that no Lender shall have any obligation to disclose all or any portion of a participant register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Financing Document) to any Person (including Borrower) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. Notwithstanding anything to the contrary contained in this Agreement

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or any other Financing Documents, the Loans are registered obligations, the right, title and interest of the Lenders and their assignees in and to such Loans shall be transferable (whether by assignment or participation) only upon notation of such transfer in the applicable register maintained pursuant to this Section 11.17(b) or Section 11.17(a)(iii), and no assignment thereof shall be effective until recorded therein. This Agreement shall be construed so that the Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and Section 5f.103-1(c) of the United States Treasury Regulations. Borrower agrees that each participant shall be entitled to the benefits of Section 2.8 (subject to the requirements and limitations therein, including the requirements under Section 2.8(c) (it being understood that the documentation required under Section 2.8(c) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.17(a); provided that such Participant (i) agrees to be subject to the provisions of Sections 2.8(e) and 11.17(c) as if it were an assignee; and (ii) shall not be entitled to receive any greater payment under Section 2.8, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the participant acquired the applicable participation.

(c)Replacement of Lenders.  Within thirty (30) days after: (i) receipt by Agent of notice and demand from any Lender for payment of additional costs as provided in Section 2.8(d), which demand shall not have been revoked, (ii) Borrower is required to pay any Taxes (other than Excluded Taxes) or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.8(a), (iii) any Lender is a Defaulted Lender, and the circumstances causing such status shall not have been cured or waived; or (iv) any failure by any Lender to consent to a requested amendment, waiver or modification to any Financing Document in which Required Lenders have already consented to such amendment, waiver or modification but the consent of each Lender, or each Lender affected thereby, is required with respect thereto (each relevant Lender in the foregoing clauses (i) through (iv) being an “Affected Lender”) each of Borrower Representative and Agent may, at its option, notify such Affected Lender and, in the case of Borrowers’ election, the Agent, of such Person’s intention to obtain, at Borrowers’ expense, a replacement Lender (“Replacement Lender”) for such Lender, which Replacement Lender shall be an Eligible Assignee and, in the event the Replacement Lender is to replace an Affected Lender described in the preceding clause (iv), such Replacement Lender consents to the requested amendment, waiver or modification making the replaced Lender an Affected Lender.  In the event Borrowers or Agent, as applicable, obtains a Replacement Lender within ninety (90) days following notice of its intention to do so, the Affected Lender shall sell, at par, and assign all of its Loan and funding commitments hereunder to such Replacement Lender in accordance with the procedures set forth in Section 11.17(a); provided, however, that (A) Borrowers shall have reimbursed such Lender for its increased costs and additional payments for which it is entitled to reimbursement under Section 2.8(a) or Section 2.8(d), as applicable, of this Agreement through the date of such sale and assignment, and (B) Borrowers shall pay to Agent the $3,500 processing fee in respect of such assignment.  In the event that a replaced Lender does not execute an Assignment Agreement pursuant to Section 11.17(a) within five (5) Business Days after receipt by such replaced Lender of notice of replacement pursuant to this Section 11.17(c) and presentation to such replaced Lender of an Assignment Agreement evidencing an assignment pursuant to this Section 11.17(c), such replaced Lender shall be deemed to have consented to the terms of such Assignment Agreement, and any such Assignment Agreement executed by Agent, the Replacement Lender and, to the extent required pursuant to Section 11.17(a), Borrowers, shall be effective for purposes of this Section 11.17(c) and Section 11.17(a).  Upon any such assignment and payment, such replaced Lender shall no longer constitute a “Lender” for purposes hereof, other than with respect to such rights and obligations that survive termination as set forth in Section 12.1.

(d)Credit Party Assignments.  No Credit Party may assign, delegate or otherwise transfer any of its rights or other obligations hereunder or under any other Financing Document without the prior written consent of Agent and each Lender.

Section 11.18Funding and Settlement Provisions Applicable When Non-Funding Lenders Exist.

So long as Agent has not waived the conditions to the funding of Revolving Loans set forth in Section 7.2, any Lender may deliver a notice to Agent stating that such Lender shall cease making Revolving Loans due to the non-satisfaction of one or more conditions to funding Loans set forth in Section 7.2, and specifying any such non-satisfied conditions.  Any Lender delivering any such notice shall become a non-funding Lender (a “Non-Funding Lender”) for purposes of this Agreement commencing on the Business Day following receipt by Agent of such notice, and shall cease to be a Non-Funding Lender on the date on which such Lender has either revoked the effectiveness of

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such notice or acknowledged in writing to each of Agent the satisfaction of the condition(s) specified in such notice, or Required Lenders waive the conditions to the funding of such Loans giving rise to such notice by Non-Funding Lender.  Each Non-Funding Lender shall remain a Lender for purposes of this Agreement to the extent that such Non-Funding Lender has Revolving Loan Outstandings in excess of $0; provided, however, that during any period of time that any Non-Funding Lender exists, and notwithstanding any provision to the contrary set forth herein, the following provisions shall apply:

(a)For purposes of determining the Pro Rata Share of each Revolving Lender under clause (c) of the definition of such term, each Non-Funding Lender shall be deemed to have a Revolving Loan Commitment Amount as in effect immediately before such Lender became a Non-Funding Lender.

(b)Except as provided in clause (a) above, the Revolving Loan Commitment Amount of each Non-Funding Lender shall be deemed to be $0.

(c)The Revolving Loan Commitment at any date of determination during such period shall be deemed to be equal to the sum of (i) the aggregate Revolving Loan Commitment Amounts of all Lenders, other than the Non-Funding Lenders as of such date plus (ii) the aggregate Revolving Loan Outstandings of all Non-Funding Lenders as of such date.

(d)[Reserved.]

(e)Agent shall have no right to make or disburse Revolving Loans for the account of any Non-Funding Lender pursuant to Section 2.1(b)(i) to pay interest, fees, expenses and other charges of any Credit Party.

(f)[Reserved.]

(g)To the extent that Agent applies proceeds of Collateral or other payments received by Agent to repayment of Revolving Loans pursuant to Section 10.7, such payments and proceeds shall be applied first in respect of Revolving Loans made at the time any Non-Funding Lenders exist, and second in respect of all other outstanding Revolving Loans.

Buy-Out Upon Refinancing

.  MCF shall have the right to purchase from the other Lenders all of their respective interests in the Loan at par in connection with any refinancing of the Loan upon one or more new economic terms, but which refinancing is structured as an amendment and restatement of the Loan rather than a payoff of the Loan.

Definitions

.  As used in this Article 11, the following terms have the following meanings:

“Approved Fund” means any (a) investment company, fund, trust, securitization vehicle or conduit that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the Ordinary Course of Business, or (b) any Person (other than a natural person) which temporarily warehouses loans for any Lender or any entity described in the preceding clause (a) and that, with respect to each of the preceding clauses (a) and (b), is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender, or (iii) a Person (other than a natural person) or an Affiliate of a Person (other than a natural person) that administers or manages a Lender.

“Assignment Agreement” means an assignment agreement in form and substance acceptable to Agent.

“Defaulted Lender” means, so long as such failure shall remain in existence and uncured, any Lender which shall have failed to make any Loan or other credit accommodation, disbursement, settlement or reimbursement required pursuant to the terms of any Financing Document.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by Agent; provided, however, that notwithstanding the foregoing, (x) “Eligible Assignee” shall not include any (i) Borrower or any of a Borrower’s Affiliates and (ii) so long as no

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Event of Default has occurred and is continuing (A) any operating company that is a direct competitor of Borrower or (B) any vulture or distressed debt fund, in the cases of (A) and (B), as reasonably determined by Agent, and (y) no proposed assignee intending to assume all or any portion of the Revolving Loan Commitment shall be an Eligible Assignee unless such proposed assignee either already holds a portion of such Revolving Loan Commitment, or has been approved as an Eligible Assignee by Agent. Notwithstanding the foregoing, in connection with assignments by a Lender due to a forced divestiture at the request of any regulatory agency, the restrictions set forth herein shall not apply and Eligible Assignee shall mean any Person or party becoming an assignee incident to such forced divestiture.

“Federal Funds Rate” means, for any day, the rate of interest per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the federal Reserve System arranged by Federal funds brokers on such day, as published by the federal Reserve Bank of New York on the Business Day next succeeding such day, provided, however, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day, and (b) if no such rate is so published on such next preceding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Agent on such day on such transactions as determined by Agent.

ARTICLE 12 - MISCELLANEOUS

Survival

.  All agreements, representations and warranties made herein and in every other Financing Document shall survive the execution and delivery of this Agreement and the other Financing Documents and the other Operative Documents.  The provisions of Section 2.10 and Articles 11 and 12 shall survive the payment of the Obligations (both with respect to any Lender and all Lenders collectively) and any termination of this Agreement and any judgment with respect to any Obligations, including any final foreclosure judgment with respect to any Security Document, and no unpaid or unperformed, current or future, Obligations will merge into any such judgment.

No Waivers

.  No failure or delay by Agent or any Lender in exercising any right, power or privilege under any Financing Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein and therein provided shall be cumulative and not exclusive of any rights or remedies provided by law.  Any reference in any Financing Document to the “continuing” nature of any Event of Default shall not be construed as establishing or otherwise indicating that any Borrower or any other Credit Party has the independent right to cure any such Event of Default, but is rather presented merely for convenience should such Event of Default be waived in accordance with the terms of the applicable Financing Documents.

Section 12.3Notices.

(a)All notices, requests and other communications to any party hereunder shall be in writing (including prepaid overnight courier, facsimile transmission or similar writing) and shall be given to such party at its address, facsimile number or e-mail address set forth on the signature pages hereof (or, in the case of any such Lender who becomes a Lender after the date hereof, in an assignment agreement or in a notice delivered to Borrower Representative and Agent by the assignee Lender forthwith upon such assignment) or at such other address, facsimile number or e-mail address as such party may hereafter specify for the purpose by notice to Agent and Borrower Representative; provided, however, that notices, requests or other communications shall be permitted by electronic means only in accordance with the provisions of Section 12.3(b) and (c).  Each such notice, request or other communication shall be effective (i) if given by facsimile, when such notice is transmitted to the facsimile number specified by this Section and the sender receives a confirmation of transmission from the sending facsimile machine, or (ii) if given by mail, prepaid overnight courier or any other means, when received or when receipt is refused at the applicable address specified by this Section 12.3(a).

(b)Notices and other communications to the parties hereto may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved from time to time by Agent, provided, however, that the foregoing shall not apply to notices sent directly to any Lender if such Lender has notified the Agent that it is incapable of receiving notices by electronic communication.  The Agent or Borrower Representative may, in their discretion, agree to accept notices and other communications to them

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hereunder by electronic communications pursuant to procedures approved by it, provided, however, that approval of such procedures may be limited to particular notices or communications.

(c)Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor, provided, however, that if any such notice or other communication is not sent or posted during normal business hours, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day.

Severability

.  In case any provision of or obligation under this Agreement or any other Financing Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Headings

.  Headings and captions used in the Financing Documents (including the Exhibits, Schedules and Annexes hereto and thereto) are included for convenience of reference only and shall not be given any substantive effect.

Section 12.6Confidentiality.

(a)Each Credit Party agrees (i) not to transmit or disclose provisions of any Financing Document to any Person (other than to Borrowers’ advisors and officers on a need-to-know basis or as otherwise may be required by Law) without Agent’s prior written consent, (ii) to inform all Persons of the confidential nature of the Financing Documents and to direct them not to disclose the same to any other Person and to require each of them to be bound by these provisions.

(b)Agent and each Lender shall hold all non-public information regarding the Credit Parties and their respective businesses  and obtained by Agent or any Lender pursuant to the requirements hereof in accordance with such Person’s customary procedures for handling information of such nature, except that disclosure of such information may be made (i) to their respective agents, employees, Subsidiaries, Affiliates, attorneys, auditors, professional consultants, rating agencies, insurance industry associations and portfolio management services, (ii) to prospective transferees or purchasers of any interest in the Loans, the Agent or a Lender, provided, however, that any such Persons are bound by obligations of confidentiality, (iii) as required by Law, subpoena, judicial order or similar order and in connection with any litigation, (iv) as may be required in connection with the examination, audit or similar investigation of such Person, and (v) to a Person that is a trustee, investment advisor or investment manager, collateral manager, servicer, noteholder or secured party in a Securitization (as hereinafter defined) in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization. For the purposes of this Section, “Securitization” shall mean (A) the pledge of the Loans as collateral security for loans to a Lender, or (B) a public or private offering by a Lender or any of its Affiliates or their respective successors and assigns, of securities which represent an interest in, or which are collateralized, in whole or in part, by the Loans.  Confidential information shall include only such information identified as such at the time provided to Agent and shall not include information that either:  (y) is in the public domain, or becomes part of the public domain after disclosure to such Person through no fault of such Person, or (z) is disclosed to such Person by a Person other than a Credit Party, provided, however, Agent does not have actual knowledge that such Person is prohibited from disclosing such information.  The obligations of Agent and Lenders under this Section 12.6 shall supersede and replace the obligations of Agent and Lenders under any confidentiality agreement in respect of this financing executed and delivered by Agent or any Lender prior to the date hereof.

Waiver of Consequential and Other Damages

.  To the fullest extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee (as defined below), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Financing Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan

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or the use of the proceeds thereof.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Financing Documents or the transactions contemplated hereby or thereby.

Section 12.8GOVERNING LAW; SUBMISSION TO JURISDICTION.

(a)THIS AGREEMENT, EACH NOTE AND EACH OTHER FINANCING DOCUMENT, AND ALL DISPUTES AND OTHER MATTERS RELATING HERETO OR THERETO OR ARISING THEREFROM (WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE), SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

(b)EACH BORROWER HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE STATE OF NEW YORK AND IRREVOCABLY AGREES THAT, SUBJECT TO AGENT’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER FINANCING DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS.  EACH BORROWER EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. EACH BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON SUCH BORROWER BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO SUCH BORROWER AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.

(c)Each Borrower, Agent and each Lender agree that each Loan (including those made on the Closing Date) shall be deemed to be made in, and the transactions contemplated hereunder and in any other Financing Document shall be deemed to have been performed in, the State of Maryland.

WAIVER OF JURY TRIAL

.  (a) EACH BORROWER, AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE FINANCING DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.  EACH BORROWER, AGENT AND EACH LENDER ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS.  EACH BORROWER, AGENT AND EACH LENDER WARRANTS AND REPRESENTS THAT IT HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

Section 12.10Publication; Advertisement.

(a)Publication.  No Credit Party will directly or indirectly publish, disclose or otherwise use in any public disclosure, advertising material, promotional material, press release or interview, any reference to the name, logo or any trademark of MCF or any of its Affiliates or any reference to this Agreement or the financing evidenced hereby, in any case except (i) as required by Law (including SEC disclosure rules), subpoena or judicial or similar order, in which case the applicable Credit Party shall give Agent prior written notice of such publication or other disclosure, or (ii) with MCF’s prior written consent.

(b)Advertisement.  Each Lender and each Credit Party hereby authorizes MCF to publish the name of such Lender and Credit Party, the existence of the financing arrangements referenced under this Agreement, the primary purpose and/or structure of those arrangements, the amount of credit extended under each facility, the title and role of each party to this Agreement, and the total amount of the financing evidenced hereby in any “tombstone”, comparable advertisement or press release which MCF elects to submit for publication.  In addition, each Lender and

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each Credit Party agrees that MCF may provide lending industry trade organizations with information necessary and customary for inclusion in league table measurements after the Closing Date.  With respect to any of the foregoing, MCF shall provide Borrowers with an opportunity to review and confer with MCF regarding the contents of any such tombstone, advertisement or information, as applicable, prior to its submission for publication and, following such review period, MCF may, from time to time, publish such information in any media form desired by MCF, until such time that Borrowers shall have requested MCF cease any such further publication.

Counterparts; Integration

.  This Agreement and the other Financing Documents may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  Signatures by facsimile or by electronic mail delivery of an electronic version of any executed signature page shall bind the parties hereto.  This Agreement and the other Financing Documents constitute the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

No Strict Construction

.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Lender Approvals

.  Unless expressly provided herein to the contrary, any approval, consent, waiver or satisfaction of Agent or Lenders with respect to any matter that is the subject of this Agreement, the other Financing Documents may be granted or withheld by Agent and Lenders in their sole and absolute discretion and credit judgment.

Section 12.14Expenses; Indemnity

(a)Borrowers hereby agree to promptly pay (i) all reasonable costs and expenses of Agent (including, without limitation, the reasonable fees, costs and expenses of counsel to, and independent appraisers and consultants retained by Agent) in connection with the examination, review, due diligence investigation, documentation, negotiation, closing and syndication of the transactions contemplated by the Financing Documents, in connection with the performance by Agent of its rights and remedies under the Financing Documents and in connection with the continued administration of the Financing Documents including (A) any amendments, modifications, consents and waivers to and/or under any and all Financing Documents, and (B) any periodic public record searches conducted by or at the reasonable request of Agent (including, without limitation, title investigations, UCC searches, fixture filing searches, judgment, pending litigation and tax lien searches and searches of applicable corporate, limited liability, partnership and related records concerning the continued existence, organization and good standing of certain Persons); (ii) without limitation of the preceding clause (i), all costs and expenses of Agent in connection with the creation, perfection and maintenance of Liens pursuant to the Financing Documents; (iii) without limitation of the preceding clause (i), all costs and expenses of Agent in connection with (A) protecting, storing, insuring, handling, maintaining or selling any Collateral, (B) any litigation, dispute, suit or proceeding relating to any Financing Document, and (C) any workout, collection, bankruptcy, insolvency and other enforcement proceedings under any and all of the Financing Documents; (iv) without limitation of the preceding clause (i), all costs and expenses of Agent in connection with Agent’s reservation of funds in anticipation of the funding of the initial Loans to be made hereunder; and (v) all costs and expenses incurred by Lenders in connection with any litigation, dispute, suit or proceeding relating to any Financing Document and in connection with any workout, collection, bankruptcy, insolvency and other enforcement proceedings under any and all Financing Documents, whether or not Agent or Lenders are a party thereto, provided, however, that to the extent that the costs and expenses referred to in this clause (v) consist of fees, costs and expenses of counsel, Borrower shall be obligated to pay such fees, costs and expenses for counsel to Agent and for only one counsel acting for all Lenders (other than Agent).

(b)Each Borrower hereby agrees to indemnify, pay and hold harmless Agent and Lenders and the Related Parties of Agent and Lenders (collectively called the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for such Indemnitee) in connection with any investigative, response, remedial, administrative or judicial matter or proceeding, whether or not such Indemnitee shall be designated a party thereto and including any such proceeding initiated by or on behalf of a

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Credit Party, and the reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by Agent or Lenders) asserting any right to payment for the transactions contemplated hereby, which may be imposed on, incurred by or asserted against such Indemnitee as a result of or in connection with the transactions contemplated hereby or by the other Operative Documents (including (i)(A) as a direct or indirect result of the presence on or under, or escape, seepage, leakage, spillage, discharge, emission or release from, any property now or previously owned, leased or operated by Borrower, any Subsidiary or any other Person of any Hazardous Materials, (B) arising out of or relating to the offsite disposal of any materials generated or present on any such property, or (C) arising out of or resulting from the environmental condition of any such property or the applicability of any governmental requirements relating to Hazardous Materials, whether or not occasioned wholly or in part by any condition, accident or event caused by any act or omission of Borrower or any Subsidiary, and (ii) proposed and actual extensions of credit under this Agreement) and the use or intended use of the proceeds of the Loans, except that Borrower shall have no obligation hereunder to an Indemnitee with respect to any liability resulting from the gross negligence or willful misconduct of such Indemnitee or such Indemnitee’s Related Party, as determined by a final non-appealable judgment of a court of competent jurisdiction.  To the extent that the undertaking set forth in the immediately preceding sentence may be unenforceable, Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable Law to the payment and satisfaction of all such indemnified liabilities incurred by the Indemnitees or any of them. For the avoidance of doubt, this Section 12.14(b) shall not apply to Taxes, which are addressed in Section 2.8.

(c)Notwithstanding any contrary provision in this Agreement, the obligations of Borrowers under this Section 12.14 shall survive the payment in full of the Obligations and the termination of this Agreement. NO INDEMNITEE SHALL BE RESPONSIBLE OR LIABLE TO THE BORROWERS OR TO ANY OTHER PARTY TO ANY FINANCING DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

[Reserved]

.

Reinstatement

.  This Agreement shall remain in full force and effect and continue to be effective should any petition or other proceeding be filed by or against any Credit Party for liquidation or reorganization, should any Credit Party become insolvent or make an assignment for the benefit of any creditor or creditors or should an interim receiver, receiver, receiver and manager or trustee be appointed for all or any significant part of any Credit Party’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a fraudulent preference reviewable transaction or otherwise, all as though such payment or performance had not been made.  In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

Successors and Assigns

.  This Agreement shall be binding upon and inure to the benefit of Borrowers and Agent and each Lender and their respective successors and permitted assigns.

USA PATRIOT Act Notification

.  Agent (for itself and not on behalf of any Lender) and each Lender hereby notifies Borrowers that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record certain information and documentation that identifies Borrowers, which information includes the name and address of Borrower and such other information that will allow Agent or such Lender, as applicable, to identify Borrowers in accordance with the USA PATRIOT Act.

[SIGNATURES APPEAR ON FOLLOWING PAGE(S)]

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(Signature Page to Credit and Security Agreement)

IN WITNESS WHEREOF, intending to be legally bound, and intending that this Agreement constitute an agreement executed under seal, each of the parties have caused this Agreement to be executed under seal the day and year first above mentioned.

BORROWER REPRESENTATIVE AND AS A BORROWER:

SAREPTA THERAPEUTICS, INC.

By:/s/ Sandesh Mahatme
Name: Sandesh Mahatme
Title: Executive Vice President, Chief Financial Officer and Chief   Business Officer

Address:

Sarepta Therapeutics, Inc.

215 First Street

Cambridge, MA 02142

Attention: Sandy Mahatme, Chief Financial Officer

Facsimile: (617) 812-5811

E-Mail: smahatme@sarepta.com

(Signature Page to Credit and Security Agreement)

AGENT:

MIDCAP FINANCIAL TRUST

By: Apollo Capital Management, L.P.,

its investment manager

By: Apollo Capital Management GP, LLC,

its general partner

By: /s/ Maurice Amsellem

Name: Maurice Amsellem

Title:   Authorized Signatory

Address:

c/o MidCap Financial Services, LLC, as servicer

7255 Woodmont Avenue, Suite 200
Bethesda, Maryland 20814
Attn:  Account Manager for Sarepta transaction
Facsimile:  301-941-1450

E-mail:  notices@midcapfinancial.com

with a copy to:

c/o MidCap Financial Services, LLC, as servicer

7255 Woodmont Avenue, Suite 200
Bethesda, Maryland 20814
Attn:  General Counsel
Facsimile:  301-941-1450

E-mail:  legalnotices@midcapfinancial.com

(Signature Page to Credit and Security Agreement)

Payment Account Designation: Wells Fargo Bank, N.A. (McLean, VA) ABA #: 121-000-248 Account Name: MidCap Funding IV Trust – Collections Account #: 2000036282803 Attention: Sarepta Therapeutics

(Signature Page to Credit and Security Agreement)

LENDERS:

MIDCAP FINANCIAL TRUST

By: Apollo Capital Management, L.P.,

its investment manager

By: Apollo Capital Management GP, LLC,

its general partner

By: /s/ Maurice Amsellem

Name: Maurice Amsellem

Title:   Authorized Signatory

Address:

c/o MidCap Financial Services, LLC, as servicer

7255 Woodmont Avenue, Suite 200
Bethesda, Maryland 20814
Attn:  Account Manager for Sarepta transaction
Facsimile:  301-941-1450

E-mail:  notices@midcapfinancial.com

with a copy to:

c/o MidCap Financial Services, LLC, as servicer

7255 Woodmont Avenue, Suite 200
Bethesda, Maryland 20814
Attn:  General Counsel
Facsimile:  301-941-1450

E-mail:  legalnotices@midcapfinancial.com

(Signature Page to Credit and Security Agreement)

SILICON VALLEY BANK

By: /s/ Ryan Roller (SEAL)
Name: Ryan Roller
Title: Vice President

Silicon Valley Bank

275 Grove Street, Suite 2-200

Newton, MA 02466

Attention: Ryan Roller

Facsimile: 617-969-5965

Email: rroller@svb.com

ANNEXES, EXHIBITS AND SCHEDULES

ANNEXES

Annex A	Commitment Annex

EXHIBITS

Exhibit A	[Reserved]
Exhibit B	Form of Compliance Certificate
Exhibit C	Borrowing Base Certificate
Exhibit D	Form of Notice of Borrowing

SCHEDULES

Schedule 1.1(a)	Material Agreements
Schedule 3.2	Litigation
Schedule 3.7	Intellectual Property
Schedule 3.8	Products and Regulatory Required Permits
Schedule 3.14	Capitalization
Schedule 3.19	Environmental Compliance
Schedule 4.6(c)	Collateral Accounts
Schedule 4.13	Post-Closing Obligations
Schedule 5.4	Permitted Debt
Schedule 5.5	Permitted Liens
Schedule 5.7	Permitted Investments
Schedule 9.1	Collateral
Schedule 9.2(a)	Chief Executive Office and principal Place of Business; Location of Collateral
Schedule 9.2(b)	License Authorizations
Schedule 9.2(c)	Certain Collateral

Annex A to Credit Agreement (Commitment Annex)

Lender	Revolving Loan Commitment Amount	Revolving Loan Commitment Percentage
MidCap Financial Trust	$22,000,000	55%
Silicon Valley Bank	$18,000,000	45%
TOTALS	$40,000,000	100%

Exhibit A to Credit Agreement (Reserved)

Exhibit B to Credit Agreement (form of Compliance Certificate)

Exhibit C to Credit Agreement (Borrowing Base Certificate)

Exhibit D to Credit Agreement (FORM OF Notice of Borrowing)

Schedule 4.13 – Post Closing Requirements

Borrowers shall satisfy and complete each of the following obligations, or provide Agent each of the items listed below, as applicable, on or before the date indicated below, all to the satisfaction of Agent as more specifically described below:

1.	on or before August 18, 2017, to the extent not delivered on the Closing Date, Borrower shall deliver all original counterparts of Borrower’s signature pages to the Financing Documents;

2.

on or before September 18, 2017, Borrower shall deliver to Agent an updated certified Schedule 4.6(c) of the Credit Agreement setting forth all Collateral Accounts of Borrower and its Subsidiaries (including such Collateral Accounts established pursuant to Schedule 4.13);

3.	on or before September 18, 2017, Borrower shall establish the Lockboxes pursuant to Sections 2.11(a) and (b) and shall otherwise be in compliance with Sections 2.11(a) and (b);

4.

on or before September 18, 2017, Borrower shall deliver or cause to be delivered a duly executed Control Agreement for each of the following Collateral Accounts are required pursuant to Section 4.6 of the Credit Agreement:

(a)Bank of America Merrill Lynch, Operating Account, 004640433350

5.

on or before September 18, 2017, Borrower shall deliver of cause to be delivered such insurance endorsements in order for Borrower and each Secured Guarantor to be in compliance with Section 4.5 of the Credit Agreement; and

6.

on or before October 18, 2017, Borrower shall use commercially reasonable efforts to obtain and deliver, or cause to be delivered, to Agent an Access Agreement with respect to each location required pursuant to Section 5.2 or 9.2(e)(iv) of the Credit Agreement.

Borrower’s failure to complete and satisfy any of the above obligations on or before the date indicated above, or Borrower’s failure to deliver any of the above listed items on or before the date indicated above, shall constitute an immediate an automatic Event of Default.

Schedule 9.1 – Collateral

The Collateral consists of all assets of Borrower, including all of Borrower’s right, title and interest in and to the following personal property:

(a)all goods, Accounts (including health-care insurance receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, investment accounts, commodity accounts and other Collateral Accounts, all certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

(b)all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Pursuant to the terms of a certain negative pledge arrangement with Agent and Lenders, Borrower has agreed not to encumber any of its Intellectual Property without Agent’s and Lenders’ prior written consent.

Notwithstanding the foregoing, except as provided below, the Collateral shall not include (1) any Intellectual Property of any Credit Party, whether now owned or hereafter acquired, except to the extent that it is necessary under applicable law to have a Lien and security interest in any such Intellectual Property in order to have a perfected Lien and security interest in and to IP Proceeds (defined below), and for the avoidance of any doubt, the Collateral shall include, and Agent shall have a Lien and security interest in, (i) all IP Proceeds, and (ii) all payments with respect to IP Proceeds that are received after the commencement of a bankruptcy or insolvency proceeding or (2) Excluded Property.

The term “IP Proceeds” means, collectively, all cash, Accounts, license and royalty fees, claims, products, awards, judgments, insurance claims, and other revenues, proceeds or income, arising out of, derived from or relating to any Intellectual Property of any Credit Party, and any claims for damage by way of any past, present or future infringement of any Intellectual Property of any Credit Party (including, without limitation, all cash, royalty fees, other proceeds, Accounts and General Intangibles that consist of rights of payment to or on behalf of a Credit Party and the proceeds from the sale, licensing or other disposition of all or any part of, or rights in, any Intellectual Property by or on behalf of a Credit Party).

The term “Excluded Property” means, collectively, (a) any license, lease or contract to the extent and only to the extent that the granting of a security interest in such license, lease or contract would be prohibited by law or constitute a default under or a breach of such license, lease or contract, as applicable, but only to the extent that such prohibition or default is enforceable under applicable law (including without limitation Sections 9-406, 9-407 and 9-408 of the UCC), provided that upon the termination or expiration of any such prohibition, such license, lease or contract, as applicable, shall automatically be subject to the security interest granted in favor of Agent hereunder and become part of the “Collateral”, (b) more than 65% of equity interests of any CFC Holdco or CFC which are entitled to vote (within the meaning of Treasury Reg. Section 1.956-2(c)(2)) so long as the conditions of Section 6.8 of this Agreement are satisfied and (c) Margin Stock (within the meaning of Regulation U); provided, however, that “Collateral” shall include all proceeds, substitutions or replacements of any and all of the foregoing (unless such proceeds, substitutions or replacements would constitute Excluded Property).

Page

ARTICLE 1 - DEFINITIONS	1
Section 1.1	Certain Defined Terms1
Section 1.2	Accounting Terms and Determinations33
Section 1.3	Other Definitional and Interpretive Provisions33
Section 1.4	Time is of the Essence34
ARTICLE 2 - LOANS	34
Section 2.1	Revolving Loans.34
Section 2.2	Interest, Interest Calculations and Certain Fees.36
Section 2.3	Notes38
Section 2.4	[Reserved]39
Section 2.5	[Reserved]39
Section 2.6	General Provisions Regarding Payment; Loan Account.39
Section 2.7	Maximum Interest39
Section 2.8	Taxes; Capital Adequacy.40
Section 2.9	Appointment of Borrower Representative43
Section 2.10	Joint and Several Liability; Rights of Contribution; Subordination and Subrogation.43
Section 2.11	Collections and Lockbox Account.46
Section 2.12	Termination; Restriction on Termination.48
ARTICLE 3 - REPRESENTATIONS AND WARRANTIES	49
Section 3.1	Due Organization, Authorization: Power and Authority49
Section 3.2	Litigation49
Section 3.3	No Material Deterioration in Financial Condition; Financial Statements50
Section 3.4	Solvency50
Section 3.5	Subsidiaries; Investments; Margin Stock50
Section 3.6	Tax Returns and Payments; Pension Contributions50
Section 3.7	Intellectual Property and License Agreements51
Section 3.8	Regulatory Status51
Section 3.9	Accuracy of Schedules and Perfection Certificate51
Section 3.10	Labor Matters51
Section 3.11	Regulated Entities52
Section 3.12	Margin Regulations52
Section 3.13	Compliance With Laws; Anti-Terrorism Laws.52
Section 3.14	Capitalization52
Section 3.15	Ownership of Property53

i

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Page

Section 3.16	Consummation of Operative Documents; Brokers53
Section 3.17	[Reserved]53
Section 3.18	[Reserved]53
Section 3.19	Compliance with Environmental Requirements; No Hazardous Materials53
Section 3.20	[Reserved]53
Section 3.21	[Reserved]54
Section 3.22	Full Disclosure54
Section 3.23	Interest Rate54
Section 3.24	[Reserved]54
ARTICLE 4 - AFFIRMATIVE COVENANTS	54
Section 4.1	Organization and Existence, Government Compliance54
Section 4.2	Financial Statements, Reports, Certificates.55
Section 4.3	Maintenance of Property56
Section 4.4	Taxes; Pensions56
Section 4.5	Insurance57
Section 4.6	Collateral Accounts57
Section 4.7	Notices of Material Agreements, Litigation and Defaults; Cooperation in Litigation58
Section 4.8	Creation/Acquisition of Subsidiaries59
Section 4.9	Use of Proceeds60
Section 4.10	Hazardous Materials; Remediation60
Section 4.11	Power of Attorney61
Section 4.12	Further Assurances62
Section 4.13	Post-Closing Obligations.62
Section 4.14	Schedule Updates.62
Section 4.15	Intellectual Property and Licensing62
Section 4.16	Regulatory Reporting and Covenants.64
Section 4.17	Borrowing Base Collateral Administration.65
ARTICLE 5 - NEGATIVE COVENANTS	66
Section 5.1	Dispositions66
Section 5.2	Changes in Business, Management, Ownership or Business Locations66
Section 5.3	Mergers or Acquisitions66
Section 5.4	Indebtedness67
Section 5.5	Encumbrance67
Section 5.6	Maintenance of Collateral Accounts67

ii

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Page

Section 5.7	Distributions; Investments; Margin Stock67
Section 5.8	Transactions with Affiliates68
Section 5.9	Subordinated Debt68
Section 5.10	Compliance68
Section 5.11	Amendments to Organization Documents and Material Agreements68
Section 5.12	Compliance with Anti-Terrorism Laws69
Section 5.13	Lease Payments69
Section 5.14	Limitation on Sale and Leaseback Transactions69
ARTICLE 6 - CFC HOLDCO AND CFC NEGATIVE COVENANTS	69
Section 6.1	Dispositions70
Section 6.2	Indebtedness70
Section 6.3	Encumbrance70
Section 6.4	Mergers70
ARTICLE 7 - CONDITIONS	70
Section 7.1	Conditions to Effectiveness of this Agreement on the Closing Date70
Section 7.2	Conditions to Each Loan71
Section 7.3	Searches71
ARTICLE 8 - REGULATORY MATTERS	72
Section 8.1	Representations and Warranties72
Section 8.2	and Covenants72
Section 8.3	Healthcare Operations.76
ARTICLE 9 - SECURITY AGREEMENT	76
Section 9.1	Generally76
Section 9.2	Representations and Warranties and Covenants Relating to Collateral.76
ARTICLE 10 - EVENTS OF DEFAULT	80
Section 10.1	Events of Default80
Section 10.2	Acceleration and Suspension or Termination of Revolving Loan Commitment84
Section 10.3	UCC Remedies.84
Section 10.4	[Reserved]86
Section 10.5	Default Rate of Interest86
Section 10.6	Setoff Rights86
Section 10.7	Application of Proceeds.87
Section 10.8	Waivers.87
Section 10.9	Injunctive Relief89

iii

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Section 10.10	Marshalling; Payments Set Aside90
ARTICLE 11 - AGENT	90
Section 11.1	Appointment and Authorization90
Section 11.2	Agent and Affiliates90
Section 11.3	Action by Agent90
Section 11.4	Consultation with Experts90
Section 11.5	Liability of Agent91
Section 11.6	Indemnification91
Section 11.7	Right to Request and Act on Instructions91
Section 11.8	Credit Decision92
Section 11.9	Collateral Matters92
Section 11.10	Agency for Perfection92
Section 11.11	Notice of Default92
Section 11.12	Assignment by Agent; Resignation of Agent; Successor Agent.93
Section 11.13	Payment and Sharing of Payment.94
Section 11.14	Right to Perform, Preserve and Protect96
Section 11.15	Additional Titled Agents97
Section 11.16	Amendments and Waivers.97
Section 11.17	Assignments and Participations.98
Section 11.18	Funding and Settlement Provisions Applicable When Non-Funding Lenders Exist.101
Section 11.19	Buy-Out Upon Refinancing102
Section 11.20	Definitions102
ARTICLE 12 - MISCELLANEOUS	103
Section 12.1	Survival103
Section 12.2	No Waivers104
Section 12.3	Notices.104
Section 12.4	Severability105
Section 12.5	Headings105
Section 12.6	Confidentiality.105
Section 12.7	Waiver of Consequential and Other Damages106
Section 12.8	GOVERNING LAW; SUBMISSION TO JURISDICTION.106
Section 12.9	WAIVER OF JURY TRIAL106
Section 12.10	Publication; Advertisement.107
Section 12.11	Counterparts; Integration107

iv

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Page

Section 12.12	No Strict Construction107
Section 12.13	Lender Approvals108
Section 12.14	Expenses; Indemnity108
Section 12.15	[Reserved]109
Section 12.16	Reinstatement109
Section 12.17	Successors and Assigns110
Section 12.18	USA PATRIOT Act Notification110

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